SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ____)

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement
[_]  Confidential, for Use of the Commission Only (As Permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

JDS Uniphase
(Name of Registrant as Specified In Its Charter)

——————————————————————————————
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[_]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: ———————————————————————————————————————
(2)	Aggregate number of securities to which transaction applies: ———————————————————————————————————————
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

———————————————————————————————————————
(4)	Proposed maximum aggregate value of transaction: ———————————————————————————————————————
(5)	Total fee paid: ———————————————————————————————————————

[_]	Fee paid previously with preliminary materials.

[_]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid: ———————————————————————————————————————
(2)	Form, Schedule or Registration Statement No.: ———————————————————————————————————————
(3)	Filing Party: ———————————————————————————————————————
(4)	Date Filed: ———————————————————————————————————————

Proxy Statement and 2001 Annual Report

October 5, 2001

Dear Stockholder:

You are cordially invited to attend the 2001 Annual Meeting of Stockholders of JDS Uniphase Corporation to be held at our corporate offices located at 1875 Lundy Avenue, San Jose, California 95131 on November 9, 2001 at 10:00 a.m., Pacific Time.

Details of the business to be conducted at the Annual Meeting are given in the attached Proxy Statement and Notice of Annual Meeting of Stockholders. In order to conserve paper and reduce costs, we have also included our Fiscal 2001 Annual Report as part of this document.

It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend the annual meeting, please complete, sign, date and promptly return the accompanying proxy in the enclosed postage-prepaid envelope. You may also vote via telephone or Internet, as outlined on the enclosed proxy card. We encourage you to vote your proxy for this meeting and elect to receive future proxy materials via the Internet to save time and costs.

If you send in your proxy card and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

Your Board of Directors recommends that you vote in favor of the three proposals outlined in the Proxy Statement. Please refer to the Proxy Statement for detailed information on each of the proposals.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in our Company. We look forward to seeing you at the Annual Meeting.

Sincerely, /s/ Anthony R. Muller Anthony R. Muller Executive Vice President, Chief Financial Officer and Secretary

JDS UNIPHASE CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 9, 2001

     The Annual Meeting of Stockholders (the “Annual Meeting”) of JDS Uniphase Corporation, a Delaware corporation (the “Company”) will be held at the offices of the Company located at 1875 Lundy Avenue, San Jose, California 95l31 on November 9, 2001, at 10:00 a.m., Pacific Standard Time, for the following purposes:

1.	To elect two Class I directors to serve until the 2004 Annual Meeting of Stockholders and until their successors are elected and qualified.

2.	To approve an amendment to the Company’s 1998 Employee Stock Purchase Plan increasing the number of shares of Common Stock reserved for issuance thereunder from 25,000,000 to 50,000,000 shares.

3.	To ratify the appointment of Ernst & Young LLP as the independent auditors for the Company for the fiscal year ending June 30, 2002.

4.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement which is attached and made a part hereof.

     The Board of Directors has fixed the close of business on September 11, 2001 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

     Whether or not you expect to attend the Annual Meeting in person, you are urged to vote as promptly as possible to ensure your representation and the presence of a quorum at the Annual Meeting. Stockholders of record can vote their shares by using the internet or the telephone. Instructions for using these convenient services are set forth on the enclosed proxy card. Stockholders may also vote their shares by marking, signing, dating and returning the proxy card in the enclosed postage-prepaid envelope. If you send in your proxy card and then decide to attend the annual meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

By Order of the Board of Directors, /s/ Anthony R. Muller Anthony R. Muller Executive Vice President, Chief Financial Officer and Secretary

San Jose, California October 5, 2001

JDS UNIPHASE CORPORATION
210 Baypointe Parkway
San Jose, CA 95134

PROXY STATEMENT

General Information

     This Proxy Statement is furnished to stockholders of JDS Uniphase Corporation, a Delaware corporation (the “Company”), in connection with the solicitation by the Board of Directors (the “Board”) of the Company of proxies in the accompanying form for use in voting at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held on November 9, 2001, at 10:00 a.m., Pacific Standard Time, at the offices of the Company located at 1875 Lundy Avenue, San Jose, California 95l31, and any adjournment or postponement thereof. The shares represented by the proxies received, properly marked, dated, executed and not revoked will be voted at the Annual Meeting.

Solicitation and Voting Procedures

     Each stockholder of the Company’s common stock, par value $.001 per share (“Common Stock”), is entitled to one vote for each share of Common Stock owned as of the record date and CIBC Mellon Trust Company (the “Trustee”), the holder of the Company’s Special Voting Share, is entitled to one vote for each Exchangeable Share of JDS Uniphase Canada Ltd., a subsidiary of the Company (“Exchangeable Shares”), outstanding as of the record date (other than Exchangeable Shares owned by the Company and its affiliates). Holders of Common Stock and the Special Voting Share are collectively referred to as “Stockholders.” Votes cast with respect to Exchangeable Shares will be voted through the Special Voting Share by the Trustee as directed by the holders of Exchangeable Shares, except votes cast with respect to Exchangeable Shares whose holders request to vote directly in person as proxy for the Trustee at the Annual Meeting.

     A majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at the Annual Meeting. For Proposal 1, election of directors, the two candidates receiving the greatest number of affirmative votes of the votes attached to shares of Common Stock and the Special Voting Share will be elected, provided a quorum is present and voting. Proposals 2 and 3 will require the affirmative vote of a majority of the votes attached to shares of Common Stock and the Special Voting Share, voting together as a single class, present or represented by proxy and entitled to vote at the Annual Meeting. Stockholders of record at the close of business on September 11, 2001 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. At the Record Date, 1,172,232,737 shares of Common Stock were issued and outstanding, one share of the Company’s Special Voting Stock was issued and outstanding, and 153,552,490 Exchangeable Shares were issued and outstanding (excluding Exchangeable Shares owned by the Company and its affiliates which are not voted). Each Exchangeable Share is exchangeable at any time, at the option of its holder, for one share of the Company’s Common Stock.

     All shares of Common Stock and the Special Voting Share represented by valid proxies will be voted in accordance with the instructions contained therein. Votes with respect to Exchangeable Shares represented by valid voting instructions received by the Trustee will be cast by the Trustee in accordance with those instructions. In the absence of instructions, proxies from holders of Common Stock will be voted FOR Proposals 1, 2, and 3. If no instructions are received by the Trustee from a holder of Exchangeable Shares, the votes to which such holder is entitled will not be exercised.

     Shares of Common Stock cannot be voted until either a signed proxy card is returned or voting instructions are submitted by using the internet or by calling a specifically designated telephone number. Any Stockholder may change their vote prior to the Annual Meeting by revoking their proxy or by (i) submitting a proxy bearing a later date, (ii) submitting new voting instructions via the internet, or (iii) calling the specifically designated telephone number.

     The internet and telephone voting procedures are designed to authenticate Stockholders’ identities, to allow Stockholders to provide their voting instructions, and to confirm that their instructions have been recorded properly. The Company believes the procedures which have been put in place are consistent with the requirements of applicable law. Specific instructions for Stockholders of record who wish to use the internet or telephone voting procedures are set forth on the enclosed proxy card.

     An automated system administered by ADP-Investor Communication Services will tabulate votes cast by proxy at the Annual Meeting and a representative of the Company will tabulate votes cast in person at the Annual Meeting.

     Under the General Corporation Law of the State of Delaware, an abstaining vote and a broker “non-vote” are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present at a meeting. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker “non-votes” and shares as to which proxy authority has been withheld with respect to any matter are not deemed to be entitled to vote for purposes of determining whether stockholder approval of that matter has been obtained. As a result, broker “non-votes” are not included in the tabulation of the voting results on the election of directors or issues requiring approval of a majority of the shares of Common Stock entitled to vote and, therefore, do not have the effect of votes in opposition in such tabulations. With respect to Proposals 2 and 3 requiring the affirmative vote of a majority of the Common Stock and the Special Voting Share, voting together as a single class, present and entitled to vote, broker “non-notes” have no effect. Because abstentions will be included in tabulations of the shares of Common Stock entitled to vote for purposes of determining whether a proposal has been approved, abstentions have the same effect as negative votes on Proposals 2 and 3.

     This Proxy Statement and the accompanying proxy were first sent by mail to common stockholders, the Trustee for the Special Voting Share and holders of Exchangeable Shares on or about October 5, 2001. The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. The cost of soliciting proxies will be borne by the Company. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally or by telephone, facsimile or telegram.

Revocability of Proxies

     A proxy may be revoked by the Stockholder giving the proxy at any time before it is voted by written notice of revocation delivered to the Company prior to the meeting, and a prior proxy is automatically revoked by a Stockholder giving a subsequent proxy or attending and voting at the Annual Meeting. Attendance at the Annual Meeting in and of itself does not revoke a prior proxy. Holders of Exchangeable Shares who wish to direct the Trustee to cast the votes attached to the Special Voting Share on their behalf should follow carefully the instructions provided by the Trustee, which accompany this Proxy Statement. The procedure for instructing the Trustee differs in certain respects from the procedure for delivering a proxy, including the place for depositing the instructions and the manner for revoking the proxy.

PROPOSAL 1

ELECTION OF DIRECTORS

     The Company’s Amended and Restated Certificate of Incorporation divides the Company’s Board of Directors into three classes as nearly equal in number as possible. The members of each class of directors serve staggered three year terms.

     Effective February 13, 2001, upon the closing of the SDL, Inc. (“SDL”) merger with the Company, Donald R. Scifres, Ph.D. became Co-Chairman of the Company’s Board of Directors. Wilson Sibbett, Ph.D. and William J. Sinclair resigned as directors of the Company on May 28, 2001 and May 29, 2001, respectively.

     The Board is currently composed of three Class I directors (Mr. Kaplan, Mr. Listwin, and Mr. MacNaughton), three Class II directors (Mr. Enos, Mr. Guglielmi, and Dr. Scifres) and three Class III directors (Mr. Day, Mr. Skrzypczak and Dr. Straus), whose terms will expire upon the election and qualification of directors at the Annual Meeting of Stockholders held in 2001, 2003 and 2002, respectively. At each Annual Meeting of Stockholders, directors will be elected for a full term of three years to succeed those directors whose terms are expiring.

     John A. MacNaughton and Donald J. Listwin will not seek re-election as Class I directors and their terms as Class I directors will automatically expire immediately prior to the Annual Meeting.

     The Company’s Bylaws currently set the authorized number of directors of the Company at nine. However, the Board has approved an amendment to the Bylaws, to be effective immediately prior to the Annual Meeting, reducing the authorized number of directors from nine to seven.

     The Board has further re-allocated membership of the three classes of directors so that membership will continue to be divided as equally as possible among the three classes. As a result, Bruce D. Day has been designated as a Class I director and will be subject to election as a Class I director at the Annual Meeting.

     The composition of the three classes of directors, after the re-allocation by the Board, is as follows: two Class I directors (Mr. Kaplan and Mr. Day), three Class II directors (Mr. Enos, Mr. Guglielmi, and Dr. Scifres) and two Class III directors (Mr. Skrzypczak and Dr. Straus).

     At this Annual Meeting, the Stockholders will elect two Class I directors nominated by the Board, each to serve a three year term until the 2004 Annual Meeting of Stockholders and until a qualified successor is elected and qualified or until the director’s earlier resignation or removal. The Board has no reason to believe that the nominees named below will be unable or unwilling to serve as a director if elected.

     Certain information about the Board of Directors nominees is furnished below.

Class I Director Nominees

     Mr. Kaplan has been a member of the Company’s Board of Directors since November 1997. From May 2000 to the present, Mr. Kaplan also serves as Chairman of the Board. From May 1995 until his retirement in May 2000, Mr. Kaplan was Executive Vice President of Pacific Telesis and was responsible for coordinating integration plans following the merger of SBC Communications, Inc. and Pacific Telesis Group. From 1995 to 1997, Mr. Kaplan was Executive Vice President of Pacific Bell and President of the Network Services Group. From 1993 to 1995, he was Chief Technology, Quality and Re-Engineering Officer for Pacific Bell. Mr. Kaplan also is a director of Conductus, Actelis Networks and Santera Systems.

     Mr. Day became a member of the Company’s Board of Directors in July 1999 upon the closing of the JDS FITEL Inc. (“JDS FITEL”) merger with the Company and served as a member of the JDS FITEL Board of Directors since 1996. Since 1991, Mr. Day has been the Vice President, Corporate Development of Rogers Communications Inc. and is principally involved in mergers, acquisitions, divestitures and taxation for Rogers Communications Inc. and its subsidiaries.

     The two nominees receiving the highest number of affirmative votes of the votes attached to the Common Stock and the Special Voting Share, voting together as a single class, represented and voting on Proposal 1 at the Annual Meeting will be elected as Class I directors of the Company, to serve their respective terms or until their successors have been elected and qualified.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH
OF THE NOMINEES NAMED ABOVE

Directors and Executive Officers

     The following table sets forth certain information with respect to the executive officers and directors of the Company as of June 30, 2001:

Name	Age	Position(s)
Jozef Straus, Ph.D	55	Co-Chairman, President and Chief Executive Officer
Donald R. Scifres, Ph.D	55	Co-Chairman and Chief Strategy Officer
Gregory P. Dougherty	41	Executive Vice President and Chief Operating Officer
Anthony R. Muller	58	Executive Vice President, Chief Financial Officer and Secretary
M. Zita Cobb (1)	42	Executive Vice President, Strategy and Business Development
Frederick L. Leonberger, Ph.D	54	Senior Vice President, Chief Technology Officer
Michael C. Phillips	51	Senior Vice President, Business Development, and General Counsel
Scott Parker, Sr	45	Senior Vice President, Global Sales
Joseph Ip (2)	44	Senior Vice President, Product Strategy
Bruce D. Day (3)	45	Director
Robert E. Enos (4)	62	Director
Peter A. Guglielmi (3)(4)	58	Director
Martin A. Kaplan (4)	64	Chairman of the Board
Donald J. Listwin (5)	42	Director
John A. MacNaughton (4)(5)	56	Director
Casimir S. Skrzypczak (3)	60	Director

(1)	Ms. Cobb is currently on a six-month leave of absence from the Company

(2)	Mr. Ip resigned his position with the Company effective September 21, 2001

(3)	Member of the Audit Committee

(4)	Member of the Compensation Committee

(5)	Messrs. Listwin and MacNaughton are not seeking re-election as directors

4

     Dr. Straus became, in June 2001, President of the Company and continues to serve, since May 2000, as Chief Executive Officer and, since July 1999, as Co-Chairman of the Board of Directors. Dr. Straus was previously, since July 1999 when JDS FITEL merged with the Company, Chief Operating Officer. Dr. Straus co-founded JDS FITEL in 1981 and served as its Chief Executive Officer and President from September 1993 until July 1999 when JDS FITEL merged with the Company. He served on the JDS FITEL Board of Directors from 1981 and held various positions with JDS FITEL, including Vice President, Sales and Marketing from 1990 to 1993 when he assumed the position of Chief Executive Officer and President. Prior to 1981, Dr. Straus held various research and management positions related to fiber optic technology at Bell-Northern Research Ltd. and Northern Telecom Limited.

     Dr. Scifres became Chief Strategy Officer of the Company in June 2001. Dr. Scifres joined the Company as Co-Chairman of the Board and President of the Amplification and Transmission Business Group in February 2001 upon the closing of the SDL merger with the Company. Dr. Scifres helped found SDL in 1983 and served as Chief Executive Officer, President and a member of the Board of Directors. In 1992, Dr. Scifres became Chairman of the Board of SDL. From 1972 to 1983 Dr. Scifres held positions at the Xerox Palo Alto Research Center including Manager of Optoelectronics and Xerox Research Fellow. Dr. Scifres is a member of the National Academy of Engineering and a Fellow of the Institute of Electrical and Electronic Engineers and the Optical Society of America, holds over 100 U.S. patents and has won a number of industry awards, including awards for commercialization of semiconductor optoelectronics and laser technology. Dr. Scifres has also served as the President of the Laser and Electro-Optics Manufacturers’ Association and the IEEE Lasers and Electro-Optics Society.

     Mr. Dougherty became Chief Operating Officer of the Company in June 2001. Mr. Dougherty joined the Company as Executive President and Chief Operating Officer of the Amplification and Transmission Business Group in February 2001 upon the closing of the SDL merger with the Company. Mr. Dougherty served as Chief Operating Officer of SDL from August 1998. Mr. Dougherty joined SDL in March 1997 as Vice President of the Communications Business Unit and Corporate Marketing and Sales. In June 1997, he was appointed Vice President of Communications and Information Products of SDL. In December 1997, Mr. Dougherty was appointed Vice President of the Components Group of SDL. Mr. Dougherty also served as the President of SDL Optics. Prior to joining SDL, from 1989 to 1997, Mr. Dougherty was the Director of Product Management and Marketing at Lucent Technologies Microelectronics in the Optoelectronics Strategic Business Unit. From 1984 to 1989 he was employed by Laser Diode, Inc. in marketing and sales positions.

     Mr. Muller became an Executive Vice President in May 2000. Since January 1998, Mr. Muller has served as Chief Financial Officer and Secretary of the Company. From January 1998 until his appointment as Executive Vice President, Mr. Muller served as Senior Vice President. From September 1984 to January 1998, Mr. Muller was a member of the Board of Directors. From September 1996 to January 1998, he was Senior Vice President and Chief Financial Officer of Micro Focus Group Plc, a supplier of software tools. From November 1990 to September 1996, Mr. Muller served as Senior Vice President of Operations and Administration and Chief Financial Officer of Centigram Communications Corporation, a supplier of telecommunications systems.

     Mr. Parker joined the Company as Vice President, Global Sales, in June 2000 upon the closing of the merger of E-TEK Dynamics, Inc. (“E-TEK ”) with the Company where he had served as Vice President, Sales. Prior to joining E-TEK, Mr. Parker was Vice President and General Manager for the Computing and Networking and the ASIC business units of VLSI Technology, Inc. which he joined in 1997 after holding vice presidencies in Sales and Marketing at National Semiconductor Corporation and Catalyst Semiconductor Inc.

     Ms. Cobb became, in May 2000, Executive Vice President, Strategy and Business Development and was previously, since July 1999 when JDS FITEL merged with the Company, Senior Vice President of Strategy and Integration of the Company. Ms. Cobb was a director of JDS FITEL as well as its Chief Financial Officer since February 1996. Ms. Cobb held various positions at JDS FITEL since joining JDS FITEL as Controller in 1989. Prior to joining JDS FITEL, Ms. Cobb held various finance-related positions with Fleet Technology Ltd., Arctec, Inc., Shell Canada Resources Ltd. and Texaco Canada Resources Ltd.

     Dr. Leonberger has been Chief Technology Officer of the Company since April 1997 and is a Senior Vice President. He was co-founder and general manager of Uniphase Telecommunications Products, Inc. (“UTP”) and joined the Company upon its acquisition of UTP in May 1995. Dr. Leonberger has been active in the optoelectronics field for over 20 years and has held a variety of staff and management positions at MIT Lincoln Laboratory, United Technologies Research Center, UTP and the Company.

     Mr. Phillips joined the Company as Senior Vice President, Business Development and General Counsel in August 1998. Mr. Phillips was a partner at Morrison & Foerster LLP, which serves as the Company’s outside counsel, from 1988 until he joined the Company.

     Mr. Ip became Senior Vice President of Product Strategy in July 1999 upon the closing the JDS FITEL merger with the Company. Mr. Ip joined JDS FITEL in 1990 and since that time held various research, development and product line management roles. Most recently he held the position of Senior Vice President at Optical Networking Products and Technologies. Prior to 1990, Mr. Ip held various research and development positions related to fiber optic technology at Bell-Northern Research Ltd. and Northern Telecom Limited.

     Mr. Day became a member of the Company’s Board of Directors in July 1999 upon the closing of the JDS FITEL merger with the Company and served as a member of the JDS FITEL Board of Directors since 1996. Since 1991, Mr. Day has been the Vice President, Corporate Development of Rogers Communications Inc. and is principally involved in mergers, acquisitions, divestitures and taxation for Rogers Communications Inc. and its subsidiaries.

     Mr. Enos became a director of the Company in July 1999 upon the closing of the JDS FITEL merger with the Company and was previously a member of the JDS FITEL Board of Directors from 1996 until July 1999. Mr. Enos was the Vice President, Product Line Management, Cable Group and the Vice President, Transmission Network Division of Northern Telecom Limited from 1992 to 1994 and from 1989 to 1992, respectively. Mr. Enos retired from Northern Telecom Limited in 1994.

     Mr. Guglielmi has been a member of the Company’s Board of Directors since May 1998. Until his retirement, Mr. Guglielmi was Executive Vice President and Chief Financial Officer of Tellabs, Inc., and served as its Chief Financial Officer since 1988. From 1993 to 1997, he was also President of Tellabs International, Inc. Prior to joining Tellabs, Inc., Mr. Guglielmi was Vice President of Finance and Treasurer of Paradyne Corporation for five years. Mr. Guglielmi serves on several boards of directors, including Tellabs, Inc., Internet Communications Corp. and Digital LightWave, Inc.

     Mr. Kaplan has been a member of the Company’s Board of Directors since November 1997. From May 2000 to the present, Mr. Kaplan also serves as Chairman of the Board. From May 1995 until his retirement in May 2000, Mr. Kaplan was Executive Vice President of Pacific Telesis and was responsible for coordinating integration plans following the merger of SBC Communications, Inc. and Pacific Telesis Group. From 1995 to 1997, Mr. Kaplan was Executive Vice President of Pacific Bell and President of the Network Services Group. From 1993 to 1995, he was Chief Technology, Quality and Re-Engineering Officer for Pacific Bell. Mr. Kaplan also is a director of Conductus, Actelis Networks and Santera Systems.

     Mr. Listwin became a director of the Company in June 2000 upon the closing of the merger of E-TEK with the Company. Mr. Listwin is presently President and Chief Executive Officer of Openwave Systems, Inc. and has served in that position since September 2000. Mr. Listwin was an Executive Vice President at Cisco Systems, Inc. (“Cisco”), from 1998 to September 2000. From 1996 to 1998, Mr. Listwin was the Senior Vice President of Cisco’s service provider line of business. Mr. Listwin was Vice President of Cisco’s market development from 1993 to 1996, Director of Marketing from 1991 to 1993, and Product Marketing Manager from 1990 to 1991. Mr. Listwin also serves as a director of TIBCO Software Inc. and Software.com and was a director of E-TEK until its merger with the Company.

     Mr. MacNaughton joined the Company’s Board of Directors in July 1999 upon the closing of the JDS FITEL merger with the Company. Mr. MacNaughton was President of Leapfrog Capital Corporation from April 1999 to August 1999. Mr. MacNaughton has been President and Chief Executive Officer of the Canada Pension Plan Investment Board from September 1999 to the present. Mr. MacNaughton was President of Nesbitt Burns Inc. and its predecessor company from September 1994 until his retirement on March 31, 1999. From December 1990 to September 1994, when it was acquired by a subsidiary of Bank of Montreal and merged with Nesbitt Thomson Inc., he was President and Chief Executive Officer of Burns Fry Limited. Nesbitt Burns Inc. lead managed the initial public offering of JDS FITEL in March 1996.

     Mr. Skrzypczak has been a member of the Company’s Board of Directors since July 1997. Since July 2001, Mr. Skrzypczak has been a general partner in Global Asset Capital Investment. From October 1999 to July 2001, Mr. Skrzypczak was Senior Vice President at Cisco Systems, Inc. Mr. Skrzypczak served as a Group President at Telcordia Technologies from July 1997 to October 1999. He was Corporate Vice President and Group President of Professional Services of Bellcore until March 1997. Earlier, Mr. Skrzypczak was President, NYNEX Science & Technology and Vice President, Network & Technology Planning for NYNEX. Mr. Skrzypczak has served as a trustee of Polytechnic University since 1987 and is chairman of its Education Committee. Mr. Skrzypczak also serves as a director of Stanford Microdevices Inc.

Relationships Among Directors or Executive Officers

     There are no family relationships among any of the directors or executive officers of the Company.

Meetings and Committees of the Board of Directors

     During fiscal 2001, the Board met 11 times. No director attended fewer than 75% of all the fiscal 2001 meetings of the Board and its committees on which he served after becoming a member of the Board.

     The Board has three committees: the Audit Committee, the Compensation Committee, and the Corporate Governance Committee which performs the functions of a nominating committee.

     The Audit Committee, which met six times in fiscal 2001, consists of Bruce D. Day, who serves as chairman, Peter A. Guglielmi, Casimir S. Skrzypczak, and William J. Sinclair until his resignation in May 2001. The Audit Committee recommends engagement of the Company’s independent auditors and is primarily responsible for reviewing (i) the scope of the independent auditors’ annual audit and their compensation, (ii) the general policies and procedures of the Company with respect to accounting and financial controls and (iii) any change in accounting principles, significant audit adjustments proposed by the auditors and any recommendations that the auditors may have with respect to policies and procedures.

     The Board of Directors adopted and approved a charter for the Audit Committee in December 2000, a copy of which was attached as Appendix A to the Company’s 2000 proxy statement. The Board of Directors has determined that all members of the Audit Committee are “independent” as that term is defined in Rule 4200 of the listing standards of The National Association of Securities Dealers.

     The Compensation Committee, which met six times in fiscal 2001, consists of Peter A. Guglielmi, who serves as chairman, Robert E. Enos, Martin A. Kaplan, and John A. MacNaughton. The Compensation Committee’s functions are to establish and apply the Company’s compensation policies with respect to its executive officers and administer the Company’s 1984 Amended and Restated Stock Plan, Amended and Restated 1993 Flexible Stock Incentive Plan, 1996 Nonqualified Stock Option Plan, 1993 and 1998 Employee Stock Purchase Plans, Uniphase Telecommunications, Inc. 1995 Flexible Stock Incentive Plan, 1999 Canadian Employee Stock Purchase Plan, JDS FITEL 1994 and 1996 Stock Option Plans, Broadband Communications Products, Inc. 1992 Key Employee Incentive Stock Option Plan, 1997 Employee Stock Option Plan, and 1997 Nonqualified Stock Option Plan, EPITAXX, Inc. Amended and Restated 1996 Employee, Director and Consultant Stock Option Plan, Optical Coating Laboratory, Inc. 1993, 1995, 1996, 1998 and 1999 Incentive Compensation Plans, 1999 Director Stock Plan and 1999 Employee Stock Purchase Plan, Cronos Integrated Microsystems, Inc. 1999 Stock Plan, E-TEK Dynamics, Inc. 1997 Executive Equity Incentive Plan, 1997 Equity Incentive Plan, 1998 Director Option Plan and 1998 Stock Plan, OPA, Inc. 2000 Stock Option and Incentive Plan, 2000 Series B Preferred Stock Option Plan, and SDL, Inc. 1992 and 1995 Stock Option Plans and 1995 Employee Stock Purchase Plan.

     The Corporate Governance Committee, which met four times in fiscal 2001 consists of John A. MacNaughton, who serves as chairman, William J. Sinclair, until his resignation in May 2001, Martin A. Kaplan, and Casimir S. Skrzypczak. The Governance Committee reviews current trends and practices in corporate governance and recommends to the Board the adoption of programs pertinent to the Company. The Governance Committee also reviews proposals by stockholders in connection with the annual meeting of stockholders, makes recommendations to the Board for action on such proposals and makes recommendation of qualified candidates for election as officers and directors of the Company. Stockholders wishing to recommend candidates for consideration by the Governance Committee may do so by writing to the Secretary of the Company and providing the candidate’s name, biographical data and qualifications.

Compensation of Directors

     Directors who are employees of the Company do not receive any compensation for their services as directors. Directors who are not employees of the Company receive a $1,500 fee for attendance at each Board meeting and a $500 fee for attendance at committee meetings held on a separate day. Mr. Kaplan receives $60,000 annually as compensation for his services as Chairman of the Board. All directors will be reimbursed for expenses incurred in connection with attending Board and committee meetings.

     The Company’s Amended and Restated 1993 Flexible Stock Incentive Plan (the “1993 Plan”) also provides for automatic grants of nonqualified stock options to non-employee directors (“Outside Directors”). Under the 1993 Plan, each Outside Director who first joins the Board after the effective date of the 1993 Plan automatically will receive at that time an option to purchase 40,000 shares of Common Stock. In addition, immediately after each annual meeting of stockholders, each individual who is at that time continuing to serve as an Outside Director automatically will be granted an option to purchase 10,000 additional shares of Common Stock, whether or not such Outside Director stood for re-election at such annual meeting, provided that each such individual has served as an Outside Director for at least nine months. All such options granted prior to September 1996 to Outside Directors have an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant and vest at the rate of 25% of the shares subject to the option at the end of the first year and as to approximately 6.25% of the shares subject to the option each quarter (three-month period) for twelve quarters thereafter, and terminate 5 years from the date of grant. All such options granted subsequent to September 1996 to Outside Directors have an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant and vest monthly on a straight-line basis over a three-year period for the initial 40,000 shares received on joining the Board of Directors and over twelve months for the subsequent grants of 10,000 shares, and terminate 8 years from the date of grant.

Certain Transactions

     In fiscal 2001, Messrs. Day, Enos, Guglielmi, Kaplan, MacNaughton and Skrzypczak were each granted options to purchase 10,000 shares of Common Stock at a price of $61.50 per share. Mr. Kaplan was also awarded options in July 2000 to purchase 10,000 shares of Common Stock at a price of $95.6875 per share.

     The Company and Dr. Straus, Dr. Scifres, Mr. Dougherty, Mr. Muller and Ms. Cobb have entered into employment agreements as more fully described under “Employment Agreements.”

Compensation Committee Interlocks and Insider Participation

     No interlocking relationship exists between any member of the Company’s Board of Directors or Compensation Committee and any member of the Board of Directors or compensation committee of any other company, nor has such interlocking relationship existed in the past.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information known to the Company with respect to the beneficial ownership as of August 15, 2001, by (i) all persons who are beneficial owners of five percent (5%) or more of the Company’s Common Stock (including Exchangeable Shares), (ii) each director and nominee, (iii) the Named Executive Officers (defined below), and (iv) all current directors and executive officers as a group.

     As of August 15, 2001, 1,151,129,342 shares of the Company’s Common Stock were outstanding, and as of the same date, 172,872,190 Exchangeable Shares were outstanding (excluding Exchangeable Shares owned by the Company and its affiliates which are not voted). The amounts and percentages of Common Stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission (the “Commission”) governing the determination of beneficial ownership of securities. Under the rules of the Commission, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of securities as to which such person has no economic interest.

	Number of Shares Beneficially Owned
Name	Number	Percentage
5% Stockholders
FEJ Holding Inc. and FEJ Sales, Inc. (1)	126,870,080	9.6%
c/o The Furukawa Electric Co. Ltd
6-1 Marunouchi 2-chome
Chiyoda-ku, Tokyo 100-8322
Japan
Named Executive Officers and Directors
Donald R. Scifres, Ph.D. (2)	9,943,433	*
Jozef Straus, Ph.D. (3)	4,923,448	*
Anthony R. Muller (4)	2,349,066	*
M. Zita Cobb (5)	1,610,385	*
Bruce D. Day (6)	512,465	*
Gregory P. Dougherty (7)	496,539	*
Robert Enos (8)	452,237	*
Martin A. Kaplan (9)	335,959	*
Casmir S. Skrzypczak (10)	306,137	*
Peter A. Guglielmi (11)	256,833	*
John A. MacNaughton (12)	219,605	*
Donald J. Listwin (13)	118,333	*
All directors and executive officers as a group (17 persons) (14)	25,091,450	1.9%

*	Less than 1%

(1)	Includes 126,749,080 shares issuable upon exchange of the Exchangeable Shares of JDS Uniphase Canada Ltd. Based upon a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2001.

(2)	Includes (i) 2,057,411 shares subject to stock options currently exercisable or exercisable within 60 days of August 15, 2001, (ii) 113,617 shares held by the Scifres 2000 Charitable Unitrust dated 12/14/00, (iii) 161,455 shares held by the Scifres Family 1999 Charitable Trust, and (iv) 6,715,276 shares held by the Scifres Revocable Living Trust.

(3)	Includes 4,922,954 shares subject to stock options currently exercisable or exercisable within 60 days of August 15, 2001.

9

(4)	Includes 1,625,076 shares subject to stock options currently exercisable or exercisable within 60 days of August 15, 2001.

(5)	Includes 1,607,661 shares subject to stock options currently exercisable or exercisable within 60 days of August 15, 2001.

(6)	Includes 500,265 shares subject to stock options currently exercisable or exercisable within 60 days of August 15, 2001 and 12,200 shares issuable upon exchange of the Exchangeable Shares of JDS Uniphase Canada Ltd.

(7)	Includes 486,400 shares subject to stock options currently exercisable or exercisable within 60 days of August 15, 2001.

(8)	Includes 440,237 shares subject to stock options currently exercisable or exercisable within 60 days of August 15, 2001 and 12,000 shares issuable upon exchange of the Exchangeable Shares of JDS Uniphase Canada Ltd.

(9)	Includes (i) 1,600 shares subject to stock options currently exercisable or exercisable within 60 days of August 15, 2001, (ii) 800 shares held by Mr. Kaplan as custodian for his son and daughter, (iii) 800 shares held by Mr. Kaplan’s son, and (iv) 260 shares held by Mr. Kaplan’s spouse.

(10)	Includes 298,333 shares subject to stock options currently exercisable or exercisable within 60 days of August 15, 2001.

(11)	Includes 240,833 shares subject to stock options currently exercisable or exercisable within 60 days of August 15, 2001.

(12)	Includes 203,333 shares subject to stock options currently exercisable or exercisable within 60 days of August 15, 2001 and 16,272 shares issuable upon exchange of the Exchangeable Shares of JDS Uniphase Canada Ltd.

(13)	Includes 118,333 shares subject to stock options currently exercisable or exercisable within 60 days of August 15, 2001.

(14)	Includes 16,576,742 shares subject to stock options currently exercisable or exercisable within 60 days of August 15, 2001, and 126,789,552 shares issuable upon exchange of the Exchangeable Shares of JDS Uniphase Canada Ltd.

AUDIT COMMITTEE REPORT

     The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended June 30, 2001, which includes the consolidated balance sheets of the Company as of June 30, 2001 and 2000, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended June 30, 2001, and the notes thereto. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

Review With Management

     The Audit Committee has reviewed and discussed the Company’s audited financial statements with management.

Review and Discussions With Independent Accountants

     The Audit Committee has discussed with Ernst & Young LLP, the Company’s independent auditors, the matters required to be discussed by SAS 61 (Codification of Statements on Accounting Standards) which includes, among other items, their judgment as to the quality, not just the acceptability, of the Company’s accounting principles.

     The Audit Committee has also received written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (which relates to the auditor’s independence from the Company and its related entities) and has discussed with Ernst & Young LLP their independence from the Company.

Conclusion

     Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board, and the Board has approved, that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2001.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS Bruce D. Day Peter A. Guglielmi Casimir S. Skrzypczak

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Committee Report

     The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

     The Compensation Committee of the Board of Directors is responsible for establishing the base salary and incentive cash bonus programs for the Company’s executive officers and administering certain other compensation programs for such individuals, subject in each instance to approval by the full Board. The Compensation Committee also has the exclusive responsibility for the administration of the 1984 Amended and Restated Stock Plan, Amended and Restated 1993 Flexible Stock Incentive Plan, 1996 Nonqualified Stock Option Plan, 1993 and 1998 Employee Stock Purchase Plans, Uniphase Telecommunications, Inc. 1995 Flexible Stock Incentive Plan, 1999 Canadian Employee Stock Purchase Plan, JDS FITEL 1994 and 1996 Stock Option Plans, Broadband Communications Products, Inc. 1992 Key Employee Incentive Stock Option Plan, 1997 Employee Stock Option Plan, and 1997 Nonqualified Stock Option Plan, EPITAXX, Inc. Amended and Restated 1996 Employee, Director and Consultant Stock Option Plan, Optical Coating Laboratory, Inc. 1993, 1995, 1996, 1998 and 1999 Incentive Compensation Plans, 1999 Director Stock Plan and 1999 Employee Stock Purchase Plan, Cronos Integrated Microsystems, Inc. 1999 Stock Plan, E-TEK Dynamics, Inc. 1997 Executive Equity Incentive Plan, 1997 Equity Incentive Plan, 1998 Director Option Plan and 1998 Stock Plan, OPA, Inc. 2000 Stock Option and Incentive Plan, 2000 Series B Preferred Stock Option Plan, and SDL, Inc. 1992 and 1995 Stock Option Plans and 1995 Employee Stock Purchase Plan under which grants may be made to executive officers and other key employees.

     The fundamental policy of the Compensation Committee is to provide the Company’s chief executive officer and executive officers with competitive compensation opportunities based upon their contribution to the financial success of the Company and their personal performance. It is the Compensation Committee’s objective to have a substantial portion of each executive officer’s compensation contingent upon the Company’s performance as well as upon his or her own level of performance. Accordingly, the compensation package for the chief executive officer and executive officers is comprised of three elements: (i) base salary which reflects individual performance and is designed primarily to be competitive with salary levels in the industry, (ii) annual variable performance awards payable in cash and tied to the Company’s achievement of financial performance targets, and (iii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company’s stockholders. As an executive officer’s level of responsibility increases, it is the intent of the Compensation Committee to have a greater portion of his or her total compensation be dependent upon Company performance and stock price appreciation rather than base salary.

     Several of the more important factors which the Compensation Committee considered in establishing the components of each executive officer’s compensation package for the 2001 fiscal year are summarized below. Additional factors were also taken into account, and the Compensation Committee may in its discretion apply entirely different factors, particularly different measures of financial performance, in setting executive compensation for future fiscal years.

     Base Salary. The base salary for each executive officer is determined on the basis of the following factors: experience, personal performance, the average salary levels in effect for comparable positions within and without the industry and internal comparability considerations. The weight given to each of these factors differs from individual to individual, as the Compensation Committee deems appropriate. In selecting comparable companies for the purposes of maintaining competitive compensation, the Compensation Committee considers many factors including geographic location, growth rate, annual revenue and profitability, and market capitalization. The Compensation Committee also considers companies outside the industry which may compete with the Company in recruiting executive talent.

     Annual Incentive Compensation. Annual bonuses are earned by each executive officer primarily on the basis of the Company’s achievement of certain corporate financial performance goals established for each fiscal year. For fiscal 2001, the criteria for determination of payment of bonuses was based on the following factors: (i) the Company’s consolidated operating profit performance net of certain non-recurring adjustments, relative to the target established by the Compensation Committee, and (ii) the revenue and operating profit performance of the respective division or subsidiary relative to the targets established by the Compensation Committee. No bonuses were paid to executive officers during fiscal 2001.

     Deferred Compensation Plan. The Company maintains a deferred compensation plan, pursuant to which certain members of management (including the executive officers) may elect to defer a portion of his or her annual compensation. The participants’ funds are invested among various funds designated by the plan administrator and currently may not be invested in the Company’s Common Stock or other Company securities. Upon the death or retirement of a participant, the funds attributable to the participant (including any earnings on contributions) are distributed to the participant or the participant’s beneficiary in a lump sum or in annual installments over a period of three, five, ten or fifteen years.

     Long-Term Compensation. Long-term incentives are provided through stock option grants. The grants are designed to align the interests of each executive officer with those of the stockholders and provide each executive officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the executive officer to acquire shares of the Company’s Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to eight years). Options granted become exercisable at the rate of 25% of the shares subject thereto one year from the grant date and as to approximately 6.25% of the shares subject to the option at the end of each three-month period thereafter such that the option is fully exercisable four years from the grant date, contingent upon the executive officer’s continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if the executive officer remains employed by the Company during the four-year vesting period, and then only if the market price of the underlying shares of Common Stock appreciates over the option term. The number of shares of Common Stock subject to each grant is set at a level intended to create a meaningful opportunity for stock ownership based on the executive officer’s current position with the Company, the base salary associated with that position, the average size of comparable awards made to executive officers in similar positions within the industry, the executive officer’s potential for increased responsibility and promotion over the option term, and the executive officer’s personal performance in recent periods. The Compensation Committee also takes into account the number of vested and unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that executive officer. However, the Compensation Committee does not adhere to any specific guidelines as to the relative option holdings of the Company’s executive officers. The actual options granted in fiscal 2001 to each of the current executive officers named in the Summary Compensation Table is indicated in the Long-Term Compensation Awards column.

     Compensation of the Chief Executive Officer. The compensation of the Chief Executive Officer is reviewed annually on the same basis as discussed above for all executive officers. Dr. Straus’ base salary for fiscal 2001 was $500,000 ($U.S.). Dr. Straus’ base salary, was established in part by comparing the base salaries of chief executive officers at other companies of similar size. Dr. Straus’ base salary was at the approximate median of the base salary range for presidents/chief executive officers of comparative companies. Based on the Compensation Committee’s criteria described above, in fiscal 2001 Dr. Straus was awarded options to purchase 300,000 shares of Common Stock at a purchase price of $112.625 per share. Dr. Straus did not receive a bonus for fiscal 2001.

     The Company is required to disclose its policy regarding qualifying executive compensation for deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) which provides that, for purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a publicly-held corporation is limited to no more than $1 million per year. It is not expected that the cash compensation to be paid to the Company’s executive officers for fiscal 2002 will exceed the $1 million limit per officer. The Company’s Amended and Restated 1993 Flexible Stock Incentive Plan is structured so that any compensation deemed paid to an executive officer when he or she exercises an outstanding option under the Plan, with an exercise price equal to the fair market value of the option shares on the grant date, will qualify as performance-based compensation which will not be subject to the $1 million limitation. Payments made to Dr. Scifres and Mr. Dougherty pursuant to the terms of the merger of SDL with the Company will be non-deductible by the Company under Section 162(m) of the Code.

Compensation Committee Robert E. Enos Peter A. Guglielmi Martin A. Kaplan John MacNaughton

13

Summary Compensation Table

     The following table sets forth certain information concerning compensation paid during the last three fiscal years to (i) each person that served as the Company’s Chief Executive Officer during the last fiscal year of the Company, and (ii) the four other most highly compensated executive officers of the Company (the “Named Executive Officers”):

		Annual Compensation				Long-Term Compensation
Name and Principal Position	Fiscal Year(1)	Salary ($)(2)		Bonus And Commission ($)(3)		Securities Underlying Options (#)
Jozef Straus, Ph.D. (4)	2001	521,355	(U.S.)	—	(U.S.)	300,000
Co-Chairman, President and Chief		782,033	(CDN)	—	(CDN)
Executive Officer	2000	326,076	(U.S.)	278,208	(U.S.)	9,613,328
		480,000	(CDN)	409,536	(CDN)

Donald R. Scifres, Ph.D. (5)	2001	103,649		75,000,000	(8)	200,000
Co-Chairman and Chief
Strategy Officer

Gregory P. Dougherty (6)	2001	103,603		121,271,346	(9)	135,000
Executive Vice President and Chief
Operating Officer

Anthony R. Muller	2001	306,731		—		150,000
Executive Vice President, Chief	2000	248,462		139,500		1,200,000
Financial Officer and Secretary	1999	213,321		30,315		400,000

M. Zita Cobb (7)	2001	275,625	(U.S.)	—	(U.S.)	150,000
Executive Vice President, Strategy		413,437	(CDN)	—	(CDN)
and Business Development	2000	254,747	(U.S.)	142,161	(U.S.)	4,671,112
		375,000	(CDN)	209,269	(CDN)

(1)	Compensation reported for fiscal years ending June 30, 1999, June 30, 2000 and June 30, 2001.

(2)	The compensation information for Dr. Straus and Ms. Cobb has been converted from Canadian dollars to U.S. dollars based upon an average foreign exchange rate which was CDN $1.50 = U.S. $1.00. This currency conversion causes Dr. Straus’and Ms. Cobb’s reported salaries to fluctuate from year-to-year because of the conversion of Canadian dollars to U.S. dollars.

(3)	Includes bonus amounts in the year earned, rather than in the year in which such bonus amount was paid or is to be paid.

(4)	Dr. Straus joined the Company on June 30, 1999 upon the closing of the merger of JDS FITEL with the Company.

(5)	Dr. Scifres joined the Company on February 13, 2001 upon the closing of the merger of SDL with the Company.

(6)	Mr. Dougherty joined the Company on February 13, 2001 upon the closing of the merger of SDL with the Company.

(7)	Ms. Cobb joined the Company on June 30, 1999 upon the closing of the merger of JDS FITEL with the Company.

(8)	Represents amounts payable pursuant to the terms of the merger of SDL with the Company. (See description under “Employment Agreements”).

(9)	Represents amounts payable pursuant to the terms of the merger of SDL with the Company, including payment of $46,271,346 as reimbursement for federal excise tax imposed upon Mr. Dougherty by Section 4999 of the Code. (See description under “Employment Agreements”).

14

Employment Agreements

     The Company and Dr. Jozef Straus are parties to a retention agreement dated July 6, 1999 (the “Straus Agreement”). The term of the Straus Agreement expires on July 6, 2004, unless sooner terminated pursuant to the terms of the Straus Agreement. Dr. Straus’ current annual base salary under the Straus Agreement is $500,000 ($U.S.), subject to adjustment from time to time by the Company. In addition, Dr. Straus is eligible to earn an annual bonus in an amount up to 100% of his annual base salary, based upon achievement of objectives determined by the Company from time to time. However, no bonus was paid for fiscal 2001. The Straus Agreement also provides for payment of severance in the amount of three years salary and bonus based upon previous bonuses paid to Dr. Straus and acceleration of vesting of Dr. Straus’ options in the event the Straus Agreement is terminated: (1) by the Company without cause (as that term is defined in the Straus Agreement); (2) as a result of the death or disability of Dr. Straus; or (3) by Dr. Straus for certain reasons. The Company and Dr. Jozef Straus have also entered into an agreement regarding change of control dated July 6, 1999 providing for the acceleration of vesting of Dr. Straus’ options in the event of a change of control of the Company.

     The Company and Dr. Donald R. Scifres are parties to a transition agreement (the “Scifres Agreement”), which modified Dr. Scifres’ employment agreement and change of control agreement with SDL and which became effective upon the closing of the merger of the Company with SDL on February 13, 2001. The Scifres Agreement provides that Dr. Scifres receive an initial cash payment of $75 million, plus such additional payment as required to make Dr. Scifres whole in the event that this payment results in Dr. Scifres being subject to excise tax imposed by Section 4999 of the Code. This payment represents a combination of a signing bonus and consideration for Dr. Scifres’ agreement to (a) amend his change of control agreement and (b) enter into non-compete and non-solicitation covenants with the Company. Dr. Scifres’ current annual base salary under the Scifres Agreement is $300,000 ($U.S.), to be reviewed annually. In addition, Dr. Scifres is to receive an annual cash bonus in an amount equal to 0% to 200% of his target bonus. Dr. Scifres’ target bonus is 60% of his base salary. However, no bonus was paid for fiscal 2001. The Scifres Agreement provides that if Dr. Scifres employment with the Company is terminated without cause or for good reason (each as defined in the change of control agreement as amended by the Scifres Agreement), or for death, disability or retirement after age 55, all unvested options granted prior to the merger shall become fully vested. The Scifres Agreement further provides for a payment of severance if, within four years after a change of control, Dr. Scifres is terminated without cause or for good reason (each as defined in the change of control agreement as amended by the Scifres Agreement). In such event, Dr. Scifres is entitled to receive (i) payment of all accrued compensation, (ii) severance pay equal to twice the sum of (a) Dr. Scifres’ annual base salary in effect on termination; and (b) the greater of his annual bonus payable during the two fiscal years prior to termination or 12 times 5% of his current base salary, (iii) payment of an amount equal to Dr. Scifres’ annual base salary and twelve monthly payments of 4.1666% of his base salary in effect on termination, (iv) 24 months medical, disability and life insurance coverage, and (v) immediate acceleration of vesting of all outstanding options.

     The Company and Gregory P. Dougherty are parties to a transition agreement (the “Dougherty Agreement”), which modified Mr. Dougherty’s employment agreement and change of control agreement with SDL and which became effective upon the closing of the merger of the Company with SDL on February 13, 2001. The Dougherty Agreement provides that Mr. Dougherty receive an initial cash payment of $75 million, plus such additional payment as required to make Mr. Dougherty whole in the event that this payment results in Mr. Dougherty being subject to excise tax imposed by Section 4999 of the Code and pursuant to which the Company has paid Mr. Dougherty an additional $46,271,346 as reimbursement for federal excise tax imposed upon him as a result of Section 4999 of the Code. This payment represents a combination of a signing bonus and consideration for Mr. Dougherty’s agreement to (a) amend his change of control agreement and (b) enter into non-compete and non-solicitation covenants with the Company. Mr. Dougherty’s current annual base salary under the Dougherty Agreement is $300,000 ($U.S.), to be reviewed annually. In addition, Mr. Dougherty is to receive an annual cash bonus in an amount equal to 0% to 200% of his target bonus. Mr. Dougherty’s target bonus is 50% of his base salary. However, no bonus was paid for fiscal 2001. The Dougherty Agreement further provides for a payment of severance if, within 18 months after a change of control, Mr. Dougherty is terminated without cause or for good reason (each as defined in the change of control agreement as amended by the Dougherty Agreement). In such event, Mr. Dougherty is entitled to receive (i) payment of all accrued compensation, (ii) severance pay equal to the sum of (a) Mr. Dougherty’s annual base salary in effect on termination; and (b) an additional amount equal to either the greater of his average annual bonus payable during the two fiscal years prior to termination or 12 times 4.1667% of his current base salary, (iii) 12 months medical, disability and life insurance coverage, (iv) immediate acceleration of vesting of all outstanding options, and (v) if termination occurs prior to Mr. Dougherty’s fifth anniversary of employment, a forgiveness of his housing assistance loan from SDL.

     The Company and Anthony R. Muller are parties to an employment agreement dated September 29, 1999 (the “Muller Agreement”). The term of the Muller Agreement expires on July 6, 2004, unless sooner terminated pursuant to the terms of the Muller Agreement. Mr. Muller’s current annual base salary under the Muller Agreement is $300,000, subject to adjustment from time to time by the Company. In addition, Mr. Muller is eligible to earn an annual bonus in an amount up to 60% of his annual base salary, based upon achievement of objectives determined by the Company from time to time. However, no bonus was paid for fiscal 2001. The Muller Agreement also provides for payment of severance in the amount of three years salary and bonus based upon previous bonuses paid to Mr Muller and acceleration of vesting of Mr. Muller’s options in the event the Muller Agreement is terminated: (1) by the Company without cause (as that term is defined in the Muller Agreement); (2) as a result of the death or disability of Mr. Muller; or (3) by Mr. Muller for certain reasons. The Company and Mr. Muller have also entered into an agreement regarding change of control dated March 4, 1998 providing for the acceleration of vesting of Mr. Muller’s options in the event of a change of control of the Company.

     The Company and M. Zita Cobb are parties to a retention agreement dated July 6, 1999 (the “Cobb Agreement”). The term of the Cobb Agreement expires on July 6, 2004, unless sooner terminated pursuant to the terms of the Cobb Agreement. Ms. Cobb’s current annual base salary under the Cobb Agreement is $300,000 ($U.S.), subject to adjustment from time to time by the Company. In addition, Ms. Cobb is eligible to earn an annual bonus in an amount up to 60% of her annual base salary, based upon achievement of objectives determined by the Company from time to time. However, no bonus was paid for fiscal 2001. The Cobb Agreement also provides for payment of severance in the amount of three years salary and bonus based upon previous bonuses paid to Ms. Cobb and acceleration of vesting of Ms. Cobb’s options in the event the Cobb Agreement is terminated: (1) by the Company without cause (as that term is defined in the Cobb Agreement); (2) as a result of the death or disability of Ms. Cobb; or (3) by Ms. Cobb for certain reasons. The Company and M. Zita Cobb have also entered into an agreement regarding change of control dated July 6, 1999 providing for the acceleration of vesting of Ms. Cobb’s options in the event of a change of control of the Company.

Option Grants in Last Fiscal Year

     The following table sets forth information regarding stock options granted to the Named Executive Officers during the fiscal year ended June 30, 2001:

	Individual Grants				Potential Realizable Value At Assumed Annual
	Number Of Securities Underlying Options Granted	% of Total Options Granted To Employees In Fiscal	Exercise Price Per	Expiration	Rate of Stock Price Appreciation for Option Term(4)
Name	(1)	Year (2)	Share (3)	Date	5%	10%
Jozef Straus, Ph.D	300,000	0.34%	$112.6250	08/02/08	$16,132,026	$38,639,007
Donald R. Scifres, Ph.D	200,000	0.22%	30.5625	02/21/11	3,844,118	9,741,751
Gregory P. Dougherty	135,000	0.15%	30.5625	02/21/11	2,594,780	6,575,682
Anthony R. Muller	150,000	0.17%	112.6250	08/02/08	8,066,013	19,319,503
M. Zita Cobb	150,000	0.17%	112.6250	08/02/08	8,066,013	19,319,503

(1)	Except in the event of a change in control of the Company, options granted become exercisable at the rate of 25% of the shares subject thereto one year from the grant date and as to approximately 6.25% of the shares subject to the option at the end of each three-month period thereafter such that the option is fully exercisable four years from the grant date. The options granted to Dr. Scifres and Mr. Dougherty vest 50% after the first year and 100% after the second year from the date of grant pursuant to the terms of the merger of SDL with the Company.

16

(2)	Based on a total of 89,445,395 options granted to employees of the Company in fiscal 2001, including the Named Executive Officers.

(3)	The exercise price per share of options granted represented the fair market value of the underlying shares of Common Stock on the date the options were granted.

(4)	The potential realizable is calculated based upon the term of the option at its time of grant. It is calculated assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option, and that the option is exercised and sold on the last day of its term for the appreciated stock price.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-end Option Values

     The following table sets forth certain information with respect to stock options exercised by the Named Executive Officers during fiscal year ending June 30, 2001, including the aggregate value of gains on the date of exercise. In addition, the table sets forth the number of shares covered by stock options as of June 30, 2001, and the value of “in-the-money” stock options, which represents the difference between the exercise price of a stock option and the market price of the shares subject to such option on June 30, 2001.

	Shares Acquired On	Value Realized	Number of Securities Underlying Unexercised Options at June 30, 2001 (#)		Value of Unexercised In-the-money Options At June 30, 2001 ($)(2)
Name	Exercise	($) (1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Jozef Straus, Ph.D	1,588,844	150,295,997	3,547,121	6,500,831	—	—
Donald R. Scifres, Ph.D .	608,000	19,252,772	2,057,411	1,720,000	21,080,846	1,035,935
Gregory P. Dougherty	—	—	410,400	1,332,000	2,912,623	2,981,873
Anthony R. Muller	320,362	36,392,336	1,312,576	1,250,000	5,754,588	3,073,500
M. Zita Cobb	773,588	69,220,447	1,607,661	3,074,999	—	—

(1)	The value realized upon the exercise of stock options represents the positive spread between the exercise price of stock options and the fair market value of the shares subject to such options on the exercise date.

(2)	The value of “in-the-money” stock options represents the positive spread between the exercise price of options and the fair market value of the underlying shares on June 30, 2001, which was $12.50.

17

Stock Performance Graph

     The following graph sets forth the Company’s total cumulative stockholder return as compared to the S & P 500 Index and the Nasdaq Telecommunications Index.

     The total stockholder return assumes $100 invested at the beginning of the period in (a) Common Stock of the Company, (b) S & P 500 Index, and (c) the Nasdaq Telecommunications Index. Total return assumes reinvestment of dividends. Historical stock price performance is not necessarily indicative of future price performance.

COMPARISON OF CUMULATIVE TOTAL STOCKHOLDER RETURN ON COMPANY
COMMON SHARES, S & P 500 INDEX AND NASDAQ TELECOMMUNICATIONS INDEX

ASSUMES $100 INVESTED ON JUNE 30, 1996
ASSUMES DIVIDENDS REINVESTED
FISCAL YEAR ENDED JUNE 30, 2001

PROPOSAL 2

APPROVAL OF INCREASE IN THE NUMBER OF SHARES RESERVED FOR ISSUANCE
PURSUANT TO THE JDS UNIPHASE 1998 EMPLOYEE STOCK PURCHASE PLAN

     On August 22, 2001, the Board approved an amendment to the Company’s 1998 Employee Stock Purchase Plan (the “Plan”) to increase the number of shares of the Company’s Common Stock available for issuance pursuant to the Plan by 25,000,000 shares, from 25,000,000 shares to 50,000,000 shares, subject to Stockholder approval. The Company is seeking Stockholder approval of the proposal to amend the Plan pursuant to Internal Revenue Service regulations.

     Concurrently with the Board’s approval of the Plan, the Company amended its 1999 Canadian Employee Stock Purchase Plan (the “Canadian Plan”) to increase the number of shares of the Company’s Common Stock reserved for issuance thereunder from 6,000,000 shares to 10,000,000 shares. Only Canadian employees are eligible to participate in the Canadian Plan, and the Canadian Plan is not intended to qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code. The Canadian Plan is not subject to regulations of the Code governing amendments and may be amended by the Board without Stockholder approval. Accordingly, the Company is not soliciting Stockholder approval of the amendment to the Canadian Plan.

Reasons for the Amendment

     The Plan is an important component of the Company’s competitive compensation package. The Plan is intended to enable the Company and its corporate affiliates to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to employees, and to promote the success of the Company’s business. The Company believes that the Plan also increases Stockholder value by further aligning the interests of its employees with the interests of the Company’s Stockholders by providing an opportunity to benefit from stock price appreciation that generally accompanies improved financial performance. The Board believes that the Company’s long term success is dependent upon the ability of the Company and its corporate affiliates to attract and retain superior individuals who, by virtue of their ability and qualifications, make important contributions to the Company and its corporate affiliates.

     As of August 15, 2001, a total of 2,608,357 shares had been purchased by employees under the Plan and 23,391,643 remained available for future issuance. Despite the existing reserve of shares under the Plan, the Company believes that the Plan should be amended to ensure there are a sufficient number of shares available for future purchases. Given the current fair market value of the Company’s Common Stock, as well as the ability of employees to annually purchase up to $25,000 worth of shares in accordance with the Plan terms, the Company expects that the employees will purchase a much larger number of shares under the Plan than in previous Purchase Periods. Therefore, the Company believes that the existing reserve is inadequate to meet anticipated purchases by employees under the Plan. If the Company were forced to increase the number of shares under the Plan at a time when the number of reserved shares was insufficient to satisfy employee purchase rights under the Plan, the Company would be required to record compensation expense for accounting purposes for the difference between the fair market value of such shares at the time Stockholder approval of the additional Plan shares was obtained and the actual purchase price paid by employees for such shares. Considering the number of eligible employees under the Plan as well as the anticipated purchases to be made pursuant to existing obligations under the Plan, this accounting charge could result in a substantial impact to earnings. Therefore, the Company believes it is prudent to increase the number of shares reserved under the Plan at this time to avoid this potential accounting charge.

Plan Benefits

     The benefits to be received pursuant to the Plan by executive officers and employees of the Company and its corporate affiliates are not determinable at this time because such benefits are based upon each individual’s determination of whether or not to participate in the Plan and to what extent.

     A general description of the principal terms of the Plan is set forth below. This description is qualified in its entirety by the terms of the Plan.

Vote Required

     The affirmative vote of a majority of all the votes attached to shares of Common Stock and the Special Voting Share present or represented by proxy and entitled to vote at the Annual Meeting at which a quorum is present is required to adopt the proposal to amend the Plan.

General Description

     In 1988, the Board adopted, and in June 1998, the Stockholders approved, the Plan. An aggregate of 1,000,000 shares of the Company’s Common Stock were originally reserved for issuance under the Plan and made available for purchase thereunder, subject to adjustment in the event of a stock split, stock dividend or other similar change in the Common Stock or the capital structure of the Company. In 1999, the Board approved, and in June 1999, the Stockholders approved an amendment to the Plan increasing the number of shares of the Company’s Common Stock reserved for issuance thereunder from 1,000,000 shares to 2,500,000 shares. In August 1999, December 1999, and March 2000, respectively, the Company completed two-for-one-stock splits of its Common Stock and Exchangeable Shares, in each case effected as a 100% stock dividend, thus increasing the number of shares then reserved for issuance under the Plan to 5,000,000, 10,000,000 and 20,000,000, respectively. The Board in October 2000, and the Stockholders in December 2000, approved a further amendment to the Plan increasing the number of shares of the Company’s Common Stock reserved for issuance thereunder from 20,000,000 shares to 25,000,000 shares.

     The purpose of the Plan is to provide employees of the Company and its corporate affiliates who participate in the Plan with an opportunity to purchase shares of the Company’s Common Stock through payroll deductions. The Plan, and the right of participants to make purchases thereunder, is intended to qualify as an “Employee Stock Purchase Plan” under the provisions of Section 423 of the Code. The provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of Code Section 423 and the regulations thereunder. Certain employees of the Company and its corporate affiliates are eligible to participate in the Plan. Non-employee Directors are not eligible to participate. As of August 15, 2001, the number of executive officers and employees of the Company and its corporate affiliates eligible to participate in the Plan was approximately 14,839 persons.

     The Plan can be administered by the Board or a Committee that the Board appoints. The Plan is presently administered by the Board (the “Plan Administrator”). The Plan Administrator determines questions of interpretation or application of the Plan and its decisions are final and binding on all participants. No charge for administrative or other costs may be made against the payroll deductions of a participant. Board members receive no additional compensation for their services in administering the Plan and are not eligible to participate in the Plan during such period of service.

     Any person who is employed by the Company or any corporate affiliate designated by the Board for more than 20 hours per week and more than five months in a calendar year is eligible to participate in the Plan provided that the employee is employed on the first day of a Purchase Period (as defined below) and subject to certain limitations imposed by Section 423(b) of the Code. Eligible employees become participants in the Plan by delivering to the Company a purchase agreement and payroll deduction authorization prior to the commencement of the applicable Purchase Period.

     Shares of the Company’s Common Stock are offered for purchase through a series of successive or overlapping purchase periods (the “Purchase Periods”), each of a duration (not to exceed twenty-four months) to be determined by the Board. Each eligible employee who elects to participate in the Plan for a particular Purchase Period is granted a purchase right on the first day of that Purchase Period. The purchase right will entitle the participating employee to specify a level of payroll deduction (between 1% and 10% of compensation) to be in effect on each pay day during the Purchase Period, and the amount of these periodic deductions will be applied to the purchase of the shares of the Company’s Common Stock on each date the purchase right is exercised.

     Outstanding purchase rights will be automatically exercised in (i) successive quarterly installments on the last day of each fiscal quarter, in the case of quarterly purchase dates, or (ii) successive semi-annual installments on the last day of each alternate fiscal quarter, in the case of semi-annual purchase dates. The purchase right will be exercised by applying the amount credited to the employee’s account to the purchase of whole shares of the Company’s Common Stock on each quarterly or semi-annual purchase date. The purchase price per share will be the lesser of (i) 85% of the fair market value per a share of the Company’s Common Stock on the date the Purchase Period begins or (ii) 85% of the fair market value per a share of the Company’s Common Stock on the date the purchase right is exercised. The fair market value per share of the Company’s Common Stock on any relevant date under the Plan will be the mean of the highest bid and the lowest asked prices (or, if available, the closing selling price per share) on that date, as reported on the Nasdaq National Market. If there are no sales of the Company’s Common Stock on such date, then the closing selling price (or, to the extent applicable, the mean of the highest bid and lowest asked prices) on the next preceding date on which shares of the Company’s Common Stock are traded.

     Notwithstanding the foregoing, (i) no employee will be permitted to subscribe for shares under the Plan if, immediately after the grant of the option, the employee would own or hold outstanding options or other rights to purchase stock possessing 5% or more of the voting power or value of all classes of stock of the Company or any of its corporate affiliates, (ii) no employee shall be granted an option which would permit the employee to buy pursuant to the Plan more than $25,000 worth of stock (determined at the fair market value of the shares at the time the option is granted) in any calendar year, and (iii) employees shall not be permitted in any Purchase Period to purchase more than 40,000 shares.

     A participant may decrease the rate of his or her payroll deduction for the remainder of a Purchase Period by filling out the appropriate form and delivering it to the Plan Administrator. The reduced rate will become effective as soon as practicable following the filing of such form. Each participant shall be permitted such a rate reduction only four times in each Purchase Period. The reduced rate shall continue in effect for the entire Purchase Period and for each subsequent Purchase Period, unless the participant designates a different rate (up to the 10% maximum) by filing the appropriate form with the Plan Administrator. The new rate will become effective for the first Purchase Period commencing after the filing of such form.

     A participant’s interest in a given Purchase Period may be terminated in whole, but not in part, by signing and delivering to the Plan Administrator the prescribed notification form for withdrawal from the Purchase Plan. Such withdrawal may be elected at any time prior to the end of the applicable date when the purchase right may be exercised. Any withdrawal by the participant of accumulated payroll deductions for a given Purchase Period automatically terminates the participant’s interest in that Purchase Period. The failure to remain in the continuous employ of the Company (or a corporate affiliate) for more than 20 hours per week and more than five months in a calendar year during a Purchase Period will also be deemed to be a withdrawal from that Purchase Period. Upon a withdrawal, no further payroll deductions will be collected with respect to the terminated purchase right and the Company will refund any payroll deductions made with respect to such right to the participant.

     No rights or accumulated payroll deductions of a participant under the Plan may be pledged, assigned or transferred for any reason (other than by will or by the laws of descent and distribution), and any such attempt may be treated by the Company as an election to withdraw from the Plan.

     The Plan may be amended at any time by the Company’s Board, although no amendment will become effective prior to the end of the applicable date when the purchase right may be exercised. To the extent necessary to comply with Code Section 423, the Board shall obtain stockholder approval for certain amendments. The Plan will terminate on the earlier of August 1, 2008 or on the date on which all shares available under the Plan have been sold, unless earlier terminated by the Company’s Board.

Certain Federal Income Taxes

     The following discussion summarizes certain federal income tax considerations for participants in the Plan and certain tax effects to the Company. State and local tax consequences may differ.

     Amounts deducted from a participant’s pay under the Plan are part of the employee’s regular compensation and remain subject to federal, state and local income and employment withholding taxes. A participant will not recognize any additional income at the time the participant elects to participate in the Plan, or purchases shares of the Company’s Common Stock under the Plan.

     If a participant disposes of his or her shares of Common Stock purchased pursuant to the Plan within two (2) years after the first day of the Purchase Period or within one (1) year of the purchase of shares of the Company’s Common Stock (the “Minimum Holding Period”), the participant will recognize, for federal tax purposes, ordinary compensation income at the time of disposition of the shares of Common Stock in an amount equal to the excess of the fair market value of shares of the Common Stock on the day the shares of Common Stock were purchased over the purchase price the participant paid for the shares of Common Stock. This amount may be subject to withholding for employment taxes. The amount of such ordinary compensation income will be added to the participant’s basis in the shares, and any resulting gain or loss recognized upon the disposition will be treated as capital gain or loss.

     If a participant disposes of his or her shares of Common Stock purchased pursuant to the Plan at any time after the Minimum Holding period, the participant will recognize, for federal tax purposes, ordinary compensation income at the time of such disposition in an amount equal to the lesser of (a) the excess (or zero if there is no excess) of the fair market value of his or her shares of Common Stock at the time of such disposition over the amount paid for his or her shares of Common Stock, or (b) 15% of the fair market value of his or her shares of Common Stock on the first day of the Purchase Period. The amount of such ordinary compensation income will be added to the participant’s basis in the shares, and any resulting gain or loss recognized upon the disposition will be treated as capital gain or loss.

     Although the amounts deducted from a participant’s pay under the Plan generally are tax-deductible business expenses of the Company, the Company generally will not be allowed any additional deduction by reason of a participant’s purchase of shares of Common Stock under the Plan. However, if a participant disposes of his or her shares of Common Stock purchased pursuant to the Plan within the Minimum Holding Period, the Company is entitled to a deduction in an amount equal to the ordinary compensation income recognized by the participant. If a participant disposes of shares of Common Stock purchased under the Plan after the Minimum Holding Period, the Company will not receive any deduction for federal income tax purposes with respect to shares of the Company’s Common Stock.

THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSED AMENDMENT
TO THE 1998 EMPLOYEE STOCK PURCHASE PLAN

PROPOSAL 3

RATIFICATION OF INDEPENDENT AUDITORS

     Ernst &Young LLP has served as the Company’s independent auditors since 1987 and has been appointed by the Board of Directors to continue as the Company’s independent auditors for the Company’s fiscal year ended June 30, 2002.

     In the event the Stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of the Company and its Stockholders.

     A representative of Ernst &Young LLP, expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

     The Company has been informed by Ernst &Young LLP that neither the firm nor any of its members or their associates has any direct financial interest or material indirect financial interest in the Company. During the Company’s fiscal year ended June 30, 2001, the Company was billed the following aggregate fees by Ernst &Young LLP:

     Audit Fees. The aggregate fees billed by Ernst &Young LLP for professional services rendered for the audit of the Company’s annual financial statements for the Company’s fiscal year ended June 30, 2001 and the reviews of the financial statements included in the Company’s Forms 10-Q for that fiscal year was $1,400,000.

     Financial Information Systems Design and Implementation Fees. No fees were billed by Ernst &Young LLP to the Company for the professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X (financial information systems design and implementation services). No such services were rendered by Ernst &Young LLP to the Company for the Company’s fiscal year ended June 30, 2001.

     All Other Fees. The aggregate fees billed by Ernst &Young LLP to the Company for professional services rendered to for the Company for its fiscal year ended June 30, 2001, other than the Audit Fees and Financial Information Systems Design and Implementation Fees described in the preceding two paragraphs, was $5,600,000, including audit related services of $2,000,000 and nonaudit services of $3,600,000. Audit related services generally include fees for statutory audits, business combinations, accounting consultations, Securities and Exchange Commission (“SEC”) registration statements and internal audit outsourcing services. Nonaudit services generally include tax compliance, tax consultations and real estate advisory services.

     The Audit Committee did consider whether the provision of financial information systems design and implementation services and other nonaudit services is compatible with the principal accountants’ independence and concluded that provision of financial information systems design and implementation services and other nonaudit services are compatible with maintaining the independence of the Company’s external auditors.

THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE
APPOINTMENT OF ERNST & YOUNG LLP, AS THE COMPANY’S INDEPENDENT
AUDITORS FOR THE YEAR ENDING JUNE 30, 2002

STOCKHOLDER PROPOSALS

     Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. For stockholder proposals to be considered properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice therefor in writing to the Secretary of the Company. To be timely for the 2002 Annual Meeting, a stockholder’s notice must be delivered to or mailed and received by the Secretary of the Company at the principal executive offices of the Company not less than 30 days nor more than 60 days prior to the meeting; provided however that in the event less than 40 days notice or prior public disclosure of the date of the meeting is made or given to the stockholders, notice by the stockholder to be on time must be received not later than the close of business on the tenth day following the day on which such notice of the meeting was mailed or such public disclosure was made. A stockholder’s notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares of the Company which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business.

     Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and intended to be presented at the Company’s 2002 Annual Meeting of Stockholders must be received by the Company not later than May 7, 2002 in order to be considered for inclusion in the Company’s proxy materials for that meeting.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and any persons who directly or indirectly hold more than ten percent of the Company’s Common Stock (“Reporting Persons”) to file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received or written representation from certain reporting persons for the 2001 fiscal year that no such forms were required, the Company believes that during fiscal 2001, all Reporting Persons complied with all applicable filing requirements on a timely basis, with the exception of a late filing on behalf of Casimir S. Skrzypczak of a Form 4 reporting a purchase of shares and an amendment filed to correct inadvertent errors with respect to acquisition of option shares in a Form 4 filing by Jozef Straus.

OTHER MATTERS

     The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

     It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

ANNUAL REPORT ON FORM 10-K AND ANNUAL REPORT TO STOCKHOLDERS

     UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, JDS UNIPHASE CORPORATION, 210 BAYPOINTE PARKWAY, SAN JOSE, CALIFORNIA 95134, THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED A COPY OF THE 2001 ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES FILED THEREWITH.

     Appendix A to this Proxy Statement contains the Annual Report to Stockholders, including Management’s Discussion and Analysis, the Consolidated Financial Statements and other investor information.

By Order of the Board of Directors, /s/ Anthony R. Muller Anthony R. Muller Executive Vice President, Chief Financial Officer and Secretary

San Jose, California October 5, 2001 24

APPENDIX A

ANNUAL REPORT TO STOCKHOLDERS

JDS UNIPHASE CORPORATION

2001 ANNUAL REPORT

For the Fiscal Year Ended June 30, 2001

Delaware (State or other jurisdiction of incorporation or organization)	210 Baypointe Parkway, San Jose, CA (Address of principal executive offices)	95134 (Zip code)	94-2579683 (I.R.S. Employer Identification No.)

(408) 434-1800 (The Company’s telephone number, including area code) Securities Registered Pursuant to Section 12(B) of the Securities Exchange Act of 1934 (the “Act”):

Title of Each Class NONE	Name of Each Exchange On Which Registered NONE

Securities Registered Pursuant to Section 12(G) of the Act:
Common Stock, Par Value $.001 Per Share
(Title of Class)

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [   ]

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained to the best of the registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Annual Report or any amendment to this Annual Report. [   ]

     As of August 23, 2001, the aggregate market value of the voting stock held by non-affiliates of the Registrant was approximately $9.3 billion based upon the closing prices of the Common Stock and Exchangeable Shares as reported on The Nasdaq National Market and The Toronto Stock Exchange, respectively, on such date. Shares of Common Stock held by officers, directors and holders of more than 5% of the outstanding Common Stock have been excluded from this calculation because such persons may be deemed to be affiliates. This determination of affiliate status is not necessarily a conclusive determination for other purposes.

     As of August 23, 2001, the Registrant had 1,324,211,931 shares of Common Stock outstanding, including 153,553,002 Exchangeable Shares.

DOCUMENTS INCORPORATED BY REFERENCE (To the Extent Indicated Herein)

     Certain information required in Part III hereto is incorporated by reference to the Proxy Statement for the Registrant’s 2001 Annual Meeting of Stockholders to be filed with the Securities and Exchange Commission pursuant to Regulation 14A not later than 120 days after the end of the fiscal year covered by this Annual Report.

[THIS PAGE INTENTIONALLY LEFT BLANK] A-2

PART I

     This 2001 Annual Report contains information from JDS Uniphase Corporation’s Annual Report on Form 10-K for the fiscal year ended June 30, 2001.

ITEM 1.   BUSINESS

General

     JDS Uniphase Corporation is a high technology company that designs, develops, manufactures and distributes fiber optic components, modules and subsystems for the fiber optic communications industry. These products are deployed in advanced optical communications networks for the telecommunications and cable television industries. Incorporated in Delaware in October 1993, we are the product of several substantial mergers and acquisitions, including, among others, the combination of Uniphase Corporation and JDS FITEL Inc. to form JDS Uniphase Corporation on June 30, 1999, and the subsequent acquisitions of Optical Coating Laboratory, Inc. (“OCLI”) on February 4, 2000, E-TEK Dynamics, Inc. (“E-TEK”) on June 30, 2000 and SDL, Inc. (“SDL”) on February 13, 2001.

     Fiber optic communications systems deliver voice, video, audio and text data information over high-capacity fiber optic cables. Although ultimately highly complex, a fiber optic communications system performs three basic functions common to all communications systems: transmitting, receiving and routing (switching) information, in this case information encoded on light signals. Our products, fiber optic components, modules and subsystems, alone and in combinations, perform all of these functions and are the building blocks of fiber optic communications systems. We sell our products to the world’s leading and emerging telecommunications networking and cable television system providers. These companies include established industry participants, such as Alcatel, Ciena, Cisco, Corning, Lucent, Marconi, Motorola, Nortel, Siemens and Tyco, along with emerging companies, such as Corvis, ONI Systems, Juniper Networks and Sycamore. In turn, the system providers supply integrated systems to telecommunications carriers such as AT&T, WorldCom, Qwest and Sprint.

     Our component products include semiconductor lasers, high-speed external modulators, transmitters, couplers, multiplexers, circulators, tunable filters, optical switches and isolators for fiber optic applications. Our module and subsystem level products include amplifiers, transponders, transceivers, optical performance monitors and dispersion compensation modules. We also supply our system provider customers with test instruments for both system production applications and network installation.

     We also sell a number of other products for applications outside the fiber optic industry that use the same or similar technologies as those used in our fiber optics products business. These additional products include commercial lasers, advanced light interference pigments, optical display and projection products, and gas cluster ion beam surface equipment used in a variety of markets, including the semiconductor and biomedical industries.

Industry Environment and Our Global Realignment Program

   Industry Environment

     During the second half of the 1990s through calendar 2000, the fiber optic communications industry experienced a period of considerable growth, and we participated in that growth as a leading supplier in these markets. This growth was attributable primarily to: (a) the introduction of wavelength division multiplexing (WDM) technology (under which multiple light signals are transmitted down a single optical fiber cable), which allowed the expansion of fiber optic network capacity without the expense and time required to install additional fiber cable; (b) the unprecedented growth during this period in data traffic, in general, and the internet, in particular, which created exponentially increasing demand for larger, faster and more robust networks (commonly collectively referred to loosely as “bandwidth”); (c) the Telecommunications Act of 1996, which sought to open existing proprietary telecommunications infrastructures to multiple carriers, and, as a consequence, created a market for new upstart telecommunications carriers (called competitive local exchange carriers, or CLECs), each of which moved rapidly to deploy its own network; and (d) an abundance of relatively low cost capital available for network development and expansion. Together, these factors fueled a rapid and substantial installation of fiber optic networks in anticipation of rapidly growing bandwidth demand and future sales. As a result of the demand placed on our system provider customers by established and emerging telecommunications carriers, we faced mounting, unrelenting, demand during this period for our products. In response, we focused much of our efforts on growing our business, internally and through acquisitions, to meet the increasingly urgent needs of our customers for higher performance products, increased product breadth and expanded manufacturing capacity. As a result of these efforts, our quarterly sales grew rapidly, for example increasing from $87 million for the quarter ended June 30, 1999 to $925 million for the quarter ended December 31, 2000.

     Since the beginning of calendar 2001, we and our industry have experienced a dramatic downturn, the primary direct cause of which has been a precipitous decrease in network deployment and capital spending by the telecommunications carriers. This decrease can be attributable to, among other things: (a) network overcapacity, as bandwidth demand, while continuing to grow, did not reach levels sufficient to match the pace of network deployment; (b) constrained capital markets; and (c) other factors, including the general inability of the CLECs to obtain sufficient access to established telecommunications infrastructures and consolidation among telecommunications carriers. All of the above factors resulted in a decrease in the overall demand for new fiber optic networks. In response, the carriers dramatically slowed their purchases of systems from our customers, who in turned slowed purchases of components and modules from our competitors and from us. Moreover, as their sales declined, our customers moved to reduce their component and module inventory levels. Consequently, the impact of the slowdown on our business is magnified, as we face declining sales as the result of our customers’ declining business and the resulting adjustment to their inventory levels. Currently, we do not see a reversal of the industry downturn.

     Nevertheless, we believe the industry will ultimately rebound from the current downturn and grow in the future for several reasons: (a) internet traffic, an important driver of network expansion, is expected to continue to grow annually at a rate of between 50 percent and 100 percent, according to industry research firm Ryan, Hankin &Kent; (b) this internet traffic is likely to increasingly include content, such as full motion video (including, ultimately, high definition video) and multichannel high quality audio, the delivery of which will require as yet unavailable bandwidth; and (c) the expansion of fiber optic network technology deeper into the networks that serve both businesses and consumers. Concerning network expansion, fiber optic networks are currently relegated primarily to long-haul, city-to-city, and undersea applications, while new markets, in particular the intra-city, or metro, markets, and, ultimately, neighborhood access, or so-called “fiber to the curb,” remain largely untapped. We believe these untapped markets represent a significant future opportunity for our industry and for us. Moreover, we anticipate that installation of metro fiber optic systems and, ultimately, fiber to the curb, will increase demand for long haul capacity as overall network traffic expands as users are provided and use greater bandwidth. Consequently, we anticipate future continued telecommunications network development and expansion both through the installation of new networks and through the upgrade and expansion of existing networks. However, given our current lack of visibility, we cannot provide any assurance as to the timing or extent of any industry recovery or as to any increase in business or other benefits that we may receive as a result thereof.

   Global Realignment Program

     In April 2001 we initiated our Global Realignment Program (the “Program ”), under which we are restructuring our business in response to the current market environment and as part of our continuing program to integrate our operations.

     Specific actions taken under the Global Realignment Program include:

•	Reducing our workforce from approximately 29,000 employees to what we anticipate will be approximately 13,000 employees.

•	Eliminating overlapping product development programs and concentrating our key product development activities in specific global centers, with the goal to allocate our resources, both geographically and technologically, to those products and technologies that we believe will be the most important to our customers.

A-4

•	Consolidating our manufacturing, sales and administrative facilities, through building and site closures, from a total of approximately 6.3 million square feet into approximately 4.4 million square feet. As of June 30, 2001, nine sites have been closed or scheduled for closure: Asheville, North Carolina; Bracknell, United Kingdom; Freehold, New Jersey; Hillend, United Kingdom; Oxford, United Kingdom; Richardson, Texas; Rochester, New York; Shunde, China and Taipei, Taiwan.

•	Integrating our sales force to, among other things, provide each of our customers with a single point of contact and, in the case of our larger customers, a dedicated sales team. We have largely completed this task. This year, we expect to expand our sales restructuring efforts to include our customer service program by creating technical and support centers to streamline customer interactions with product line managers. Ultimately, we intend that every customer have a single point of contact for order placement, status updates, billing and related questions. We also intend to exploit our global Oracle systems implementation to consolidate administrative functions and realize cost savings in all areas of product sales and support.

     The Global Realignment Program is expected to reduce our costs by approximately $700 million annually after its complete implementation, which is expected in fiscal 2002. We believe that the measures taken under the Program will provide us the flexibility to meet our customers’ current operating needs without sacrificing our ability to expand our business and respond to future increases in business levels.

     The Global Realignment Program represents our concerted efforts to respond to the current demands of our industry. However, these efforts may be inappropriate or insufficient. The Global Realignment Program may not be successful in achieving the benefits expected, may be insufficient to align our operations with customer demand and the changes affecting our industry, or may be more costly or extensive than currently anticipated.

Special Charges

     We recorded significant special charges in the fourth quarter of 2001 of $264.3 million, $510.6 million, and $59.8 million, related to restructuring activities, inventory write-downs, and loss on excess inventory purchase commitments, respectively. Please refer to Management’s Discussion and Analysis of Financial Condition and Results of Operations for further details regarding the nature of these charges.

     The downturn in telecommunications equipment and financial markets has created unique circumstances with regard to the assessment of certain of our long-lived assets. In the second half of fiscal 2001, we evaluated the carrying value of certain long-lived assets and acquired equity investments, consisting primarily of goodwill and other intangible assets and our investment in ADVA. We were carrying a large amount of goodwill on our balance sheet because, for our significant acquisitions, as accounting rules required that goodwill be recorded based on stock prices at the time merger agreements are executed and announced, and our merger agreements were negotiated and announced at times when market valuations were considerably higher than at present.

     On April 24, 2001, we announced that we were evaluating the carrying value of certain long-lived assets and that such evaluation may result in an approximately $40 billion reduction in goodwill for the quarter ended March 31, 2001. On July 26, 2001, we announced that we were recording reductions of $38.7 billion and $6.1 billion in goodwill and other intangible assets for the quarters ended March 31, 2001 and June 30, 2001, respectively. In addition, we announced we were recording a $715 million charge for the quarter ended March 31, 2001 to write down the value of our investment in ADVA. We also announced at that time that we would be conducting a further assessment of our long-lived assets and that further adjustments to our fiscal 2001 results may result from this assessment. We subsequently completed this review and it resulted in our recording additional charges to reduce goodwill and other long-lived assets of $1.1 billion and $4.2 billion during the quarters ended March 31, 2001 and June 30, 2001, respectively.

     The largest portion of our goodwill arose from the merger of JDS FITEL and Uniphase and the subsequent acquisitions of SDL, E-TEK, and OCLI. The businesses associated with these business combinations remain significant operations within JDS Uniphase notwithstanding the current business downturn and change in market valuations and each is forecasted to produce positive cash flows over future periods. The goodwill resulted from our acquiring strategic companies when valuations were high. However, while we purchased highly valued shares, we were also in effect exchanging our highly valued shares at the same time so that none of the transactions resulting in the creation of large goodwill amounts resulted from a corresponding outlay of our cash. Had these transactions been done at different times when valuations were lower with exactly the same share exchange ratios, the goodwill amounts would have been considerably smaller. However, waiting for lower valuations may have reduced their strategic value or otherwise have allowed competitors to buy these companies thereby, eliminating an opportunity to strengthen JDS Uniphase.

Our Products

     Our telecommunications systems customers focus on developing and installing increasingly flexible, dynamic, efficient and robust high-capacity communications networks. Our products help meet their needs by enabling higher capacity through higher transmission speeds and the use of multichannnel signals (known as wavelength division multiplexing or WDM), amplifying signals further to reduce or eliminate the need for costly electrical signal regeneration, and improving reliability and flexibility by offering additional provisioning and monitoring functionality. Our products include a broad range of components, modules and subsystems better enabling our customers to satisfy all of their requirements through “one-stop” shopping at a single supplier. We strive to be able to supply 100 percent of our customers’ component, module and subsystem needs through our existing, and continually expanding, product portfolio. In this report, we focus on our more recent product offerings.

     We have two principal operating segments through which we develop and manufacture our telecommunications products: (a) Amplification and Transmission; and (b) Wavelength Division Multiplexing (WDM), Switching and Thin Film Filters.

Amplification and Transmission Products

     Our amplification and transmission products send, receive and amplify transmission signals in fiber optic systems. Products in this group include, but are not limited to: (a) products that send signals (source lasers, transmitters, modulators and wavelength lockers), (b) products that amplify signals (amplifiers and pump lasers); (c) products that receive signals (photodetectors and receivers); and (d) integrated products that transmit and detect signals (transceivers and transponders).

     Source Lasers. At the beginning of the network, a source laser powers the initial signal that will be transmitted over the network. These source lasers are characterized by their wavelength and power levels. Power, which is measured in milliwatts, generally determines the ability of the source laser to transmit over longer distances, with higher power source lasers enabling greater initial transmission distances. A single source laser is required for each channel in a WDM system.

     Transmitters. We manufacture transmitters that combine source lasers, modulators, wavelength lockers and electronic drivers so that the signal is created and encoded in a single package.

     Modulators. Modulators turn the source light on and off to encode and send the information throughout the network. Modulation can be achieved either by directly turning the laser light source on and off or externally by transmitting or alternating a continuous source laser signal to achieve the same on and off effect. Lower performance, shorter distance network systems are better suited for direct modulation, while other systems are designed to utilize external modulators to encode the information signal. We produce both direct and external modulators used in fiberoptic telecommunications systems.

     Wavelength Lockers. We supply wavelength lockers that are used to stabilize the wavelength of lasers used in dense WDM transmission systems. These lockers ensure that, over the lifetime of the system, the wavelength of a source laser does not drift to interfere with an adjacent wavelength channel. The locker operates by filtering and detecting a small amount of the source-laser light and providing a stabilizing feedback signal to the laser.

     Amplifiers. We supply both Erbium-doped fiber amplifier (“EDFA”) optical amplifiers and Raman amplification pumps. These products are designed to boost the WDM optical signals without reconversion to electrical signal and permit an optical signal to travel a greater distance between electronic terminals and regenerators. These modules include multiple passive and active components such as couplers, isolators, pump combiners and pump lasers.

     Pump Lasers. Pump lasers are used in optical amplifiers within networks to regenerate the light signal that naturally suffers loss over distance within the network. The advent of the optical amplifier in the early 1990s has permitted the development of today’s advanced fiberoptic networks by eliminating the need within those networks to convert attenuated optical signals back into the electrical domain to amplify these signals for continued transmission over long distances. Optical amplifiers each contain from one to six pump lasers depending on amplifier performance requirements. We supply 980-nanometer and 1480-nanometer pump lasers that are used in optical amplifiers. These pumps are used to energize the erbium-doped fiber that comprises the amplifier. We also supply 14xx-nanometer pump lasers that are utilized in Raman modules to create gain in the transmission fiber, allowing the signal to travel farther without electrical regeneration.

     Photodetectors and Receivers. Receivers and photodetectors detect the optical signals and convert them back into electronic signals. We supply optical photodetectors and receivers for fiberoptic telecommunications and cable television networks. Receivers are used in WDM products for each channel at both sides of the fiberoptic link as wavelength translation is required. Photodetectors are used throughout a network to monitor a variety of statistics including power levels and channel count.

     Transceivers. In addition to transmitters we also offer transceivers that combine transmitters with receivers so that signals can be generated and encoded or received and detected in a single package. These modules would be installed at the beginning and end of a system.

     Cable Television Transmitters and Amplifiers. In cable television networks we supply externally modulated transmitters for trunk-line applications, directly modulated transmitters for the distribution portion of cable television networks, return-path lasers for interactive communications and transmitters providing both analog and digital signals to the recipient.

     Telecommunications Specialty Modules and Instruments. We supply a number of specialty products for multi-gigabit fiberoptics systems. In particular, we provide some of the transmit/receive instrumentation modules used to design and test such systems. We also provide a variety of variable-bit rate receivers and OC-48 transmit/receive products that operate over extended temperature ranges.

     We believe our customers are seeking greater integration and functionality from their component vendors. By reducing the number of component integration and manufacturing steps at the customer level, our customers can better focus their time and resources on their core competencies of system architecture, software design and related competitive advantages. Furthermore, we believe that greater integration of components into single-box modules and subsystems will reduce overall system costs. Consistent with this belief, in 2001 our new product offerings in the Amplification and Transmission Products Group focused on module level solutions, under which various individual components are combined to provide increased functionality and standardization in a smaller package. For example our transceiver modules generally combine a transmitter, modulator, wavelength locker, photodetector and control electronics into a single package. Examples of new 2001 products include:

•	10 Gb/s (OC-192) and 2.5 Gb/s (OC-48) MSA Transceivers/Transponders for Extended, Long and Short Reach that feature integrated optical and electronic components for transmitting and receiving optical signals.

•	10 Gb/s APD/PIN Receiver with automatic gain control (AGC) that improves signal reception in OC-192 systems.

•	C, L or C plus L Raman Amplification Pump that enables the transmission fiber to serve as a medium for providing signal gain.

•	High Power 360 mW 980nm Grating-Stabilized Pump Modules that are the next-generation high power pumps for EDFA designs.

A-7

•	C-Band Cooled Micro-Amplifier that provides simple optical amplification in a compact size, and is designed both for DWDM systems at points where signals are not multiplexed and for deployment in edge or access networks.

•	Uncooled 980 nm pump laser that for EDFAs offers the highest power in the industry (up to 200 mW), eliminates the need for additional components and electronics for temperature control, and uses only a fraction of the operating power required by standard, cooled pump lasers.

•	40 Gb/s Small Signal Amplifier Driver that provides optical-to-electrical conversion at the point where the signal is received.

Wdm, Switching and Thin Film Filter Products

     Our WDM, switching and thin film products guide and route light signals through a fiber optic network. These products include, but are not limited to: add-drop multiplexers, isolators, thin film-based wavelength division multiplexers, arrayed waveguides, fiber Bragg gratings, couplers, circulators, optical switches, micro-electro-mechanical systems, gain flattening filters, attenuators, and test instruments for optical components. Our non-telecom products are also included in this segment.

     Add-Drop Multiplexers. We supply add-drop multiplexers that allow systems to add and drop optical signals without reconversion to an electrical signal. For example, a system operating from San Francisco to New York can drop one signal in Chicago and add another allowing for greater network flexibility. The modules include multiple components such as switches, fiber Bragg gratings and attenuators.

     Couplers, Filters, Isolators and Circulators. Wavelength division multiplexer couplers are used to split and combine signals in an optical network. We supply WDM demultiplexers and access/bi-directional couplers. Many of these products are based on thin-film filters, arrayed waveguide gratings, fused fiber couplers, microlenses and/or special optical materials. The WDM products are used after the source lasers and before the receivers.

     Isolator products are used to cause light signals in a network to propagate in one direction within a network, but prevent that signal from returning in the opposite direction. Circulators are similar to isolators in causing light in a system to flow in only one direction, but are different in that circulators incorporate multiple ports and use these multiple ports to perform a routing function within the network. We supply various types of isolators, circulators and we also produce tunable narrow-bandpass filters that are wavelength-tunable by voltage control.

     Fiber Bragg Gratings. We supply fiber Bragg gratings to separate and filter multiple wavelengths of light propagating in the same fiber. These gratings are generally used in signal monitoring, dispersion compensation and gain flattening applications.

     Switches and Attenuators. Optical switches are used to route and switch signals to different destinations within networks. Attenuators are used to adjust the power of the optical signal to be compatible with the optical receivers within a network system.

     Consistent with our belief that our customers are seeking greater integration and functionality in products provided by their component vendors, our new product offerings in the WDM, Switching and Thin Film Group focused on module level solutions in year 2001. Examples of new products include:

•	Tunable Dispersion Compensator is the first available product for per-channel, adjustable dispersion compensation for 40 Gb/s and 10 Gb/s ultra long-haul systems. Different colors of light travel along an optical fiber at slightly different speeds, and light signals that carry information always have some small variation in the color of the light. The dispersion compensation modules cancel out those differences in speed so that all the colors of the light signal arrive at their destination at the same time.

•	50 and 100 GHz, 8 and 40 Channel V-MUX Integrated VOA Array/WDM Multiplexer that incorporates arrayed waveguide gratings for dense wavelength division multiplexing with temperature control and variable optical attenuators. Attenuators adjust the strength of the optical signals to make them equal so that they can be received cleanly.

A-8

•	MEMS Variable Optical Attenuator (VOA) is JDS Uniphase’s first product based on Micro-Electro-Mechanical Systems (MEMS) technology and offers high performance and fast response in an ultra-compact package. The MEMS VOA is well suited to equalize the strength of multiple optical signals and provide network power provisioning in optical amplifiers giving network designers more flexibility in managing bandwidth.

•	MOMS Series 1x2 Optical Switches, based on Micro-Opto-Mechanical Systems (MOMS) technology, these switches feature improved fiber management provided in an extremely small, compact package.

•	MEMS 1x2 and 2x2 Optical Switches that use MEMS technology to provide advanced switching speeds and improved optical performance bundled in a condensed, hermetically sealed package.

•	VCF Series of 100 GHz tunable filters that offer attractive solutions for selecting specific wavelengths to be dropped to metropolitan rings or for provisioning single wavelengths to end users as they grow.

•	Network Monitoring Module is an eight-channel power monitoring device that provides a digital output of channel power and a control output for power balancing, which helps identify any potential network problems and directs data flow accordingly to allow optimal network reliability.

•	Wavelength Monitoring Unit that measures optical power, optical signal-to-noise ratio (OSNR), and wavelength.

•	Optical Performance Monitor that has the highest accuracy for OSNR and also measures optical power and wavelength.

   Test Instruments

     Test instruments are used for testing and measuring optical components. Many of the test instruments were originally developed for evaluating our own optical components during design and production. In 2001, JDS Uniphase introduced our Multiple Application Platform (MAP), the next generation platform for its line of fiber optic test and measurement instrumentation. MAP provides a wide range of test and measurement switches and attenuators in a modular and upgradeable architecture suitable for R&D and manufacturing environments.

   Non-telecom Products

     In addition to our core optical components and modules business, we also manufacture and supply laser subsystems for a broad range of applications, optical display and projection products used in computer displays and other similar applications and light interference pigments used in security products and decorative surface treatments.

     Our principal laser subsystem products consist of air-cooled argon gas laser subsystems, which generally emit blue or green light, helium-neon lasers, which generally emit red or green light, and solid state lasers, which generally emit infrared, blue or green light. These systems consist of a combination of a laser head containing the lasing medium, power supply, cabling and packaging, including heat dissipation elements.

     Optical display and projection products control the brightness, contrast and resolution of next generation display products including computer displays, digital image projectors, flat panel displays, scanners and personal digital assistants (commonly known as PDAs).

     Light interference pigments achieve unique color shifting characteristics in security products and decorative surface treatments. Security related products include bank notes, passports, credit cards, tax stamps and brand protection labels. Decorative surface treatments include automotive paint, cosmetics, electronic cases and apparel.

Competitve Environment

     We compete with numerous fiber optic component manufacturers, including independent merchant suppliers and business units within vertically integrated equipment manufacturers, including some of our customers. While each of our product families has multiple competitors, we believe that we have the broadest range of fiber optic components and modules available from one supplier in the industry. We also believe that this range of products will position us well in the industry as it continues to move towards module and subsystem level products as we can better control the cost and quality of the components contained in module and subsystem level products.

     While not a comprehensive list, our competitors in one or more product lines include: Agere, Agilent, Alcatel Optronics, Avanex, Chorum, Ciena, Corning, DiCon, Exfo, Fujitsu, Furukawa, Hitachi, New Focus, Nortel HPOCS, Oplink, Sumitomo, Tellium, and Tyco.

     To save on costs and time, we believe that telecommunications system suppliers generally seek fewer vendors for a greater variety of components and integrated modules. A single vendor of multiple components or modules has the ability to design these products to interact more effectively within a network infrastructure and to optimize performance between them when installed in a single network system. Given these factors, we believe that established system suppliers will seek to reduce the level of their vertical integration at the component and module level and to focus on the overall system design and architecture of their products, which has historically been the primary means by which those system suppliers have differentiated themselves from their competitors. In this environment, we will continue to focus on selling customers a portfolio of products that meets their system and cost requirements while ensuring us a substantial portion of their component and module needs for the particular system. Moreover, in the current industry uncertainty, we believe that the communications equipment manufacturers will seek to further consolidate their vendor relationships, strengthening ties with established industry leaders, like us, and eliminate or reduce their dependence on smaller and less secure suppliers. We believe our broad product portfolio, financial stability, strongly funded research and development, and high qualification standards, position us increasingly to compete to be the supplier of choice to these companies now and in the future.

Company Strategy

     Our mission has been and continues to be to maintain and expand our position as the leading merchant supplier of advanced components, modules and subsystems to the telecommunications and cable television networking marketplace. The key elements of our business strategy are as follows:

•	Maintain Close Customer Relationships. We work closely with our customers from initial product design through to manufacturing and delivery. We strive to engage with our customers at the early stages of system development to provide them with all of their component and module needs through customized design and manufacturing, aligned with the requirements of their systems. Maintaining and strengthening these relationships is particularly critical during the current industry downturn. Accordingly, reorganizing and focusing our sales, customer support and product development efforts to strengthen and streamline our customer relationships is a fundamental aspect of our Global Realignment Program.

•	Maintain Technology Leadership and High Product Reliability. We consider our technology and product leadership to be critical to our continued success. We offer the broadest range of components and modules to telecommunications system providers, and we expect to continue this leadership. To do so, we must continue to develop new products, offering increased efficiency, performance and functionality, and with higher levels of integration, to our customers. To this end, notwithstanding the current economic downturn, we allocate, and expect to continue to allocate, significant funding and management emphasis to our product and technology development programs. Moreover, by eliminating overlapping R&D programs and concentrating our key product development activities in specific global centers, under our Global Realignment Program, we expect to conduct these programs with greater efficiency and focus. We believe that focused, judicious, and vigorous product development programs are critical to maintaining and strengthening our leadership in current and future industry climates.

A-10

•	Offer a Comprehensive Portfolio of Fiber Optic Components and Modules. We endeavor to be the preferred, comprehensive, source for an increasingly greater variety of optical components and modules, for both the established network system providers as well as the emerging system providers. We believe our customers will continue to reduce the number of suppliers of components and modules for their systems. We believe this trend will accelerate because of the current economic downturn and the need for our customers to build relationships with financially secure, comprehensive solution providers. Accordingly, we strive to provide a comprehensive solution to our customers’ component and module needs.

•	Develop Modules and Subsystems. Our customers continue to seek an increase in the level of integration in the optoelectronic and optical products they purchase from their suppliers. Moreover, we believe our customers’ ability to offer robust, dynamic high bandwidth systems to their carrier customers on a cost-effective basis will be integral to an industry recovery. We believe that greater integration of components into single-box modules and subsystems will reduce overall system costs. Furthermore, we believe reductions in the number of component integration and manufacturing steps required to be performed by our customers enable our customers to better focus their resources on aspects of their business that build on their core system architecture and maintenance competencies and related competitive advantages over other system providers. To this end, we expect to continue to devote substantial resources and effort to develop and manufacture increasingly integrated module and subsystem-level solutions for our customers. We believe that our broad core competencies in optical components, together with our strong customer relationships, will enable us to successfully develop and manufacture products offering these levels of integration and functionality to our customers.

•	Structure Our Manufacturing Capabilities for Maximum Efficiency and Quality. Prior to the current industry downturn, in response to increasing customer demand, we expanded our worldwide manufacturing capacity through a number of initiatives, including facility expansion, mergers and acquisitions, enhanced manufacturing efficiencies and yield improvements, automation, and outsourcing. In the current economic environment, we realize the need to shift our manufacturing focus from capacity expansion to efficiency, while continuing to maintain product quality and the ability to expand during any future business upturn. Consequently, a critical goal of our Global Realignment Program is to reorganize and consolidate our manufacturing operations into those facilities best suited economically, technologically and geographically, to manufacture our products while consistently meeting our and our customers’ quality standards. When completed, we expect production to be centralized in designated competency centers in order to enhance productivity and streamline operations. In connection with the Global Realignment Program, we are moving the manufacturing of many of our established products to our facility in Shenzen, Peoples Republic of China. In addition to our efforts under the Global Realignment Program, we continue our efforts to increase manufacturing efficiency through automation and outsourcing, where partners may help remove production bottlenecks and create a more cost-effective and scalable process.

•	Seek Complementary Mergers and Acquisitions. The telecommunications industry is experiencing rapid consolidation and realignment because of globalization, deregulation and rapidly changing competitive technologies such as fiber optics for cable television, wireless communications and the Internet. We expect this consolidation and realignment trend to increase as the result of the current industry downturn. We have grown in part by acquiring or merging with telecommunications component and module businesses and may continue to do so in the future. We frequently evaluate strategic opportunities and intend in the future to pursue acquisitions of additional products, technologies and businesses actively.

     Although we expect to be successful in implementing our strategy, our statements about our strategy are necessarily forward looking. We cannot predict the future and many factors, some within and some outside of our control, may cause us to fail to achieve one or more of our strategic goals. Some of these factors are discussed under “Risk Factors”.

Sales and Marketing

     We market our telecommunications components to our customers primarily through our direct sales force in North America, Asia, Europe and Australia. In addition, we currently sell some of our products through distributors and manufacturers’ representatives in North America, Europe, Asia, South America, the Middle East and Australia. Selected customers for telecommunications components include:

Alcatel	Corvis	Nortel
Agilent	Juniper Networks	ONI Systems
Ciena	Lucent	Siemens
Cisco	Marconi	Sycamore
Corning	Motorola	Tyco

     Subsequent to our acquisition of SDL and continuing with our Global Realignment Program, we are integrating our sales force to, among other things, provide each of our customers with a single point of contact, who is or will be the dedicated account specialist for that customer. In addition, each of our larger customers has or will have a dedicated sales team. We have largely completed this task. Ultimately, it is our intention that every customer has a single point of contact for order placement, status updates, billing and related questions.

     We market our non-telecommunication products through our specialized non-telecommunications direct sales force and worldwide network of representatives and distributors.

Customer Support and Service

     We believe that a high level of customer support is necessary to successfully develop and maintain long-term relationships with all of our customers. With respect to our core telecommunications businesses, each relationship begins at the design-in phase and is maintained as customer needs change and evolve. We provide direct service and support to our telecommunications customers through our offices in North America, Asia and Europe. This year we expect to establish technical and support centers to streamline customer interactions with product line managers. We also intend that our customer service unit exploit our global Oracle implementation to consolidate administrative functions and realize cost savings.

Research and Development

     During 2001, 2000 and 1999, we incurred research and development expenditures of $325.9 million, $113.4 million and $27.0 million, respectively.

     We are currently developing new and enhanced telecommunications components, modules and subsystems. Once the design of a product is complete, our engineering efforts shift to enhance both the performance of that product and our ability to manufacture it at higher volumes and at lower cost. For the telecommunications marketplace, we are directing research and development to strategically important areas: tunable compensation, wavelength switching, and next-generation amplification and transponder products. We continue to develop packaging technology for a number of our optoelectronic components so as to enable us to supply more integrated and lower cost packaged modules to our customers.

     In response to the recent economic downturn, we are cutting the dollar amount of our research and development expenditures for 2002. However, we expect such expenditures will increase as a percentage of net sales during the same period. In addition, as part of our Global Realignment Program, we are eliminating overlapping product development programs and concentrating our key product development activities in specific global centers. The goal is to allocate our resources both geographically and technologically to products and technologies that we believe will be most important to our customers.

Manufacturing

The following table sets forth our main manufacturing locations and the primary products manufactured at each location as at June 30, 2001 (except as indicated):

Location	Products
NORTH AMERICA

Canada, British Columbia,	980-nm and 14xx-nm terrestrial pump packaging
Victoria*

Canada, Ontario, Ottawa	Optical amplifiers, wavelength division multiplexers, couplers, circulators, switches, tunable filters, EDFAs, isolators and test instruments for telecommunications, waveguides and attenuators

Canada, Ontario, Toronto	Optical performance monitors and dispersion compensation modules

USA, California, Manteca	Laser subsystems

USA, California, San Jose	Add-drop multiplexer modules, wavelength division multiplexers,
Raman amplifiers, 980-nm pump lasers, couplers, circulators, switches, isolators, optical amplifiers and laser subsystems

USA, California, Santa Rosa	Thin film filters, optical display and projection products and light interference pigments

USA, Connecticut, Bloomfield	Lithium niobate modulators and wavelength lockers

USA, Florida, Melbourne	Transponder modules (OC-48 and OC-768) and automation
equipment

USA, Massachusetts, Norwood	Specialty fiber

USA, New Jersey, Eatontown	EDFA optical amplifiers

USA, New Jersey, Piscataway	Electronic drivers for telecommunications

USA, New Jersey, Trenton	Optical photodetectors and receivers

USA, New York, Rochester*	Display optics

USA, North Carolina,	Micro-electro-mechanical-systems
Raleigh-Durham

USA, Ohio, Columbus	Arrayed waveguide grating

USA, Pennsylvania, Horsham	Transponder modules (OC-192)

USA, Texas, Richardson*	Optical performance monitors

EUROPE

Germany, Waghaeusel-Kirrlach	Waveguide splitters and splitter shelves

Netherlands, Eindhoven	Source lasers, semiconductor amplifiers, and semiconductor optical amplifiers

Switzerland, Zurich**	980-nm pump lasers

United Kingdom, Bracknell*	Optical performance monitors

United Kingdom, Hillend*	Thin film filters

United Kingdom, Oxford*	Optical subassemblies

United Kingdom, Plymouth*	Advanced laser packaging

United Kingdom, Torquay	Fused fiber components

United Kingdom, Witham*	Integrated RZ and OC-768 modulators

REST OF WORLD

Australia, Sydney	Fiber Bragg gratings

China, Fuzhou	YVO4 and lithium niobate crystals

China, Shenzhen	Isolators and wavelength division multiplexers

China, Shunde*	Isolators and wavelength division multiplexers

Taiwan, Taipei*	Couplers and isolators

A-13

*	These facilities have currently been identified for closure in 2002 under the Global Realignment Program.

**	The Zurich facility was sold to Nortel Networks on February 13, 2001.

Sources and Availabilty of Raw Materials

     Our policy is to establish at least two sources of supply for materials whenever possible, although we do have some sole source supply arrangements. The loss or interruption of such arrangements could have an impact on our ability to deliver certain products on a timely basis.

Patents and Proprietary Rights

     Intellectual property rights that apply to our various products include patents, trade secrets and trademarks. Because of the rapidly changing technology and a broad distribution of patents in the optoelectronics industry, our intention is not to rely primarily on intellectual property rights to protect or establish our market position. We do not intend to broadly license our intellectual property rights unless we can obtain adequate consideration or enter into acceptable patent cross-license agreements. We held over 600 U.S. patents and numerous foreign patents at June 30, 2001.

Minority Investments

     We make minority investments in companies that build technology or provide services that are complementary to our products. By investing in new ventures, we strengthen our partnerships with such companies. Together with our partners, we believe we can offer more complete solutions to the market.

Backlog

     Backlog consists of written purchase orders for products for which we have assigned shipment dates within the following 12 months. As of June 30, 2001, our backlog was $677 million as compared to a backlog of $931 million at June 30, 2000. Orders in backlog are firm, but are subject to cancellation or rescheduling by the customer. Because of possible changes in product delivery schedules and cancellation of product orders and because our sales will often reflect orders shipped in the same quarter in which they are received, our backlog at any particular date is not necessarily indicative of actual sales for any succeeding period. Certain of our customers have adopted “just in time” techniques with respect to ordering the our products, which will cause us to have shorter lead times for providing products to some customers. Such shorter lead times are likely to result in lower backlog relative to sales in future periods.

     As a consequence of the industry downturn subsequent to June 30, 2001, we experienced cancellations of some orders included in our June 30, 2001 backlog. Moreover, we expect our backlog for future periods to be lower than at June 30, 2001. For these reasons, our ability to translate our current backlog (including the $677 million of backlog at June 30, 2001) into sales has been and is likely to continue to be adversely affected by order cancellation and rescheduling, which were significant in recent quarters. Consequently, during this period of industry uncertainty, we caution that, our announced backlog may not be a reliable indicator of future sales or the level of future orders.

Employees

     At June 30, 2001, we had a total of 19,948 full-time employees worldwide, including 2,350 in research, development and engineering, 622 in sales, marketing and service, 14,979 in manufacturing, and 1,997 in general management, administration and finance. On July 26, 2001, we announced our intention to reduce our global work force to approximately 13,000 employees through the Global Realignment Program. As of June 30, 2001, approximately 6,100 employees had been terminated as part of the Program. Of the total work force reduction, the majority was in manufacturing.

     Our employees are not represented by any collective bargaining organization except for our Netherlands and Germany operations. We have never experienced a work stoppage, slowdown or strike. Notwithstanding the current downturn, we consider our employee relations to be generally good.

RISK FACTORS

Our operating results and stock price fluctuate substantially

     Operating results for future periods are never perfectly predictable even in the most certain of economic times, and we expect to continue to experience fluctuations in our quarterly results and in our guidance, when provided, for financial performance in future periods. These fluctuations, which in the future may be significant, could cause substantial variability in the market price of our stock. In addition to those concerns discussed below, all of the concerns we have discussed under “Risk Factors” could affect our operating results from time to time.

   Our operating results and stock price are affected by fluctuations in our customers’ businesses

     Our business is dependent upon product sales to telecommunications network system providers, who in turn are dependent for their business upon orders for fiber optic systems from telecommunications carriers. Any downturn in the business of any of these parties affects us. Moreover, our sales often reflect orders shipped in the same quarter in which they are received, which makes our sales vulnerable to short-term fluctuations in customer demand and difficult to predict. In general, customer orders may be cancelled, modified or rescheduled after receipt. Consequently, the timing of these orders and any subsequent cancellation, modification or rescheduling of these orders have affected and will in the future affect our results of operations from quarter to quarter. Also, as our customers typically order in large quantities, any subsequent cancellation, modification or rescheduling of an individual order may alone affect our results of operations.

   We are experiencing decreased sales and increased difficulty in predicting future operating results

     As the result of currently unfavorable economic and market conditions, (a) our sales are declining, (b) we are unable to predict future sales accurately, and (c) we are currently unable to provide guidance for future financial performance. The conditions contributing to this difficulty include:

•	uncertainty regarding the capital spending plans of the major telecommunications carriers, upon whom our customers and, ultimately we, depend for sales;

•	the telecommunications carriers’current limited access to the capital required for expansion;

•	our customers decreasing inventory levels, which, in turn, reduces our sales;

•	lower near term sales visibility; and

•	general market and economic uncertainty.

A-15

     Based on these and other factors, many of our major customers have reduced, modified, cancelled or rescheduled orders for our products and have expressed uncertainty as to their future requirements. As a result, we currently anticipate that our net sales in future periods may decline. In addition, our ability to meet financial expectations for future periods may be harmed.

   We have incurred, and may in the future incur, inventory-related charges, the amounts of which are difficult to predict accurately

     As a result of the business downturn we have incurred charges to align our inventory with actual customer requirements over the near term. We use a rolling six-month forecast based on anticipated product orders, product order history, forecasts, and backlog to assess our inventory requirements. As discussed above, our ability to forecast our customers’needs for our products in the current economic environment is very limited. We have incurred, and may in the future incur, significant inventory-related charges. In the fourth quarter of 2001, we incurred charges related to inventory write-downs and losses on excess inventory purchase commitments of $510.6 million, and $59.8 million, respectively. We may incur significant similar charges in future periods. Moreover, because of our current difficulty in forecasting sales, we may in the future revise our previous forecasts. While we believe, based on current information, that the inventory-related charges recorded in 2001, are appropriate, subsequent changes to our forecast may indicate that these charges were insufficient or even excessive.

     As a result of these and other factors, our stock price has declined substantially over the past year. Despite this decline, the market price of our stock and the stocks of many of the other companies in the optical components, modules and systems industries continue to trade at high multiples of earnings. An outgrowth of these multiples and market volatility is the significant vulnerability of our stock price and the stock prices of our customers and competitors to any actual or perceived fluctuation in the strength of the markets we serve, no matter how minor in actual or perceived consequence. Consequently, these multiples and, hence, market prices may not be sustainable. These broad market and industry factors have caused and may in the future cause the market price of our stock to decline, regardless of our actual operating performance or the operating performance of our customers

If we fail to manage or anticipate our future growth, our business will suffer

     The optical networking business has historically grown, at times rapidly, and we have grown accordingly. We have made and, although we are currently in an industry downturn, expect to continue to make significant investments to enable our future growth through, among other things, internal expansion programs, internal product development and acquisitions and other strategic relationships. If we fail to effectively manage or anticipate our future growth effectively, particularly during periods of industry decline, such as these, our business will suffer.

   Difficulties associated with integrating our acquired businesses could harm our overall business operations

     Our growth strategy includes acquisitions of other companies, technologies and product lines to complement our internally developed products. In fact, we are the product of several substantial acquisitions, including, among others, JDS FITEL on June 30, 1999, OCLI on February 4, 2000, E-TEK on June 30, 2000 and SDL on February 13, 2001. We expect to continue this strategy. Critical to the success of this strategy and, ultimately, our business as a whole, is the ordered, efficient integration of acquired businesses into our organization. If our integration efforts are unsuccessful, our businesses will suffer. Successful integration depends upon:

•	our ability to integrate the manufacture, sale and marketing of the products of the businesses acquired with our existing products;

•	our ability to complete product development programs and consolidate research and development efforts;

•	our ability to retain key personnel of the acquired business and effectively organize the acquired business’ personnel with our own;

A-16

•	our ability to consolidate and reorganize operations with those of the acquired business; and

•	our ability to expand our information technology systems (including accounting and financial systems, management controls and procedures).

     Our integration efforts, which are ongoing, may not be successful and may result in unanticipated operations problems, expenses and liabilities and the diversion of management attention.

   Our acquisition strategy is costly

     Our acquisition strategy is costly. For example, we have incurred direct costs associated with the combination of Uniphase and JDS FITEL of $12.0 million, incurred $8.2 million associated with the acquisition of OCLI, incurred $32.3 million associated with the acquisition of E-TEK and incurred $44.6 associated with the acquisition of SDL. In addition, we paid certain SDL executives $300.9 million in consideration of their agreement to amend their change of control agreements and enter into non-compete agreements with us. We may incur additional material charges in subsequent quarters to reflect additional costs associated with these and other combinations and acquisitions, which will be expensed as incurred. Moreover, to the extent an acquired business does not perform as expected, we have and may continue to incur substantial additional unforeseen costs to develop, restructure or dispose of such business. Nonperforming or underperforming acquired businesses may also divert management attention, dilute the value of our common stock and exchangeable shares and weaken our financial condition.

   Our Global Realignment Program may not be successful

     As part of our continuing integration efforts and in response to the current economic slowdown, we recently commenced a Global Realignment Program, under which we are, among other things:

•	consolidating our product development programs and eliminating overlapping programs,

•	consolidating our manufacturing of several products from multiple sites into specific locations around the world, and

•	realigning our sales organization to offer customers a single point of contact within the company, and creating regional and technical centers to streamline customer interactions with product line managers.

     Implementation of the Global Realignment Program involves reductions in our workforce and facilities and, in certain instances, the relocation of products, technologies and personnel. We will incur significant expenses to implement the program and we expect to realize significant future cost savings as a result. As with our other integration efforts, the Global Realignment Program may not be successful in achieving the expected benefits within the expected timeframes, may be insufficient to align our operations with customer demand and the changes affecting our industry, may disrupt our operations, or may be more costly than currently anticipated.

   If we fail to commercialize new product lines our business will suffer

     We intend to continue to develop new product lines and to improve existing product lines to meet our customers’ diverse and changing needs. However, our development of new products and improvements to existing products may not be successful, as:

•	we may fail to complete the development of a new product or product improvement; or

•	our customers may not purchase the new product or improved product because, among other things, the product is too expensive, is defective in design, manufacture or performance, or is uncompetitive, or because the product has been superceded by another product or technology.

Nonetheless, if we fail to successfully develop and introduce new products and improvements to existing products, our business will suffer. A-17

     Furthermore, new products require increased sales and marketing, customer support and administrative functions to support anticipated increased levels of operations. We may not be successful in creating this infrastructure nor may we realize any increased sales and operations to offset the additional expenses resulting from this increased infrastructure. In connection with our recent acquisitions, we have incurred expenses in anticipation of developing and selling new products. Our operations may not achieve levels sufficient to justify the increased expense levels associated with these new businesses.

   Any failure of our information technology infrastructure could harm our business

     We rely upon the capacity, reliability and security of our information technology hardware and software infrastructure and our ability to expand and update this infrastructure in response to our growth and changing needs. In connection with our growth, we are constantly updating our current information technology infrastructure and expect to incur significant costs and expend significant management and other resources relating to our upgrade efforts. Among other things, we are currently unifying our manufacturing, accounting, sales and human resource data systems using an Oracle platform and expanding and upgrading our networks and integrating our voice communications systems. Any failure to manage, expand and update our information technology infrastructure could hurt our business.

We have manufacturing and product quality concerns

   If we do not achieve acceptable manufacturing volumes, yields and costs, our business will suffer

     Our success depends upon our ability to timely deliver products to our customers at acceptable volume and cost levels. The manufacture of our products involves highly complex and precise processes, requiring production in highly controlled and clean environments. Changes in our manufacturing processes or those of our suppliers, or their inadvertent use of defective or contaminated materials, could significantly hurt our ability to meet our customers’ product volume and quality needs. Moreover, in some cases, existing manufacturing techniques, which involve substantial manual labor, may not achieve the volume or cost targets of our customers. In these cases, we will need to develop new manufacturing processes and techniques, which are anticipated to involve higher levels of automation, to achieve these targets, and we will need to undertake other efforts to reduce manufacturing costs. Currently, we are devoting significant funds and other resources to (a) the development of advanced manufacturing techniques to improve product volumes and yields and reduce costs, and (b) realign some of our product manufacturing to locations offering optimal labor costs. These efforts may not be successful. If we fail to achieve acceptable manufacturing yields, volumes and costs, our business will be harmed.

   If our customers do not qualify our manufacturing lines for volume shipments, our operating results could suffer

     Customers will not purchase any of our products, other than limited numbers of evaluation units, prior to qualification of the manufacturing line for the product. Each new manufacturing line must go through varying levels of qualification with our customers. Moreover, under our Global Realignment Program we are consolidating our worldwide manufacturing operations. Among other things, we will be moving the manufacturing of some of our products to other facilities. The manufacturing lines for these products at the consolidated facilities must undergo qualification with our customers before commercial manufacture of these products can recommence. The qualification process, whether for new products or in connection with the relocation of manufacturing of current products, determines whether the manufacturing line achieves the customers’ quality, performance and reliability standards. Delays in qualification can cause a product to be dropped from a long-term supply program and result in significant lost sales opportunities over the term of that program. We may experience delays in obtaining customer qualification of our manufacturing lines and, as a consequence, our operating results and customer relationships would be harmed.

   If our products fail to perform, our business will suffer

     Our business depends on our producing excellent products of consistently high quality. To this end, our products are rigorously tested for quality both by us and our customers. Nevertheless, our products are highly complex and our customers testing procedures are limited to evaluating our products under likely and foreseeable failure scenarios. For various reasons (including, among others, the occurrence of performance problems unforeseeable in testing), our products may fail to perform as expected. Failures could result from faulty design or problems in manufacturing. In either case, we could incur significant costs to repair and/or replace defective products under warranty, particularly when such failures occur in installed systems. We have experienced such failures in the past and remain exposed to such failures, as our products are widely deployed throughout the world in multiple demanding environments and applications. In some cases, product redesigns or additional capital equipment may be required to correct a defect. In addition, any significant or systemic product failure could result in lost future sales of the affected product and other products, as well as customer relations problems.

Accounting treatment of our acquisitions has impacted our operating results

   Our operating results are adversely impacted by purchase accounting treatment, primarily due to the impact of amortization of and other reductions in the carrying value of goodwill and other intangibles originating from acquisitions

     Under accounting principles generally accepted in the United States through June 30, 2001, we accounted for most of our acquisitions using the purchase method of accounting. Under purchase accounting, we recorded the market value of our common shares and the exchangeable shares of our subsidiary, JDS Uniphase Canada Ltd., issued in connection with acquisitions and the fair value of the stock options assumed and the amount of direct transaction costs as the cost of acquiring these entities. That cost is allocated to the individual assets acquired and liabilities assumed, including various identifiable intangible assets such as in-process research and development, acquired technology, acquired trademarks and trade names and acquired workforce, based on their respective fair values. We allocated the excess of the purchase cost over the fair value of the net identifiable assets to goodwill.

     The impact of purchase accounting on our operating results is significant. For fiscal 2001, we recorded an acquisition related amortization expense of $5,387.0 million.

     Additionally, we also incur other purchase accounting related costs and expenses in the period a particular transaction closes to reflect purchase accounting adjustments adversely affecting gross profit and the costs of integrating new businesses or curtailing overlapping operations. Purchase accounting treatment of our mergers and acquisitions, at least through the end of 2002 at which time new accounting rules will apply, will result in a net loss, which will have a material and adverse effect on our results of operations.

     The downturn in telecommunications equipment and financial markets created unique circumstances with regard to the assessment of certain of our long-lived assets and investments. In the second half of fiscal 2001, we evaluated the carrying value of certain long-lived assets and acquired equity investments, consisting primarily of goodwill and other intangible assets and our investment in ADVA. We were carrying a large amount of goodwill on our balance sheet because, for our significant acquisitions, as accounting rules require that goodwill be recorded based on stock prices at the time merger agreements are executed and announced, and our merger agreements were negotiated and announced at times when market valuations were considerably higher than at present.

     On April 24, 2001, we announced that we were evaluating the carrying value of certain long-lived assets and that such evaluation may result in an approximately $40 billion reduction in goodwill for the quarter ended March 31, 2001. On July 26, 2001, we announced that we were recording reductions of $38.7 billion and $6.1 billion in goodwill and other intangible assets for the quarters ended March 31, 2001 and June 30, 2001, respectively. In addition, we announced we were recording a $715 million charge for the quarter ended March 31, 2001 to write down the value of our investment in ADVA. We also announced at that time that we would be conducting a further assessment of our long-lived assets and that further adjustments to our fiscal 2001 results may result from this assessment. We subsequently completed this review and it resulted in our recording additional charges to reduce goodwill and other long-lived assets of $1.1 billion and $4.2 billion during the quarters ended March 31, 2001 and June 30, 2001, respectively.

     We also reclassified $300.9 million in amounts paid to certain SDL executives in connection with the acquisition which were previously recorded as acquisition costs in the quarter ended March 31, 2001 as a one-time charge for that period. We also recorded a $715 million charge for that period to write down the value of our equity investment in ADVA.

     The largest portion of our goodwill arose from the merger of JDS FITEL and Uniphase and the subsequent acquisition of SDL, E-TEK, and OCLI. The businesses associated with these business combinations remain significant operations within JDS Uniphase notwithstanding the current business downturn and change in market valuations and each is forecasted to produce positive cash flows over future periods. The goodwill resulted from our acquiring strategic companies when valuations were high. However, while we purchased highly valued shares, we were also in effect exchanging our highly valued shares at the same time so that none of the transactions resulting in creation of large goodwill balances resulted from a corresponding outlay of our cash. Had these transactions been done at different times when valuations were lower with exactly the same share exchange ratios, the goodwill amounts would have been considerably smaller. However, waiting for lower valuations may have reduced their strategic value or otherwise have allowed competitors to buy these companies thereby, eliminating an opportunity to strengthen JDS Uniphase.

Our sales are dependent upon a few key customers

     Our customer base is highly concentrated. Historically, orders from a relatively limited number of optical system providers accounted for a substantial portion of our net sales. During 2001, three customers, Nortel Networks Corporation, Alcatel, and Lucent Technologies, Inc., accounted for 14 percent, 12 percent and 10 percent of net sales, respectively. During 2000, Lucent Technologies, Inc., and Nortel Networks Corporation, accounted for 21 percent and 15 percent of net sales, respectively We expect that, for the foreseeable future, sales to a limited number of customers will continue to account for a high percentage of our net sales. Sales to any single customer may vary significantly from quarter to quarter. If current customers do not continue to place orders, we may not be able to replace these orders with new orders from new customers. In the telecommunications industry, our customers evaluate our products and competitive products for deployment in their telecommunications systems. Our failure to be selected by a customer for particular system projects can significantly impact our business, operating results and financial condition. Similarly, even if our customers select us, the failure of those customers to be selected as the primary suppliers for an overall system installation could adversely affect us. Such fluctuations could materially harm our business.

Interruptions affecting our key suppliers could disrupt production, compromise our product quality and adversely affect our sales

     We obtain various components included in the manufacture of our products from single or limited source suppliers. A disruption or loss of supplies from these companies or a price increase for these components would materially harm our results of operations, product quality and customer relationships. In addition, we currently utilize a sole source for the crystal semiconductor chip sets incorporated in our solid state microlaser products for use in our solid state laser products from Opto Power Corporation and GEC. We obtain lithium niobate wafers, gallium arsenide wafers, specialized fiber components and some lasers used in our telecommunications products primarily from Crystal Technology, Inc., Fujikura, Ltd., Philips Key Modules and Sumitomo, respectively. We do not have long-term or volume purchase agreements with any of these suppliers, and these components may not in the future be available in the quantities required by us, if at all.

Any failure to remain competitive in our industry would harm our operating results

   If our business operations are insufficient to remain competitive in our industry, our operating results could suffer

     The telecommunications markets in which we sell our products are highly competitive and characterized by rapidly changing and converging technologies. We face intense competition from established competitors and the threat of future competition from new and emerging companies in all aspects of our business. Among our current competitors are our customers, who are vertically integrated and either manufacture and/or are capable of manufacturing some or all of the products we sell to them In addition to our current competitors, we expect that new competitors providing niche, and potentially broad, product solutions will increase in the future. While the current economic downturn has reduced the overall level of business in our industry, the competition for that business remains fierce. To remain competitive in both the current and future business climates, we believe we must maintain a substantial commitment to focused research and development, improve the efficiency of our manufacturing operations, and streamline our marketing and sales efforts, and attendant customer service and support. Under our Global Realignment Program, we have ongoing initiatives in each of these areas. However, our efforts to remain competitive, under the Global Realignment Program and otherwise, may be unsuccessful. Among other things, we may not have sufficient resources to continue to make the investments necessary to remain competitive, or we may not make the technological advances necessary to remain competitive. In addition, notwithstanding our efforts, technological changes, manufacturing efficiencies or development efforts by our competitors may render our products or technologies obsolete or uncompetitive.

   Our industry is consolidating

     Our industry is consolidating and we believe it will continue to consolidate in the future as companies attempt to strengthen or hold their market positions in an evolving industry. We anticipate that consolidation will accelerate as the result of the current industry downturn. We believe that industry consolidation may result in stronger competitors that are better able to compete as sole-source vendors for customers. This could lead to more variability in operating results as we compete to be a single vendor solution and could hurt our business.

   Fiber optic component average selling prices are declining

     Prices for telecommunications fiber optic products generally decline over time as new and more efficient components and modules, with increased functionality, are developed, manufacturing processes improve and competition increases. The current economic downturn has exacerbated the general trend, as declining sales have forced telecommunications carriers and their systems provider suppliers to reduce costs, leading to increasing pricing pressure on us and our competitors. Weakened demand for optical components and modules has created an oversupply of these products, which has increased pressure on us to reduce our prices. To the extent this oversupply is not corrected in subsequent periods, we anticipate continuing pricing pressure. Moreover, currently, fiber optic networks have significant excess capacity. Industry participants disagree as to the amount of this excess capacity. However, to the extent that there is significant overcapacity and this capacity is not profitably utilized in subsequent periods, we expect to face additional pricing pressure.

     In response to pricing pressure, we must continue to (1) timely develop and introduce new products that incorporate features that can be sold at higher selling prices, (2) increase the efficiency of our manufacturing operations, and (3) generally reduce costs. Failure to do so could cause our net sales and gross margins to decline, which would harm our business.

   If we fail to attract and retain key personnel, our business could suffer

     Our future depends, in part, on our ability to attract and retain key personnel. In addition, our research and development efforts depend on hiring and retaining qualified engineers. Competition for highly skilled engineers is extremely intense, and, the current economic downturn notwithstanding, we continue to face difficulty identifying and hiring qualified engineers in many areas of our business. We may not be able to hire and retain such personnel at compensation levels consistent with our existing compensation and salary structure. Our future also depends on the continued contributions of our executive officers and other key management and technical personnel, each of whom would be difficult to replace. We do not maintain a key person life insurance policy on our chief executive officer or any other officer. The loss of the services of one or more of our executive officers or key personnel or the inability to continue to attract qualified personnel could delay product development cycles or otherwise materially harm our business.

We face risks related to our international operations and sales

     Our customers are located throughout the world. In addition, we have significant offshore operations, including manufacturing facilities, sales personnel and customer support operations. Our operations outside North America include facilities in the United Kingdom, the Netherlands, Germany, Australia and the People’s Republic of China.

     Our international presence exposes us to risks not faced by wholly North American companies. Specifically, we face the following risks, among others:

•	our ability to comply with the customs, import/export and other trade compliance regulations of the countries in which we do business, together with any unexpected changes in such regulations;

•	tariffs and other trade barriers;

•	political, legal and economic instability in foreign markets, particularly in those markets in which we maintain manufacturing and research facilities;

•	difficulties in staffing and management;

•	language and cultural barriers;

•	seasonal reductions in business activities in the summer months in Europe and some other countries;

•	integration of foreign operations;

•	longer payment cycles;

•	greater difficulty in accounts receivable collection;

•	currency fluctuations; and

•	potentially adverse tax consequences.

     Net sales to customers outside the United States and Canada accounted for $1,043.4 million, $326.7 million and $114.4 million or 32 percent, 23 percent, and 40 percent of net sales for the years ended June 30, 2001, 2000 and 1999, respectively. We expect that sales to customers outside of North America will continue to account for a significant portion of our net sales. We continue to expand our operations outside of the United States and to enter additional international markets, both of which will require significant management attention and financial resources.

     Since a significant portion of our foreign sales are denominated in U.S. dollars, our products may also become less price competitive in countries in which local currencies decline in value relative to the U.S. dollar. Lower sales levels that typically occur during the summer months in Europe and some other overseas markets may also materially and adversely affect our business. Furthermore, the sales of many of our optical system provider customers depend on international sales and consequently further exposes us to the risks associated with such international sales.

     We have significant and increasing operations in the People’s Republic of China and those operations are subject to greater political, legal and economic risks than those faced by our other international operations. In particular, the political, legal and economic climate in China is extremely fluid and unpredictable. Among other things, the legal system in China, both at the national and regional levels, remains highly underdeveloped and subject to change, with little or no prior notice, for political or other reasons. Moreover, the enforceability of applicable existing Chinese laws and regulations is uncertain. These concerns are exacerbated for foreign businesses, such as ours, operating in China. Our business could be materially harmed by any modifications to the political, legal or economic climate in China or the inability to enforce applicable Chinese laws and regulations.

If we have insufficient proprietary rights or if we fail to protect those we have, our business would be materially harmed

   We may not obtain the intellectual property rights we require

     Others, including academic institutions and our competitors hold numerous patents in the industries in which we operate. We may seek to acquire license rights to these or other patents or other intellectual property to the extent necessary for our business. Unless we are able to obtain such licenses on commercially reasonable terms, patents or other intellectual property held by others could inhibit our development of new products for our markets. While in the past licenses generally have been available to us where third-party technology was necessary or useful for the development or production of their products, in the future licenses to third-party technology may not be available on commercially reasonable terms, if at all. Generally, a license, if granted, includes payments by us of up-front fees, ongoing royalties or a combination thereof. Such royalty or other terms could have a significant adverse impact on our operating results. We are a licensee of a number of third-party technologies and intellectual properties rights and are required to pay royalties to these third-party licensors on some of our telecommunications products and laser subsystems.

   Our products may be subject to claims that they infringe the intellectual property rights of others

     The industry in which we operate experiences periodic claims of patent infringement or other intellectual property rights. We have in the past and may from time to time in the future receive notices from third parties claiming that our products infringe upon third-party proprietary rights. Any litigation to determine the validity of any third-party claims, regardless of the merit of these claims, could result in significant expense to us and divert the efforts of our technical and management personnel, whether or not we are successful in such litigation. If we are unsuccessful in any such litigation, we could be required to expend significant resources to develop non-infringing technology or to obtain licenses to the technology that is the subject of the litigation. We may not be successful in such development or such licenses may not be available on terms acceptable to us, if at all. Without such a license, we could be enjoined from future sales of the infringing product or products. We are currently subject to various claims regarding third party intellectual property rights. These claims are not expected to have a material adverse effect on our business.

   Our intellectual property rights may not be adequately protected

     Our future depends in part upon our intellectual property, including trade secrets, know-how and continuing technological innovation. We currently hold numerous U.S. patents on products or processes and corresponding foreign patents and have applications for some patents currently pending. The steps taken by us to protect our intellectual property may not adequately prevent misappropriation or ensure that others will not develop competitive technologies or products. Other companies may be investigating or developing other technologies that are similar to our own. It is possible that patents may not be issued from any application pending or filed by us and, if patents do issue, the claims allowed may not be sufficiently broad to deter or prohibit others from marketing similar products. Any patents issued to us may be challenged, invalidated or circumvented. Further, the rights under our patents may not provide a competitive advantage to us. In addition, the laws of some territories in which our products are or may be developed, manufactured or sold, including Asia, Europe or Latin America, may not protect our products and intellectual property rights to the same extent as the laws of the United States.

If we fail to successfully manage our exposure to worldwide financial markets, our operating results could suffer

     We are exposed to financial market risks, including changes in interest rates, foreign currency exchange rates and marketable equity security prices. We utilize derivative financial instruments to mitigate these risks. We do not use derivative financial instruments for speculative or trading purposes. The primary objective of our investment activities is to preserve principal while at the same time maximizing yields without significantly increasing risk. To achieve this objective, a majority of our marketable investments are floating rate and municipal bonds, auction instruments and money market instruments denominated in U.S. dollars. We mitigate currency risks of investments denominated in foreign currencies with forward currency contracts. If we designate such contracts as hedges and they are determined to be effective, depending on the nature of the hedge, changes in the fair value of derivatives will be offset against the change in fair value of assets, liabilities or firm commitments through earnings (fair value hedges) or recognized in other comprehensive income until the hedged item is recognized in earnings (cash flow hedges). The ineffective portion of a derivative’s change in fair value will be immediately recognized in earnings. A substantial portion of our sales, expense and capital purchasing activities are transacted in U.S. dollars. However, we do enter into these transactions in other currencies, primarily Canadian and European currencies. To protect against reductions in value and the volatility of future cash flows caused by changes in foreign exchange rates, we enter into foreign currency forward contracts. The contracts reduce, but do not always entirely eliminate, the impact of foreign currency exchange rate movements. Actual results on our financial position may differ materially.

If we fail to obtain additional capital at the times, in the amounts and upon the terms required, our business could suffer

     We have devoted substantial resources for new facilities and equipment to the production of our products. Currently we are incurring substantial costs associated with restructuring our business and operations under our Global Realignment Program. Although we believe existing cash balances, cash flow from operations, available lines of credit, and proceeds from the realization of investments in other businesses will be sufficient to meet our capital requirements at least for the next 12 months, we may be required to seek additional equity or debt financing to compete effectively in these markets. We cannot precisely determine the timing and amount of such capital requirements and will depend on several factors, including our acquisitions and the demand for our products and products under development. Such additional financing may not be available when needed, or, if available, may not be on terms satisfactory to us.

Our currently outstanding preferred stock and our ability to issue additional preferred stock could harm the rights of our common stockholders

     Our board of directors has the authority to issue up to 799,999 shares of undesignated preferred stock and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued shares of undesignated preferred stock and to fix the number of shares constituting any series and the designation of such series, without the consent of our stockholders. The preferred stock could be issued with voting, liquidation, dividend and other rights superior to those of the holders of common stock.

     The issuance of preferred stock under some circumstances could have the effect of delaying, deferring or preventing a change in control. Each outstanding share of our common stock is accompanied by one-eighth of one right. The registered holders of our common stock, subject to the limitations contained in the rights agreement, are entitled to purchase from us one unit, equal to one one-thousandth of a share of series B Preferred stock, at a purchase price of $3,600 per unit, subject to adjustment, for every eight shares of common stock held. The rights are attached to all certificates representing outstanding shares of our common stock, and no separate rights certificates have been distributed. The purchase price is payable in cash or by certified or bank check or money order payable to our order. The description and terms of the rights are set forth in a rights agreement between us and American Stock Transfer & Trust Company, as rights agent, dated as of June 22, 1998, as amended from time to time.

     Some provisions contained in the rights plan, and in the equivalent rights plan that our subsidiary, JDS Uniphase Canada Ltd., has adopted with respect to our exchangeable shares, may have the effect of discouraging a third party from making an acquisition proposal for us and may thereby inhibit a change in control. For example, such provisions may deter tender offers for shares of common stock or exchangeable shares which offers may be attractive to our stockholders, or deter purchases of large blocks of common stock or exchangeable shares, thereby limiting the opportunity for our stockholders to receive a premium for their shares of common stock or exchangeable shares over the then-prevailing market prices.

Some anti-takeover provisions contained in our charter and under Delaware laws could hinder a takeover attempt

     We are subject to the provisions of Section 203 of the Delaware General Corporation Law prohibiting, under some circumstances, publicly-held Delaware corporations from engaging in business combinations with some stockholders for a specified period of time without the approval of the holders of substantially all of our outstanding voting stock. Such provisions could delay or impede the removal of incumbent directors and could make more difficult a merger, tender offer or proxy contest involving us, even if such events could be beneficial, in the short term, to the interests of the stockholders. In addition, such provisions could limit the price that some investors might be willing to pay in the future for shares of our common stock. Our certificate of incorporation and bylaws contain provisions relating to the limitations of liability and indemnification of our directors and officers, dividing our board of directors into three classes of directors serving three-year terms and providing that our stockholders can take action only at a duly called annual or special meeting of stockholders. These provisions also may have the effect of deterring hostile takeovers or delaying changes in control or management of us.

Forward-Looking Statements

     Statements contained in this Annual Report which are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. A forward-looking statement may contain words such as “plans,” “hopes,” “believes,” “estimates,” “will continue to be,” “will be,” “continue to,” “expect to,” “anticipate that,” “to be” or “can impact.” These forward-looking statements include statements relating to our expectations as to:

•	the future prospects for and growth of our Company and our industry, including, without limitation, (a) the extent and duration of the current economic downturn, (b) the timing and extent of any recovery from such downturn, (c) the viability, development and growth of new fiber optic telecommunications markets, including the metro and fiber to the curb markets, and (d) the benefits and opportunities for us and others in our industry provided by such new markets;

•	the implementation of our Global Realignment Program, the timing and level of benefits we expect to receive as a result of the Program, and the expected cost to complete the Program, including, without limitation, (a) the level of the expected workforce reductions, (b) the benefits we expect to receive from the elimination and consolidation of research and development programs and manufacturing facilities, and (c) the benefits we expect to receive from integrating our sales force and restructuring our customer service programs;

•	the capabilities of, and customer demand for, our products, the breadth and scope of our product line, our ability to supply 100% of our customers’ component, module and subsystem needs and our ability to capitalize on opportunities for module and subsystem level products;

•	the demand for products providing greater integration and functionality, and any system cost reductions resulting from the integration of components into single box modules and subsystems;

•	our customers’ desire to (a) reduce the number of their outside vendors, (b) reduce the level of their vertical integration, and (c) focus on overall system design and architecture;

•	our strategy for the future, our ability to implement such strategy successfully at an acceptable cost and any benefits expected to be received through the implementation of such strategy, including our strategies to (a) maintain close customer relationships, (b) maintain our technology leadership and product reliability, (c) offer a comprehensive portfolio of fiber optic components and modules, (d) develop modules and subsystems, (e) structure our manufacturing capabilities for maximum efficiency and quality, and (f) seek complementary mergers and acquisitions;

•	modifications being made to our sales and marketing and customer support and service programs, and our ability to complete such modifications at an acceptable cost and realize benefits therefrom;

•	our global Oracle implementation, the costs thereof and any benefits expected to be realized therefrom;

•	our research and development programs, including, without limitation, the costs thereof, the anticipated completion of our R&D programs, new product introductions and projected revenue from new and developing products and technologies;

•	our employee relations;

•	our allowance for deferred tax assets and the realization thereof;

•	our expected future expenditures for capital equipment purchases and leasehold improvements;

A-25

•	the sufficiency of existing cash balances and investments, together with cash flow from operations and available lines of credit to meet our liquidity and capital spending requirements for future periods; and

•	the cost to complete our acquired in-process research and development programs and the expected amortization of such costs.

     Management cautions that forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those projected in such forward-looking statements. These risks and uncertainties include, among other things, the risks that (1) the current economic downturn may be more severe and long-lasting than we can anticipate, and, notwithstanding our projects, beliefs and expectations for our business, may cause our business and financial condition to suffer, (2) due to the current economic slowdown, in general, and setbacks in our customers’ businesses, in particular, our ability to predict our financial performance, in particular, and our future success, in general, for future periods is far more difficult than in previous periods; (3) our ongoing integration and restructuring efforts, including, among other things, the Global Realignment Program, may not be successful in achieving their expected benefits, may be insufficient to align our operations with customer demand and the changes affecting our industry, or may be more costly or extensive than currently anticipated (4) increasing pricing pressure, as the result of the economic downturn and competitive factors, may harm our revenue and profit margins; (5) our research and development programs may be insufficient or too costly or may not produce new products, with performance, quality, quantity and price levels satisfactory to our customers; and (6) our ongoing efforts to reduce product costs to our customers, through, among other things, automation, improved manufacturing processes and product rationalization may be unsuccessful. Further, our future business, financial condition and results of operations could differ materially from those anticipated by such forward-looking statements and are subject to risks and uncertainties including the risks set forth above. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We are under no duty to update any of the forward-looking statements after the date of this Annual Report to conform such statements to actual results or to changes in our expectations.

ITEM 2.   PROPERTIES

     Our principal offices are located in San Jose, California and Ottawa, Ontario, Canada. The table below summarizes the properties owned and leased as of June 30, 2001.

Leased properties as of June 30, 2001:

Site	Square footage
USA, San Jose, California	599,290
USA, Santa Rosa, California	82,362
USA, Manteca, California	20,000
USA, Bloomfield, Connecticut	327,850
USA, Melbourne, Florida	96,900
USA, Billerica, Massachusetts	34,500
USA, Norwood, Massachusetts	20,800
USA, Rochester, New York	33,110
USA, Trenton, New Jersey	132,000
USA, Freehold, New Jersey	16,000
USA, Eatontown, New Jersey	84,000
USA, Piscataway, New Jersey	132,000
USA, RTP, North Carolina	181,000
USA, Horsham, Pennsylvania	120,000
USA, Richardson, Texas	24,000
Canada, Ontario, Ottawa	706,420
Canada, Ontario, Toronto	28,062
Canada, British Columbia, Victoria	54,750
Australia, Sydney	65,689
China, Fuzhou	444,366
China, Shenzen	330,827
China, Shunde	26,437
China, Beijing	23,400
Hong Kong	2,914
Taiwan, Taipei	57,220
Scotland, Fife	9,000
Japan, Tokyo	859
Japan, Kanagawaan	2,804
Japan, Atsugi, Japan	18,000
Netherlands, Eindhoven	170,300
United Kingdom, Witney	9,900
United Kingdom, Yarnton	60,000
United Kingdom, Plymouth	20,000
United Kingdom, Torquay	65,000
United Kingdom, Berkshire	40,530
United Kingdom, Luton	3,000
United Kingdom, Witham	28,500
Germany, Eching	8,712
France, Grenoble	9,306

Total leased square footage	4,089,808

A-27

Owned properties as of June 30, 2001

Site	Square footage
USA, San Jose, California	284,106
USA, Santa Rosa, California	493,560
USA, Columbus, Ohio	105,000
USA, Trenton, New Jersey	77,000
USA, Asheville, North Carolina	11,200
USA, Melbourne, Florida	60,000
Canada, Ontario, Ottawa	813,000
Scotland, Hillend	56,000
China, Fuzhou	84,163
Taiwan, Taipei	226,060
United Kingdom, Plymouth	25,000
United Kingdom, Torquay	15,000
United Kingdom, Berkshire	5,210

Total owned square footage	2,255,299

Total square footage owned and leased	6,345,107

     As part of our restructuring plans announced in April 2001 and July 2001, we are in the process of consolidating our properties around the world. Currently, it is projected that we will decrease our square footage by almost two million square feet, from 6.3 million to 4.4 million square feet.

ITEM 3.   LEGAL PROCEEDINGS

     In the ordinary course of business, various lawsuits and claims are filed against us. We also maintain various lawsuits and claims. While the outcome of these matters is currently not determinable, management believes that the ultimate resolution of these matters will not have a material adverse effect on our financial statements.

ITEM 4.   SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     Not applicable

PART II

ITEM 5.	MARKET FOR THE COMPANY’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     At August 23, 2001, we had approximately 1,595,798 holders of record of our common stock and exchangeable shares. We had 1,170,658,929 common shares and 153,553,002 exchangeable shares outstanding on the Nasdaq National Market and the Toronto Stock Exchange, respectively. Holders of exchangeable shares may tender their holdings for common stock on a one-for-one basis at any time. The closing price on August 23, 2001 for the common stock and the exchangeable shares was $7.02 and Canadian $11.76, respectively. We have not paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. The following high and low closing sale prices indicated for our common stock are as reported on the Nasdaq National Market during each of the quarters indicated. The prices in the following table have been adjusted to reflect all previous stock dividends and splits through the date of this Annual Report.

	High	Low
Fiscal 2001 Quarter Ended:
June 30	$ 28.53	$10.00
March 31	$ 63.88	$17.50
December 31	$102.37	$40.94
September 30	$135.94	$94.69
Fiscal 2000 Quarter Ended:
June 30	$128.94	$79.00
March 31	$146.53	$74.88
December 31	$ 83.61	$28.81
September 30	$ 29.14	$19.63

     During the second and third quarter of 2001, the Company issued 1.4 million shares of the Company’s common stock in connection with the acquisition of Epion Corporation valued at $89.2 million. These shares were issued in connection with milestones achieved as part of initial purchase agreement. The issuance of the common stock was exempt from registration pursuant to Section 3(a)(10) of the Securities Act of 1933, as amended.

ITEM 6. SELECTED FINANCIAL DATA

FINANCIAL HIGHLIGHTS

Selected Financial Data (in millions, except per share data)

Years ended June 30,
	2001(2)(3)	2000(4)(5)	1999(6)	1998	1997
Consolidated Statement of Operations Data:
Net sales	$ 3,232.8	$ 1,430.4	$ 282.8	$ 185.2	$ 113.2
Amortization of purchased intangibles	$ 5,387.0	$ 896.9	$ 15.7	$ 5.6	$ 1.8
Acquired in-process research and
development	$ 393.2	$ 360.7	$ 210.4	$ 40.3	$ 33.3
Merger and other costs (1)	$ —	$ —	$ 6.8	$ —	$ —
Reduction of goodwill and other long-lived
assets	$ 50,085.0	$ —	$ —	$ —	$ —
Restructuring charges	$ 264.3	$ —	$ —	$ —	$ —
Loss from operations	$ (56,347.4)	$ (865.1)	$ (153.2)	$ (11.5)	$ (15.8)
Net loss	$ (56,121.9)	$ (904.7)	$ (171.1)	$ (19.6)	$ (17.8)
Loss per share:
Basic	$ (51.40)	$ (1.27)	$ (0.54)	$ (0.07)	$ (0.07)
Dilutive	$ (51.40)	$ (1.27)	$ (0.54)	$ (0.07)	$ (0.07)
Shares used in per share calculation:
Basic	1,091.9	710.9	318.2	283.6	269.5
Dilutive	1,091.9	710.9	318.2	283.6	269.5

	At June 30,
	2001	2000	1999	1998	1997
Consolidated Balance Sheet Data:
Working capital	$ 2,187.8	$ 1,325.7	$ 314.8	$121.4	$110.2
Total assets	$12,245.4	$26,389.1	$4,096.1	$332.9	$180.7
Long-term obligations	$ 18.0	$ 61.2	$ 9.8	$ 5.7	$ 2.5
Total stockholders’ equity	$10,706.5	$24,778.6	$3,619.3	$280.0	$152.0

(1)	Results of operations include $5.9 million of costs and expenses attributable to the pooling of interests transaction with Uniphase Broadband Products, and $0.9 million loss on sale of the Ultrapointe Systems assets in 1999.

(2)	JDS Uniphase merged with SDL, Inc. on February 13, 2001 in a transaction accounted for as a purchase. The consolidated statement of operations for 2001 and the consolidated balance sheet data as of June 30, 2001 include the results of operations subsequent to February 13, 2001 and financial position, respectively, of SDL.

(3)	On February 13, 2001, the Company completed the sale of its Zurich, Switzerland subsidiary to Nortel Networks (“Nortel”) for 65.7 million shares of Nortel common stock valued at $1,953.3 million, as well as up to an additional $500.0 million in Nortel common stock payable to the extent Nortel purchases do not meet certain levels under new and existing programs through December 31, 2003. After adjusting for the net costs of the assets sold and for the expenses associated with the divestiture, the Company realized a gain of $1,770.2 million. The Company subsequently sold approximately 41.0 million shares of Nortel stock resulting in a realized loss of $559.1 million. In addition, the Company recognized a reduction in the fair value of $511.8 million associated with the 24.7 million shares held at June 30, 2001.

(4)	JDS Uniphase merged with Optical Coating Laboratory, Inc. (OCLI) on February 4, 2000 in a transaction accounted for as a purchase. The consolidated statement of operations for 2000 and the consolidated balance sheet data as of June 30, 2000 include the results of operations subsequent to February 4, 2000 and financial position, respectively, of OCLI.

(5)	JDS Uniphase merged with E-TEK Dynamics, Inc. (E-TEK) on June 30, 2000 in a transaction accounted for as a purchase. The consolidated balance sheet data as of June 30, 2000 includes the financial position of E-TEK.

(6)	JDS Uniphase merged with JDS FITEL on June 30, 1999 in a transaction accounted for as a purchase. The consolidated balance sheet data as of June 30, 1999 includes the financial position of JDS FITEL.

A-30

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     JDS Uniphase is a high technology company that designs, develops, manufactures and distributes fiber optic components, modules and subsystems for the fiber optic communications industry. These products are deployed in advanced optical communications networks for the telecommunications and cable television industries. Our products, fiber optic components, modules and subsystems, alone and in combinations, perform all of these functions and are the building blocks of fiber optic communications systems. We sell our products to the world’s leading and emerging telecommunications networking and cable television system providers. These companies include established industry participants, such as Alcatel, Ciena, Cisco, Corning, Lucent, Marconi, Motorola, Nortel, Siemens and Tyco, along with emerging companies, such as Corvis, ONI Systems, Juniper Networks and Sycamore. In turn, the system providers supply integrated systems to telecommunications carriers such as AT&T, WorldCom, Qwest and Sprint. Our component products include semiconductor lasers, high-speed external modulators, transmitters, couplers, multiplexers, circulators, tunable filters, optical switches and isolators for fiber optic applications. Our module and subsystem level products include amplifiers, transponders, transceivers, optical performance monitors and dispersion compensation modules. We also supply our system provider customers with test instruments for both system production applications and network installation. We also sell a number of other products for applications outside the fiber optic industry that use the same or similar technologies as those used in our fiber optics products business. These additional products include commercial lasers, advanced light interference pigments, optical display and projection products, and gas cluster ion beam surface equipment used in a variety of markets, including the semiconductor and biomedical industries.

     In 2001, we changed our year-end from a fiscal year ending June 30, to a 52-week year ending on the Saturday closest to June 30. This change had no impact on our results of operations, cash flows or financial position in 2001.

     We are the product of several strategic mergers and acquisitions, including the June 30, 1999 combination of Uniphase and JDS FITEL. During 2000, we acquired the following companies and businesses, in chronological order: AFC Technologies (“AFC”), Ramar Corporation (“Ramar”), EPITAXX, SIFAM, Oprel Technologies Inc. (“Oprel”), IOT Limited (“IOT”), OCLI, Cronos, Fujian Casix Lasers Inc. (“Casix”) and E-TEK. During 2001, we acquired the following companies and businesses in chronological order: Epion, Iridian, OPA, and SDL. Consequently, while our historical results of operations for each year include the results of operations of acquired companies from the date of acquisition, our results from prior years, for comparison purposes, exclude such acquired companies’ results. Most significantly, the 2000 results of operations include a full year’s results of operations from the merger with JDS FITEL as well as the post acquisition results of each of the companies mentioned above, while the 1999 results of operations include business activities from only Uniphase.

     Accordingly, at the end of “Results of Operations - Actual” we have provided supplemental discussions of our 2000 actual results with 1999 pro forma results, which combine the historical consolidated 1999 results of operations of the former Uniphase Corporation for the 12 months ended June 30, 1999, with the historical results of operations of JDS FITEL for the twelve months ended May 31, 1999, under the headings “Results of Operations -- Pro forma” and “Operating Segment Information -- Pro forma.” These pro forma results have been disclosed in our Report on Form 8-K/A filed on May 22, 2000 and are hereby incorporated herein by this reference.

Recent Developments

Industry Environment and our Global Realignment Program

   Industry Environment

     During the second half of the 1990s through calendar 2000, the fiber optic communications industry experienced a period of considerable growth, and we participated in that growth as a leading supplier in these markets. This growth was attributable primarily to: (a) the introduction of wavelength division multiplexing (WDM) technology (under which multiple light signals are transmitted down a single optical fiber cable), which allowed the expansion of fiber optic network capacity without the expense and time required to install additional fiber cable; (b) the unprecedented growth during this period in data traffic, in general, and the internet, in particular, which created exponentially increasing demand for larger, faster and more robust networks (commonly collectively referred to loosely as “bandwidth”); (c) the Telecommunications Act of 1996, which sought to open existing proprietary telecommunications infrastructures to multiple carriers, and, as a consequence, created a market for new upstart telecommunications carriers (called competitive local exchange carriers, or CLECs), each of which moved rapidly to deploy its own network; and (d) an abundance of relatively low cost capital available for network development and expansion. Together, these factors fueled a rapid and substantial installation of fiber optic networks in anticipation of rapidly growing bandwidth demand and future sales. As a result of the demand placed on our system provider customers by established and emerging telecommunications carriers, we faced mounting, unrelenting, demand during this period for our products. In response, we focused much of our efforts on growing our business, internally and through acquisitions, to meet the increasingly urgent needs of our customers for higher performance products, increased product breadth and expanded manufacturing capacity. As a result of these efforts, our quarterly sales grew rapidly, for example increasing from $87 million for the quarter ended June 30, 1999 to $925 million for the quarter ended December 31, 2000.

     Since the beginning of calendar 2001, we and our industry have experienced a dramatic downturn, the primary direct cause of which has been a precipitous decrease in network deployment and capital spending by the telecommunications carriers. This decrease can be attributable to, among other things: (a) network overcapacity, as bandwidth demand, while continuing to grow, did not reach levels sufficient to match the pace of network deployment; (b) constrained capital markets; and (c) other factors, including the general inability of the CLECs to obtain sufficient access to established telecommunications infrastructures and consolidation among telecommunications carriers. All of the above factors resulted in a decrease in the overall demand for new fiber optic networks. In response, the carriers dramatically slowed their purchases of systems from our customers, who in turned slowed purchases of components and modules from our competitors and from us. Moreover, as their sales declined, our customers moved to reduce their component and module inventory levels. Consequently, the impact of the slowdown on our business is magnified, as we face declining sales as the result of our customers’declining business and the resulting adjustment to their inventory levels. Currently, we do not see a reversal of the industry downturn.

     In April 2001, we initiated the Global Realignment Program, under which we are restructuring our business in response to the changes in our industry and customer demand and as part of our continuing overall integration program. During the fourth quarter of 2001 in connection with the Program, we recorded $264.3 million of restructuring charges and $236.6 million of inventory write-downs associated with discontinued products.

     In addition, on April 24, 2001, we announced that we were evaluating the carrying value of certain long-lived assets and that such evaluation may result in an approximately $40 billion reduction in goodwill for the quarter ended March 31, 2001. On July 26, 2001, we announced that we were recording reductions of $38.7 billion and $6.1 billion in goodwill and other intangible assets for the quarters ended March 31, 2001 and June 30, 2001, respectively. We also announced at that time that we would be conducting a further assessment of our long-lived assets and that further adjustments to our 2001 results may result from this assessment. We subsequently completed this review, which resulted in our recording additional charges to reduce goodwill and other long-lived assets of $1.1 billion and $4.2 billion during the quarters ended March 31, 2001 and June 30, 2001, respectively.

     The following paragraphs describe the Global Realignment Program in greater detail. Please refer to the “Special Charges” section of Management’s Discussion and Analysis of Financial Condition and Results of Operations for further details regarding the nature of the special charges including the charges recorded to reduce goodwill and other long-lived assets in accordance with Statement of Financial Accounting Standards No. 121 “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of” (SFAS 121).

   Global Realignment Program

     In April 2001 we initiated our Global Realignment Program (the “Program ”), under which we are restructuring our business in response to the current market environment and as part of our continuing program to integrate our operations.

     Specific actions taken under the Global Realignment Program include:

•	Reducing our workforce from approximately 29,000 employees to what we anticipate will be approximately 13,000 employees.

•	Eliminating overlapping product development programs and concentrating our key product development activities in specific global centers, with the goal to allocate our resources, both geographically and technologically, to those products and technologies that we believe will be most important to our customers.

•	Consolidating our manufacturing, sales and administrative facilities, through building and site closures, from a total of approximately 6.3 million square feet into approximately 4.4 million square feet. As of June 30, 2001, nine sites have been closed or scheduled for closure: Asheville, North Carolina; Bracknell, United Kingdom; Freehold, New Jersey; Hillend, United Kingdom; Oxford, United Kingdom; Richardson, Texas; Rochester, New York; Shunde, China and Taipei, Taiwan.

•	Integrating our sales force to, among other things, provide each of our customers with a single point of contact and, in the case of our larger customers, a dedicated sales team. We have largely completed this task. This year, we will expand our sales restructuring efforts to include our customer service programs by creating technical and support centers to streamline customer interactions with product line managers. Ultimately, we intend that every customer have a single point of contact for order placement, status updates, billing and related questions. We also intend to exploit our global Oracle systems implementation to consolidate administrative functions and realize cost savings in all areas of product sales and support.

     During the fourth quarter of 2001, we recorded total restructuring charges of $264.3 million as part of the Global Realignment Program. In addition, approximately $236.6 million of other charges primarily related to inventory write-downs associated with discontinued products were also recorded in the fourth quarter of 2001 as part of the Program. These charges were classified as cost of sales. As announced on July 26, 2001, it is anticipated that the total costs of the Global Realignment Program will be between $900 million and $950 million We expect to recognize the majority of the additional charges associated with the Program in the first quarter of 2002 once the specific plans have been determined in sufficient detail and approved by management.

     The Global Realignment Program is expected to reduce our costs by approximately $700 million annually after its complete implementation, which is expected by the end of fiscal 2002. We believe that the measures taken under the Program will provide us the flexibility to meet our customers’ current operating needs without sacrificing our ability to expand our businesses and respond to future increases in business levels.

     The Global Realignment Program represents our concerted efforts to respond to the current demands of our industry. However, these efforts may be inappropriate or insufficient. The Global Realignment Program may not be successful in achieving the benefits expected, may be insufficient to align our operations with customer demand and the changes affecting our industry, or may be more costly or extensive than currently anticipated.

   Impact of Recently Issued Accounting Standards

     In July 2001, the FASB issued Statements of Financial Accounting Standards No. 141 (“SFAS 141 ”), “Business Combinations.” SFAS 141 eliminates the pooling-of-interests method of accounting for business combinations except for qualifying business combinations that were initiated prior to July 1, 2001. In addition, SFAS 141 further clarifies the criteria to recognize intangible assets separately from goodwill. The requirements of Statement 141 are effective for any business combination accounted for by the purchase method that is completed after June 30, 2001 (i.e., the acquisition date is July 1, 2001 or after). We are currently evaluating the impact of SFAS 141.

     In July 2001, the FASB issued Statements of Financial Accounting Standards No. 142 (“SFAS 142 ”), “Goodwill and Other Intangible Assets.” Under SFAS 142, goodwill and indefinite lived intangible assets are no longer amortized but are reviewed annually (or more frequently if impairment indicators arise) for impairment. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives (but with no maximum life). The amortization provisions of SFAS 142 apply to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, we will apply the new accounting rules beginning June 30, 2002. Because of the different transition dates for goodwill and intangible assets acquired on or before June 30, 2001 and those acquired after that date, pre-existing goodwill and intangibles will be amortized during this transition period until adoption whereas new goodwill and indefinite lived intangible assets acquired after June 30, 2001 will not. We are currently evaluating the impact of SFAS 142.

RESULTS OF OPERATIONS -- ACTUAL

The following table sets forth, for the periods indicated, certain actual financial data as a percentage of net sales:

	Years Ended June 30,
	2001		2000	1999
Net sales	100.0%		100.0%	100.0%
Cost of sales	71.4%		52.5%	49.0%

Gross profit	28.6%		47.5%	51.0%
Operating expenses:
Research and development	10.1%		7.9%	9.5%
Selling, general and administrative	25.3%		12.2%	13.3%
Amortization of purchased intangibles	166.6%		62.7%	5.6%
Acquired in-process research and development	12.2%		25.2%	74.4%
Reduction of goodwill and other long-lived assets	1549.3%		—	—
Restructuring charges	8.2%		—	—
Merger and other costs	—		—	2.4%

Total operating expenses	1771.7%		108.0%	105.2%

Loss from operations	(1743.	1)%	(60.5)%	(54.2)%
Gain on sale of subsidiary	54.8%		—	—
Activity related to equity method investments	(27.3)%		—	—
Loss on sale of investments	(17.3)%		—	—
Reduction in fair value of available-for-sale
investments	(16.2)%		—	—
Interest and other income, net	1.5%		2.5%	1.3%

Loss before income taxes	(1747.	6)%	(58.0)%	(52.9)%
Income tax expense (benefit)	(11.5)%		5.2%	7.6%

Net loss	(1736.	1)%	(63.2)%	(60.5)%

Years Ended June 30, 2001, 2000 and 1999

     Net Sales. Net sales of $3,232.8 million for 2001 represented an increase of $1,802.4 million or 126 percent over 2000 net sales of $1,430.4 million, which increased $1,147.6 million or 406 percent over 1999 net sales of $282.8 million. However, quarterly net sales for the fourth quarter of 2001 as compared to the third quarter of 2001 declined $319.0 million due to the current business environment in the worldwide telecommunications industry. Net sales for the Amplification and Transmission Group increased 91 percent in 2001 compared to 2000. The increase in net sales for the Amplification and Transmission Group was due to the acquisitions of SDL and Epitaxx and higher unit sales volume of optical amplifiers, transmitters, modulators and pump lasers Net sales for the WDM, Switching and Thin Film Filters Group increased 153 percent in 2001 compared to 2000. The increase in net sales for the WDM, Switching and Thin Film Filters Group was primarily due to the acquisition of E-TEK and SDL and higher unit sales volume in wavelength division multiplexers (“WDM ”), instruments and waveguides. The impact of the SDL and E-TEK acquisitions provided approximately $804.1 million of net sales for 2001. The increase from 1999 to 2000 reflected 177 percent and 1,287 percent growth in our Amplification and Transmission and WDM, Switching and Thin Film Filters segments, respectively. Net sales from JDS FITEL are included for the entire year 2000, and net sales from the companies we acquired in 2000 are included subsequent to their date of acquisition (see Note 10 of Notes to Consolidated Financial Statements). Separate discussions with respect to net sales and operating profits by each of the reportable operating segments can be found following the Results of Operations - Pro forma section.

     Net sales to customers outside the United States and Canada accounted for $1,043.4 million, $326.7 million and $114.4 million or 32 percent, 23 percent, and 40 percent of net sales for the years ended June 30, 2001, 2000 and 1999, respectively. The increase in net sales outside of North America from 2000 to 2001 is primarily due to the inclusion of a full year’s sales from E-TEK and the acquisition of SDL during 2001. The 2001 growth in international sales was primarily in Europe. The increase in sales from 1999 to 2000 is primarily due to the inclusion of JDS FITEL sales, as well as the acquisitions of OCLI, SIFAM, Oprel and AFC during 2000. The decrease in international sales as a percentage of net sales from 1999 to 2000, is primarily due to the inclusion of JDS FITEL, which sells a higher mix of its products to customers in the U.S. and Canada.

     During 2001, three customers, Nortel, Alcatel, and Lucent Technologies, Inc., accounted for 14 percent, 12 percent and 10 percent of consolidated net sales, respectively. During 2000, Lucent Technologies, Inc., and Nortel, accounted for 21 percent and 15 percent of consolidated net sales, respectively During 1999, none of the our customers exceeded 10 percent of consolidated net sales. Sales to our leading customers vary significantly from year to year and we do not have the ability to predict future sales to these customers.

     Net sales for 2001 are not considered indicative of the results to be expected for any future period. In addition, there can be no assurance that the market for our products will grow in future periods at its historical percentage rate or that certain market segments will not decline. Further, there can be no assurance that we will be able to increase or maintain our market share in the future or to achieve historical growth rates.

     Gross Margin. Gross margin as a percentage of net sales was 29 percent in 2001, compared to 48 percent and 51 percent for 2000 and 1999, respectively. Three factors contributed to the decrease in gross margins during 2001. These were: (i) inventory write-downs and loss on purchase commitments of approximately $570.4 million resulting from lower sales estimates for future periods and product consolidations and discontinuations in connection with the Global Realignment Program during the fourth quarter of 2001 (see Special Charges), (ii) the impact of purchase accounting adjustments of $71.5 million to reflect the fair value of inventory associated with acquired entities, and (iii) non-cash stock compensation of $18.2 million. The decline in gross margin as a percentage of net sales from 1999 to 2000 reflects the impact of $25.3 million in purchase accounting adjustments to reflect the fair value of JDS FITEL, EPITAXX, SIFAM, OCLI and Cronos inventories. Gross margin was also reduced by a $22.6 million write-down of inventory related to the E-TEK acquisition based on management’s decision subsequent to the acquisition to discontinue using certain inventory. Reductions in average selling prices were largely offset by reductions in manufacturing costs through automation, yield improvements and other improvements in the manufacturing processes.

     Our gross margin can be affected by a number of factors, including product mix, customer mix, applications mix, product demand, pricing pressures, manufacturing constraints, higher costs resulting from new production facilities, product yield, and acquisitions of businesses that may have different margins than ours. If actual orders do not match our forecasts, as we experienced in the second half of 2001, we may have excess or shortfalls of some materials and components as well as excess inventory purchase commitments. Furthermore, we could experience reduced or delayed product shipments or incur additional inventory write-downs and cancellation charges or penalties, which would increase our costs and could seriously harm our business. Considering these factors, gross margin fluctuations are difficult to predict and there can be no assurance that we will achieve or maintain gross margin percentages at historical levels in future periods.

     Research and Development Expense. For 2001, research and development (“R&D”) was $325.9 million, or 10 percent of net sales as compared to $113.4 million, or 8 percent of net sales for the corresponding 2000 period. The increase in R&D spending is primarily due to the continued development and enhancement of our Amplification and Transmission, and WDM, Switching and Thin Film Filters products and the inclusion of our acquisitions completed during 2001.

     For 2000, R&D expense of $113.4 million or 8 percent of net sales represented an increase of $86.4 million or 320 percent over 1999 expense of $27.0 million or 10 percent of net sales. The increase in R&D expenses is primarily due to increased personnel costs and other expenses related to the development of new products and technologies, and the continued development and enhancement of existing products, the inclusion of JDS FITEL for the entire year of 2000, and the inclusion of our acquisitions during 2000 from the date of acquisition.

     We believe that continued investment in R&D is critical to attaining our strategic objectives. However, due to our recently announced Global Realignment Program, we expect our absolute dollar amount of R&D expenses to decrease over the next three quarters. There can be no assurance that expenditures for R&D will be successful or that improved processes or commercial products will result from these projects.

     Selling, General and Administrative Expense. Selling, general and administrative (“SG&A”) expense was $818.1 million, or 25 percent of net sales for 2001 compared to $172.9 million, or 12 percent of net sales for 2000. The increase in SG&A was primarily due to the following: (i) one-time compensation related charge for amounts paid to certain SDL executives in connection with the acquisition of SDL of $300.9 million (see Note 10 of Notes to Consolidated Financial Statements); (ii) higher personnel-related costs to support the growth in sales and operations; (iii) expansion of the information systems infrastructure to manage the our growth; (iv) inclusion of our E-TEK and SDL acquisitions; (v) non-cash stock compensation charges of $24.2 million associated with certain of our acquisitions; (vi) increase in bad debt expense of $25.6 million, reflecting the current instability in our industry; (vii) litigation settlement of approximately $22.8 million; and (viii) higher payroll tax expenses related to the exercise of non-qualified stock option exercises of $20.9 million.

     For 2000, SG&A of $172.9 million or 12 percent of net sales represented an increase of $135.5 million or 362 percent over 1999 expense of $37.4 million or 13 percent of net sales. The increase in 2000 is primarily due to higher SG&A costs resulting from the hiring of additional sales, marketing and administrative personnel, the inclusion of JDS FITEL for the entire year of 2000, and the inclusion of acquisitions completed during 2000. As a percentage of net sales, SG&A for 2000 was consistent with 1999.

     We expect the level of SG&A expenses to decrease in the future as part of our Global Realignment Program (see Note 12 of Notes to Consolidated Financial Statements). We also expect to continue incurring charges to operations, which to date have been within management’s expectations, associated with integrating recent acquisitions.

     Amortization of Purchased Intangibles. Since 1995, we have entered into several mergers and acquisitions that resulted in the recording of approximately $63.9 billion in identified intangible assets (primarily developed technology) and goodwill. In 2001, amortization of purchased intangibles (“API”) was $5,387.0 million or 167 percent of net sales, which represented an increase of $4,490.1 million or 501 percent over 2000 API of $896.9 million or 63 percent of net sales. The increase in API is primarily due to the intangible assets generated from the acquisition of E-TEK in June 2000, and the acquisitions of SDL, OPA, Iridian and Epion during 2001 (see Note 10 of Notes to Consolidated Financial Statements).

     In 2000, API was $896.9 million or 63 percent of net sales, which represented an increase of $881.2 million or 5,613 percent over 1999 API of $15.7 million or 6 percent of net sales. The increase in API is primarily due to the intangible assets generated from the acquisition of JDS FITEL in June 1999, and the acquisitions of AFC, Ramar, EPITAXX, SIFAM, Oprel, IOT, OCLI, Cronos, and Casix during 2000 (see Note 10 of Notes to Consolidated Financial Statements).

     In connection with each of our acquisitions, we determined the useful lives of each of the identified intangible assets and goodwill. For our significant acquisitions, the useful lives were based upon independent valuations as well as market forecasts. Although we recorded a significant charge in 2001 to reduce the carrying value of our goodwill and purchased intangible assets, we continue to believe the remaining goodwill and purchased intangible assets will provide benefit to us over periods consistent with the established useful lives.

     Our API expense will continue to generate net losses at least through the end of 2002 at which time new accounting rules will apply. The balance at June 30, 2001, of goodwill and other intangibles arising from acquisition activity was $7.0 billion (see Note 10 of Notes to Consolidated Condensed Financial Statements). While API expense is expected to be reduced in future periods because of reductions recorded in the value of existing identified intangible assets and goodwill in 2001, it could increase in the future because of new acquisitions.

     Acquired In-process Research and Development. In 2001, we recorded charges of $393.2 million or 12 percent of net sales for acquired in-process research and development (“IPR&D”) resulting from the acquisitions of SDL ($380.7 million), OPA ($3.0 million), Iridian ($0.6 million), and Epion ($8.9 million). In 2000, we recorded charges of $360.7 million or 25 percent of net sales for IPR&D resulting from the acquisitions of EPITAXX ($16.7 million), SIFAM ($3.0 million), OCLI ($84.1 million), Cronos ($6.3 million) and E-TEK ($250.6 million). In 1999, we recorded $210.4 million or 74 percent of net sales of IPR&D resulting from the former Uniphase Corporation’s merger with JDS FITEL (see Note 10 of Notes to Consolidated Financial Statements). These amounts were expensed on the acquisition dates because the acquired technology had not yet reached technological feasibility and had no future alternative uses. There can be no assurance that acquisitions of businesses, products or technologies by us in the future will not result in substantial charges for IPR&D that may cause fluctuations in our quarterly or annual operating results.

     A description of the acquired in-process technology, stage of development, estimated completion costs, and time to complete at the date of the merger for our significant 2001 acquisitions, as well as the current status of acquired in-process research and development projects for each acquisition can be found at the end of this Management’s Discussion and Analysis of Financial Condition and Results of Operations.

     Special Charges. During the second half of the 1990s through calendar 2000, the fiber optic communications industry experienced a period of considerable growth, and we participated in that growth as a leading supplier to these markets. This growth was attributable primarily to: (a) the introduction of wavelength division multiplexing (WDM) technology (under which multiple light signals are transmitted down a single optical fiber cable), which allowed the expansion of fiber optic network capacity without the expense and time required to install additional fiber cable; (b) the unprecedented growth during this period in data traffic, in general, and the internet, in particular, which created rapidly increasing demand for larger, faster and more robust networks (commonly collectively referred to loosely as “bandwidth”); (c) the Telecommunications Act of 1996, which sought to open existing proprietary telecommunications infrastructures to multiple carriers, and, as a consequence, created a market for new upstart telecommunications carriers (called competitive local exchange carriers, or CLECs), each of which moved rapidly to deploy its own network; and (d) an abundance of relatively low cost capital available for network development and expansion. Together, these factors fueled a rapid and substantial installation of fiber optic networks in anticipation of rapidly growing bandwidth demand and future sales. As a result of the demand placed on our system provider customers by established and emerging telecommunications carriers, we faced mounting, unrelenting, demand for our products during this period. In response, we focused much of our efforts on expanding our business, internally and through acquisitions, to meet the increasingly urgent needs of our customers for increased product breadth and manufacturing capacity. As a result of these efforts, our quarterly sales grew rapidly, for example increasing from $87 million for the fourth quarter of 1999 to $925 million for the second quarter of 2001.

     Since the beginning of calendar 2001, we and our industry have experienced a dramatic downturn, the primary direct cause of which has been a precipitous decrease in network deployment and capital spending by telecommunications carriers. This decrease can be attributable to, among other things: (a) network overcapacity, as bandwidth demand, while continuing to grow, did not reach levels sufficient to sustain the pace of network deployment; (b) constrained capital markets; and (c) other factors, including the general inability of the CLECs to obtain sufficient access to established telecommunications infrastructures and consolidation among the telecommunications carriers. The result was a decrease in the overall demand for new fiber optic networks and capacity increases on existing networks. In response, carriers dramatically slowed their purchases of systems from our customers, which in turned slowed purchases of components and modules from our competitors and us. Moreover, as their sales declined, our customers moved to reduce their component and module inventory levels. Consequently, the impact of the slowdown on our business is magnified, as we face declining sales as the result of our customers’ declining business and the resulting adjustment to their inventory levels.

     In April 2001, we initiated the Global Realignment Program, under which we are restructuring our business in response to the changes in our industry and customer demand and as part of our continuing overall integration program. During the fourth quarter of 2001 in connection with the Program, we recorded $264.3 million of restructuring charges, and $236.6 million of inventory write-downs associated with discontinued products. In addition, we also recorded additional $274.0 million and $59.8 million related to further inventory write downs and loss on excess inventory commitments associated with reduced customer demand for our product.

     On April 24, 2001, we announced that we were evaluating the value of certain long-lived assets and that such evaluation may result in an approximately $40 billion reduction in goodwill for the quarter ended March 31, 2001. On July 26, 2001, we announced that we were recording reductions of $38.7 billion and $6.1 billion in goodwill and other intangible assets for the quarters ended March 31, 2001 and June 30, 2001, respectively. We further announced at that time that we would be conducting a further assessment of our long-lived assets and that further adjustments to fiscal 2001 results may result from this assessment. We subsequently completed this review and it resulted in us recording additional charges to reduce goodwill and other long-lived assets of $1.1 billion and $4.2 billion during the quarters ended March 31, 2001 and June 30, 2001, respectively.

     The following table and paragraphs describe the nature of the special charges.

	Year Ended June 30, 2001	Cash Payments	Non-cash Charges	Provision Balance as of June 30, 2001
Restructuring activities:
Worldwide workforce reduction	$ 79.1	$(24.9)	$ (11.1)	$ 43.1
Facilities and equipment	122.2	—	(122.2)	—
Lease commitments	63.0	(0.9)	—	62.1

Restructuring charges	264.3	(25.8)	(133.3)	105.2

Reduction of goodwill and other long-lived assets	50,085.0	—	(50,085.0)	—

Special charges	$50,349.3	$(25.8)	$(50,218.3)	$105.2

   Restructuring activities

     The Global Realignment Program (the “Program”) is intended to align our resources and operations into a global structure that is competitive now and positions us to remain competitive in the future. The Program includes restructuring certain business functions including a worldwide workforce reduction and consolidation of excess facilities and equipment.

     As of June 30, 2001 we have completed and approved plans to close nine operations located in North America, Europe and Asia, vacate approximately 25 buildings or 1.2 million square feet of manufacturing and office space at operations to be closed, as well as at continuing operations, and reduce our workforce by approximately 9,000 employees.

     During the fourth quarter of 2001, in connection with these plans, we recorded restructuring charges of $264.3 million as part of the Program. The following paragraphs provide detailed information related to the restructuring charges and reduction in goodwill and other long-lived assets recorded in the fourth quarter of 2001.

   Worldwide workforce reduction

     As of June 30, 2001, we had recorded a charge of approximately $79.1 million primarily related to severance and fringe benefits associated with the reduction of 9,000 employees. Of the 9,000 terminations for which costs have been accrued as at June 30, 2001, approximately 8,200 were engaged in manufacturing activities and approximately 7,100, 1,200, and 700 were from sites located in North America, Europe and Asia, respectively. As of June 30, 2001, approximately 6,100 employees had been terminated. The workforce reductions began in the fourth quarter of 2001 and we expect them to be completed by the second quarter of 2002. In addition, we incurred non-cash severance charges of $11.1 million related to the modification of a former executive’s stock options (see Note 9 of Notes to Consolidated Financial Statements).

     Prior to the date of the financial statements, management with the appropriate level of authority, approved and committed us to a plan of termination which included the benefits terminated employees would receive. Prior to June 30, 2001, the expected termination benefits were communicated to employees in detail sufficient to enable them to determine the nature and amounts of their individual severance benefits.

     Remaining cash expenditures relating to workforce reductions and termination agreements will be paid throughout the first and second quarters of 2002.

   Consolidation of excess facilities and equipment

     The consolidation of excess facilities includes the closure of certain manufacturing, research and development facilities, and administrative and sales offices throughout North America, Europe and Asia for business activities that have been restructured as part of the Program. The operations being closed as of June 30, 2001 are in Asheville, North Carolina; Bracknell, United Kingdom; Freehold, New Jersey; Hillend, United Kingdom; Oxford, United Kingdom; Richardson, Texas; Rochester, New York; Shunde, China and Taipei, Taiwan.

     Property and equipment that was disposed or removed from operations resulted in a charge of $122.2 million and consisted primarily of leasehold improvements, computer equipment and related software, production and engineering equipment, and office equipment, furniture, and fixtures. We will also incur higher depreciation costs totaling approximately $35.1 million in the first three quarters of 2002 due to shorter estimated useful lives of certain assets that are being phased out as part of the Program. In addition, we incurred a charge of $63.0 million for exiting and terminating leases primarily related to excess or closed facilities with planned exit dates. We estimated the cost of exiting and terminating the facility leases based on the contractual terms of the agreements and then current real estate market conditions. We determined that it would take approximately six to twenty-four months to sublease the various properties that will be vacated in connection with the Program.

     Amounts related to the lease expense (net of anticipated sublease proceeds) related to the consolidation of facilities will be paid over the respective lease terms through 2015. We anticipate completing implementation of our restructuring program during the next twelve months.

     In addition, because we restructured certain of our businesses and realigned our operations to focus on profit contribution, high growth markets, and core opportunities as of June 30, 2001, we abandoned certain redundant products and product platforms and reduced the workforce that had been valued in previous acquisitions. In accordance with SFAS 121, we wrote the related intangible assets down to their fair value, which was deemed to be zero, and recorded a charge of $0.3 billion related to the reduction in purchased intangibles and $3.1 billion related to goodwill associated with these assets.

   Impairment of goodwill and other long-lived assets

     As part of our review of financial results for 2001, we also performed an assessment of the carrying value of the our long-lived assets to be held for use including significant amounts of goodwill and other intangible assets recorded in connection with our various acquisitions. The assessment was performed pursuant to SFAS 121 because of the significant negative industry and economic trends affecting both our current operations and expected future sales as well as the general decline of technology valuations. The conclusion of that assessment was that the decline in market conditions within our industry was significant and other than temporary. As a result, we recorded charges of $39.8 billion and $6.9 billion to reduce goodwill and other long-lived assets during the third and fourth quarters of 2001, respectively, based on the amount by which the carrying amount of these assets exceeded their fair value. Of the total write down, $46.6 billion is related to the goodwill primarily associated with the acquisitions of E-TEK, SDL, and OCLI with the balance of $0.1 billion relating to other long-lived assets. Fair value was determined based on discounted future cash flows for the operating entities that had separately identifiable cash flows. The cash flow periods used were five years using annual growth rates of 15 percent to 60 percent, the discount rate used was 13.0 percent in the third quarter of 2001 and 14.5 percent in the fourth quarter of 2001, and the terminal values were estimated based upon terminal growth rates of 7 percent. The assumptions supporting the estimated future cash flows, including the discount rate and estimated terminal values, reflect management’s best estimates. The discount rate was based upon our weighted average cost of capital as adjusted for the risks associated with our operations.

     It is reasonably possible that the estimates and assumptions used under our SFAS 121 assessment may change in the near term resulting in the need to further write-down our goodwill and other long-lived assets. In addition, it is reasonably possible we may incur additional reductions in goodwill if our market capitalization is less than our net assets in future periods.

   Inventory write-down and loss on purchase commitments not included in Restructuring Charges.

     We recorded a loss on purchase commitments of $59.8 million and inventory write-down of $510.6 million during the fourth quarter of 2001. These additional charges to cost of sales were due to (i) a sudden and significant decrease in forecasted sales in the fourth quarter of 2001 and were calculated based on inventory levels and purchase commitments in excess of expected demand for each specific product and (ii) product consolidations and discontinuations in connection with the Program.

     Gain on Sale of Subsidiary. On February 13, 2001, we completed the sale of our Zurich, Switzerland subsidiary to Nortel Networks (“Nortel”) for 65.7 million shares of Nortel common stock valued at $1,953.3 million. After adjusting for the net costs of the assets sold and for the expenses associated with the divestiture, we realized a gain of $1,770.2 million.

     Activity Related to Equity Investments. For 2001, activity related to equity investments was a net loss of $883.9 million. This includes: (i) a $744.7 million charge to earnings to write down the carrying value of our investment in ADVA due to an other than temporary decline in its fair value, (ii) $136.2 million of amortization expense related to the difference between the cost of the investment and the underlying equity in the net assets of ADVA at the date of acquisition; and (iii) $3.0 million related to our share of the net income of the Photonics Fund and net loss of ADVA.

     Loss on Sale of Available-for-Sale Investments. During 2001, we sold approximately 41.0 million shares of Nortel common stock resulting in a realized loss of $559.1 million.

     Reduction in fair value of Available-for-Sale Investments. At June 30, 2001, we had 24.7 million shares of Nortel common stock at a fair value of $223.1 million. We recognized a reduction in fair value of $511.8 million associated with the 24.7 million shares held by us as of June 30, 2001, as we determined the decline in the fair value of the shares of Nortel common stock to be other-than-temporary. In addition, we recorded a charge of $10.3 million in connection with another of our available-for-sale investments related to an other-than-temporary decline in fair value.

     Should the Company decide to sell the shares of Nortel common stock or should the fair value of the shares of Nortel common stock held by the Company continue to decline in the near future, the Company may record additional losses related to these shares.

     Interest and Other Income, net. Net interest and other income of $48.5 million for 2001 represented an increase of $13.2 million from 2000 income of $35.3 million, which represented an increase of $31.7 million from 1999 income of $3.6 million. In 2001, The increase in interest and other income was the result of higher investment balances obtained through cash generated from operating activities, our acquisition of E-TEK and proceeds from the issuance of common stock under our stock option and stock purchase plans. In 2000, the increase in interest and other income was the result of higher investment balances obtained through cash generated from operating activities, our mergers with JDS FITEL and OCLI, and the completion of a public offering of our common stock and a private placement of exchangeable shares in August 1999 that generated $713.6 million in cash, net of transaction costs.

     Income Tax Expense. We recorded a $371.9 million benefit for income taxes for 2001 and income tax expense of $74.9 million, and $21.5 million for 2000 and 1999, respectively. The expected tax benefit derived by applying the federal statutory rate to the operating losses each year differs from the amount recorded primarily due to non-deductible acquisition related charges.

     We have a $996.0 million valuation allowance for deferred tax assets at June 30, 2001. The valuation allowance for deferred tax assets reduces the net deferred tax assets to $411.1 million, an amount management believes is more likely than not realizable. Approximately $81 million of the net deferred tax assets are supported by foreign recoverable income taxes. Realization of the remaining $330.1 million of net deferred tax assets is based on our projections of future domestic taxable income. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if estimate of future domestic taxable income is reduced.

     Approximately $663.0 million of the deferred tax assets subject to the valuation allowance are attributable to stock options that will be credited to paid in capital when realized. Deferred tax assets of approximately $192.6 million attributable to acquisition related items that are subject to the valuation allowance will, when realized, first reduce unamortized goodwill, then other non-current intangible assets of acquired subsidiaries, and then income tax expense.

RESULTS OF OPERATIONS — PRO FORMA

     The following supplemental table compares actual results of operations of JDS Uniphase for 2000 with pro forma results of operations of the former Uniphase Corporation and JDS FITEL combined for 1999 (in millions).

	As Reported GAAP Results of Operations	Pro Forma Results of Operations Uniphase and JDS FITEL Combined	As Reported GAAP Results of Operations
	June 30,
	2000	1999	1999
Net sales	$ 1,430.4	$ 587.9	$ 282.8
Cost of sales	751.6	284.4	138.7

Gross profit	678.8	303.5	144.1
Operating expenses:
Research and development	113.4	52.5	27.0
Selling, general and administrative	172.9	71.5	37.4
Amortization of purchased intangibles	896.9	687.5	15.7
Acquired in-process research and
development	360.7	210.4	210.4
Merger and other costs	—	6.8	6.8

Total operating expenses	1,543.9	1,028.7	297.3

Loss from operations	(865.1)	(725.2)	(153.2)
Interest and other income, net	35.3	10.4	3.6

Loss before income taxes	(829.8)	(714.8)	(149.6)
Income tax expense	74.9	(2.5)	21.5

Net loss	$ (904.7)	$ (712.3)	$(171.1)

Years Ended June 30, 2000 and 1999

     Net Sales. Net sales of $1,430.4 million for 2000 represented an increase of $842.5 million or 143 percent over pro forma 1999 net sales of $587.9 million. The increase from 1999 to 2000 reflected $648.9 or 330 percent growth in our existing products on a pro forma basis. Growth was driven by customer demands for higher channel count systems to meet increased bandwidth requirements. The additional increase in 2000 reflected the impact of $193.6 million net sales from companies we acquired in 2000 (see Note 10 of Notes to Consolidated Financial Statements).

     Gross Margin. Gross margin of $678.8 million, or 47 percent of net sales for 2000 represents an increase of $375.3 million or 124 percent over 1999 pro forma gross margin of $303.5 million, or 52 percent of pro forma net sales. Strong demand for virtually all our optical components and modules products combined with $83.3 million gross profits from companies we acquired in 2000 contributed to the increases. The decline in the pro forma gross margin from 1999 to 2000 reflects the impact of $25.3 million in purchase accounting adjustments that increased JDS FITEL, EPITAXX, SIFAM, OCLI and Cronos inventories. These adjustments flowed through to cost of sales during the year. Gross margin was also reduced by $22.6 million in adjustments related to the E-TEK acquisition, which decreased E-TEK net inventory and flowed through to cost of sales upon completion of our acquisition of E-TEK. Excluding the impact of above described acquisition related adjustments, gross profit declined from 52 percent in 1999 to 51 percent in 2000. The decrease reflects 15 percent to 20 percent reductions in average selling prices, which were largely offset by reductions in manufacturing costs through automation, yield improvements and other improvements in the manufacturing processes.

     Research and Development Expense. R&D expense of $113.4 million or 8 percent of net sales represented an increase of $60.9 million or 116 percent over pro forma 1999 expense of $52.5 million or 9 percent of pro forma net sales. The increase in R&D expenses is primarily due to increased personnel costs and other expenses related to the development of new products and technologies, and the continued development and enhancement of existing products and the inclusion of our acquisitions during 2000 from the date of acquisition.

     Selling, General and Administrative Expense. Selling, general and administrative expense (SG&A)of $172.9 million or 12 percent of net sales represented an increase of $101.4 million or 142 percent over pro forma 1999 expense of $71.5 million or 12 percent of net sales. The increase in 2000 is primarily a result of higher SG&A costs due to the hiring of additional administrative personnel and inclusion of our 2000 acquisitions expenses subsequent to the date of acquisition. As a percentage of net sales, SG&A for 2000 was consistent with pro forma 1999 SG&A.

     Amortization of Purchased Intangibles. Since 1995, we have entered into several mergers and acquisitions that generated approximately $23.3 billion in identified intangibles (primarily developed technology) and goodwill. In 2000, API was $896.9 million or 63 percent of net sales, which represented an increase of $209.4 million or 30 percent over pro forma 1999 API of $687.5 million or 117 percent of net sales. The pro forma 1999 API is calculated as the 12 months amortization expense for JDS FITEL, which would have been incurred in 1999 assuming that the merger between Uniphase and JDS FITEL was completed on July 1, 1998. The increase in API in 2000, is primarily due to the intangible assets generated from the acquisitions of AFC, Ramar, EPITAXX, SIFAM, Oprel, IOT, OCLI, Cronos, and Casix during 2000 (see Note 10 of Notes to Consolidated Financial Statements).

     Acquired In-Process Research and Development. In 2000, we recorded charges of $360.7 million or 25 percent of net sales for acquired in-process research and development resulting from the acquisitions of EPITAXX ($16.7 million), SIFAM ($3.0 million), OCLI ($84.1 million), Cronos ($6.3 million) and E-TEK ($250.6 million). In 1999, we recorded $210.4 million or 36 percent of pro forma net sales of acquired in-process research and development resulting from the former Uniphase Corporation’s merger with JDS FITEL (See Note 10 of Notes to Consolidated Financial Statements). These amounts were expensed on the acquisition dates because the acquired technology had not yet reached technological feasibility and had no future alternative uses. There can be no assurance that acquisitions of businesses, products or technologies by us in the future will not result in substantial charges for acquired in-process research and development that may cause fluctuations in our quarterly or annual operating results.

     Interest and Other Income. Net interest and other income of $35.3 million for 2000 represented an increase of $24.9 million from pro forma 1999 income of $10.4 million. The increase in interest and other income was the result of higher investment balances obtained through cash generated from operating activities, our acquisition of OCLI and the completion of a public offering of our common stock and a private placement of Exchangeable shares in August 1999 that generated $713.6 million in cash, net of transaction costs.

OPERATING SEGMENT INFORMATION — ACTUAL

     Amplification and Transmission Group. Net sales for the Amplification and Transmission Group increased 91 percent in 2001 compared to 2000. The increase in net sales for the Amplification and Transmission Group was primarily due to higher unit sales volume of optical receivers, transmitters, modulators and pump lasers, and the acquisitions of SDL and Epitaxx. Operating income as a percentage of net sales decreased to 7 percent of net sales in 2001 compared to 26 percent in 2000. The decrease in operating income as a percentage of net sales was due to inventory write-downs due to lower sales estimates for future periods and charges related to our restructuring activities.

     WDM, Switching and Thin Film Filters. Net sales for the WDM, Switching and Thin Film Filters Group increased 153 percent in 2001 compared to 2000. The increase in net sales for the WDM, Switching and Thin Film Filters Group was primarily due to the acquisitions of E-TEK and OCLI and higher unit sales volume in wavelength division multiplexers (“WDM”), instruments and waveguides. Operating income as a percentage of net sales decreased to 10 percent of net sales in 2001 compared to 37 percent in 2000. The decrease in operating income as a percentage of net sales was due to inventory write-downs due to lower sales estimates for future periods and charges related to our restructuring activities.

LIQUIDITY AND CAPITAL RESOURCES

     At June 30, 2001, our combined balance of cash, cash equivalents and short-term investments was $1,812.2 million. For the year, we met our liquidity needs through cash generated from operating activities. Excluding the impact of indirect acquisition costs of $300.9 million paid to certain SDL executives in connection with the acquisition of SDL during 2001, net cash provided by operating activities was $354.1 million in 2001, compared with $281.1 million and $67.0 million in 2000 and 1999, respectively.

     Excluding the impact of indirect acquisition costs of $300.9 million paid to certain SDL executives in connection with the acquisition of SDL, operating activities generated $354.1 million during 2001 primarily resulting from the following: (i) earnings before non-cash accounting charges for depreciation, IPR&D, loss on sale of investments, loss on disposal of fixed assets, stock based compensation, write-off of goodwill and purchased intangibles, activity related to equity interests in equity investments, and amortization of intangibles, (ii) increases in accrued liabilities as a result of the restructuring liability established in the fourth quarter of 2001, and (iii) tax benefit from employee stock options. These items were partially offset by a net increase in deferred tax assets of $598.3 million, decrease in taxes payable, and the gain on the divestiture of the Zurich subsidiary. Increases to accounts receivable, inventories and other working capital attributable to our acquisitions are excluded from operating cash flow as the acquisition of these balances is not a result of operations (see Note 10 of Notes to Consolidated Financial Statements).

     Cash used in investing activities was $0.5 million in 2001 compared with $819.6 million and $40.3 million for 2000 and 1999, respectively. During 2001, we incurred capital expenditures of $732.5 million for facilities expansion and capital equipment purchases to expand our manufacturing capacity for our telecommunications products and installation of a new enterprise resource planning system. We currently expect to spend approximately $230 million for capital equipment purchases and leasehold improvements during 2002. During 2001, we sold net short-term and long-term investments of $570.4 million. In addition, we acquired Epion, OPA, and SDL during 2001 and these acquisitions provided an additional $175.7 million of cash.

     We generated $391.1 million, $782.1 million, and $15.4 million in cash from financing activities in 2001, 2000, and 1999, respectively. In 2001, we generated $417.7 million from the exercise of stock options and the sale of stock through our employee stock purchase plan and used $26.6 million to repay a portion of the debt assumed from our acquisitions.

     We believe that our existing cash balances and investments, together with cash flow from operations will be sufficient to meet our liquidity and capital spending requirements at least through the end of 2002.

     However, possible investments in or acquisitions of complementary businesses, products or technologies may require additional financing prior to such time. There can be no assurance that additional debt or equity financing will be available when required or, if available, can be secured on terms satisfactory to us.

     At June 30, 2001, we had two standby letter of credit facilities totaling approximately $11.0 million. We also had an unsecured operating bank line of credit for $25.0 million. Advances under the line of credit bear interest at the Canadian Prime Rate of 6.25 percent at June 30, 2001. We had no outstanding borrowings under this facility at June 30, 2001.

ACQUIRED IN-PROCESS RESEARCH AND DEVELOPMENT PROJECTS

SDL

     An independent valuation specialist performed an allocation under our direction of the total purchase price of SDL to its individual assets. Of the total purchase price, $380.7 million has been allocated to IPR&D and was charged to expense for the three months ended March 31, 2001. The remaining purchase price has been allocated specifically to identifiable assets acquired.

     After allocating value to the IPR&D projects and SDL tangible assets, specific intangible assets were then identified and valued. The identifiable intangible assets include existing technology, core technology, trademarks and tradename, and assembled workforce.

     The IPR&D is comprised of five main categories: (1) pump laser chips; (2) pump laser modules; (3) Raman chips and amplifiers; (4) external modulators and drivers; and (5) industrial laser products. The following is a brief description of each IPR&D project as of the date of the acquisition:

     Pump Laser Chips. SDL supplies high power 980-nm pump laser chips to provide power to optical amplifiers used in fiber optic systems. SDL pump laser chip development efforts support future generation optical amplifiers. SDL completed the development cycles for the current research and development project with respect to these products in the second quarter of the calendar year 2001.

     Pump Laser Modules. SDL supplies 980-nm pump laser modules that lead the industry in output power and performance. SDL expects the development cycle for the current research and development project with respect to these pump laser modules to continue for another four months, with expected completion dates in the fourth quarter of calendar year 2001.

     Raman Chips and Amplifiers. SDL is engaged in the development of Raman chips and amplifiers, which are an emerging technology in fiber optic transmissions systems. Raman amplifiers differ from conventional EDFAs in that they use installed optical fiber as the amplification medium rather than erbium-doped fiber. SDL expects the development cycle for the current research and development project with respect to these Raman chips and amplifiers to continue for another three months, with expected completion dates in the fourth quarter of calendar year 2001.

     External Modulators and Drivers. SDL supplies external modulators that are utilized in very high channel count systems with very long propagation distances.

     Industrial Laser Products. SDL supplies products for non-communications applications. These include applications such as printing and materials processing. SDL expects to complete the development cycle for the current research and development projects with respect to these industrial products in the third quarter of calendar year 2001.

   Value Assigned to In-Process Research and Development

     The value assigned to IPR&D was determined by considering the relative importance of each project to the overall development plan, estimating costs to develop the purchased IPR&D into commercially viable products, estimating the resulting net cash flows from the projects when completed and discounting the net cash flows to their present value. The sales estimates used to value the purchased IPR&D were based on estimates of relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions by SDL and its competitors.

     The rates utilized to discount the net cash flows to their present value are based on SDL’s weighted average cost of capital. Given the nature of the risks associated with the difficulties and uncertainties in completing each project and thereby achieving technological feasibility, anticipated market acceptance and penetration, market growth rates and risks related to the impact of potential changes in future target markets, the weighted average cost of capital was adjusted. Based on these factors, discount rates of 12 percent and 20 percent were deemed appropriate for the developed and in-process technology, respectively.

     The estimates used in valuing IPR&D were based upon assumptions believed to be reasonable but which are inherently uncertain and unpredictable. Assumptions may be incomplete or inaccurate, and no assurance can be given that unanticipated events and circumstances will not occur. Accordingly, actual results may vary from the projected results. Any such variance may result in a material adverse effect on SDL’s financial condition and results of operations.

     With respect to the acquired in-process technologies, the calculations of value were adjusted to reflect the value creation efforts of SDL prior to the merger. Following are the estimated completion percentages with respect to the current research and development efforts and technology lives:

Project	Percent Completed	Expected Technology Life
Pump Laser Chips	92%	5 years
Pump Laser Modules	50%	5 years
Raman Chips and Amplifiers	64%	5 years
External Modulators and Drivers	31%	5 years
Industrial Laser Products	74%	5 years

The value assigned to each acquired IPR&D project was as follows (in millions):

Pump Laser Chips	$140.8
Pump Laser Modules	22.7
Raman Chips and Amplifiers	113.7
External Modulators and Drivers	87.4
Industrial Laser Products	16.1

Total acquired in-process research and development	$380.7

     A portion of the purchase price has been allocated to developed technology and IPR&D. Developed technology and IPR&D were identified and valued through analysis of data provided by SDL concerning developmental products, their stage of development, the time and resources needed to complete them, if applicable, their expected income generating ability, target markets and associated risks. The Income Approach, which includes an analysis of the markets, cash flows and risks associated with achieving such cash flows, was the primary technique utilized in valuing the developed technology and IPR&D.

     Where developmental projects had reached technological feasibility, they were classified as developed technology, and the value assigned to developed technology was capitalized. Where the developmental projects had not reached technological feasibility and had no future alternative uses, they were classified as IPR&D and charged to expense upon closing of the merger. The nature of the efforts required to develop the purchased IPR&D into commercially viable products principally relate to the completion of all planning, designing, prototyping, verification and testing activities that are necessary to establish that the products can be produced to meet their design specifications, including functions, features and technical performance requirements.

OPA

     An independent appraiser performed an allocation under our direction of the total purchase price of OPA to its individual assets. Of the total purchase price, $3.0 million has been allocated to IPR&D and was charged to expense in the quarter ended March 31, 2001. The remaining purchase price has been allocated specifically to identifiable assets acquired. The product under development at the time of acquisition was OptoMate that is an automated and semi-automated system for the manufacture of fiberoptic components and modules.

Epion

     An independent appraiser performed an allocation under our direction of the total purchase price of Epion to its individual assets. Of the total purchase price, $8.9 million has been allocated to IPR&D and was charged to expense in the quarter ended September 30, 2000. The remaining purchase price has been allocated specifically to identifiable assets acquired. The products under development at the time of acquisition included Gas Cluster Ion Beam technology used for atomic scale surface smoothing and cleaning where surface or film quality is of great importance.

CURRENT STATUS OF ACQUIRED IN-PROCESS RESEARCH AND DEVELOPMENT PROJECTS

     We periodically review the stage of completion and likelihood of success of each of the IPR&D projects. The current status of the IPR&D projects for all significant mergers and acquisitions during the past three years are as follows:

SDL

     The products under development at the time of acquisition included: (1) pump laser chips; (2) pump laser modules; (3) Raman chips and amplifiers; (4) external modulators and drivers; and (5) industrial laser products. The pump laser chips and industrial laser products have been completed at a cost consistent with our expectations. The pump laser modules and Raman chips are expected to be completed by the fourth quarter of calendar 2001. We have incurred costs of $28.2 million, with estimated costs to complete of $4.9 million. The differences between the actual outcome noted above and the assumptions used in the original valuation of the technology are not expected to significantly impact our results of operations and financial position.

Epion

     The products under development at the time of acquisition included Gas Cluster Ion Beam technology used for atomic scale surface smoothing and cleaning where surface or film quality is of great importance. Epion has incurred $2.4 million to date and estimates that a total investment of approximately $4.5 million in research and development over the next 24 months will be required to complete the IPR&D. The nature of the efforts required to develop the purchased IPR&D into commercially viable products principally relate to the completion of all planning, designing, prototyping, verification and testing activities that are necessary to establish that the products can be produced to meet their design specifications, including functions, features and technical performance requirements.

E-TEK

     The products under development at the time of acquisition included: (1) wavelength division multiplexers (WDM’s); (2) submarine products: and (3) other component products and modules. The WDM and submarine products have been completed at a cost consistent with our expectations. Our development efforts for other components and modules include attenuators, circulators, switches, dispersion equalization monitors and optical performance monitors. Our development efforts are behind schedule on some of these products, with estimated completion dates in the third quarter of calendar 2002. The costs incurred to date are approximately $6.2 million, with estimated costs to complete of $0.9 million. The differences between the actual outcome noted above and the assumptions used in the original valuation of the technology are not expected to significantly impact our results of operations and financial position.

Cronos

     The products under development at the time of acquisition included: (1) RF microrelays; (2) variable optical attenuators; and (3) active fiber aligners. The microrelays development and the variable optical attenuators project are substantially complete at a cost consistent with our expectations. The active fiber aligner development project is currently being evaluated relative to similar efforts already underway within the Company.

OCLI

     The products under development at the time of the acquisition included: (1) thin film filters and switches, (2) optical display and projection products, and (3) light interference pigments. Thin film filters includes switches and dispersion compensators. The MEMS 2x2 Switch development has been terminated at OCLI and transferred over to JDS FITEL beginning in the first quarter of calendar year 2002. Dispersion compensators and other switches, are currently in the exploratory and prototype development stages of the development cycle. The expected development on these products is between 3 and 12 months. We have incurred post acquisition costs of approximately $4.9 million with an estimated cost to complete the remaining projects of $1.4 million, which we expect to incur ratably for the remainder of the development cycle.

     The optical display and projection products development has been terminated due to the uncertainty of current market conditions. Light interference pigments are currently in the commercial stage of the development cycle for this product family and these projects have expected completion dates in the first quarter of calendar year 2002. We have incurred post-acquisition research and development expenses of approximately $15.6 million and estimates that cost to complete these projects will be another $1.0 million which we expect to incur ratably over the remainder of the product development cycle.

SIFAM

     The products under development at the time of the acquisition included: (1) miniature couplers; (2) combined components; and (3) micro-optic devices. Miniature coupler development and combined components development are complete at a cost consistent with our expectations. Micro-optic device development is currently being evaluated relative to similar efforts already underway within the Company. The costs incurred post acquisition for micro-optic device development has been consistent with our expectations.

EPITAXX

     The products under development at the time of the acquisition included (1) high-speed receivers, and (2) an optical spectrum analyzer product. The high-speed receiver and optical spectrum analyzer have been completed at costs consistent with our expectations.

JDS FITEL

     The products under development at the time of our merger included: (i) Thermo Optic Waveguide Attenuators, (ii) Solid State Switch, (iii) 50 GHz WDM, and (iv) Erbium Doped Fiber Amplifiers (“EDFA”). Thermo Optic Waveguide Attenuator development was discontinued in the first quarter of 2001, due to lower than expected demand for this product, and higher demand for other products. Solid State Switch, WDM and EDFA developments are complete at a cost consistent with our expectations.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISKS

     We maintain an investment portfolio of various holdings, types, and maturities. These securities are generally classified as available for sale and, consequently, are recorded on the balance sheet at fair value with unrealized gains or losses reported as a separate component of other comprehensive income. Part of this portfolio includes minority equity investments in several publicly traded companies, the values of which are subject to market price volatility. We also have certain real estate lease commitments with payments tied to short-term interest rates. At any time, a sharp rise in interest rates could have a material adverse impact on the fair value of our investment portfolio while increasing the costs associated with our lease commitments. Conversely, declines in interest rates could have a material impact on interest earnings for our investment portfolio. We do not currently hedge these interest rate exposures.

Investments

     The following tables present the hypothetical changes in fair value in the financial instruments held at June 30, 2001 and June 30, 2000 that are sensitive to changes in interest rates. These instruments are not leveraged and are held for purposes other than trading. The modeling technique used measures the change in fair values arising from selected potential changes in interest rates. Market changes reflect immediate hypothetical parallel shifts in the yield curve of plus or minus 50 basis points (“BPS”), 100 BPS, and 150 BPS over a 12-month horizon. Beginning fair values represent the principal plus accrued interest and dividends at June 30, 2001 and June 30, 2000. The following tables estimate the fair value of the portfolio at a 12-month horizon (in millions):

	Valuation of Securities Given an Interest Rate Decrease of X Basis Points			Fair value as of	Valuation of Securities Given an Interest Rate Increase of X Basis Points
Issuer	(150 BPS)	(100 BPS)	(50 BPS)	June 30, 2001	50 BPS	100 BPS	150 BPS
U.S. Treasuries & agencies notes	51	50	50	50	49	49	48
State, municipal, and county
government notes and bonds	704	701	698	695	693	690	687
Corporate notes and bonds	68	67	67	67	66	66	65
Money market fund	732	732	732	732	732	732	732

Total	1,555	1,550	1,547	1,544	1,540	1,537	1,532

	Valuation of Securities Given an Interest Rate Decrease of X Basis Points			Fair value as of	Valuation of Securities Given an Interest Rate Increase of X Basis Points
Issuer	(150 BPS)	(100 BPS)	(50 BPS)	June 30, 2000	50 BPS	100 BPS	150 BPS
U.S. Treasuries & agencies notes	25	25	25	25	25	25	25
State, municipal, and county
government notes and bonds	602	599	596	593	590	587	584
Corporate notes and bonds	42	42	42	42	42	41	41
Money market fund	164	164	164	164	164	164	164

Total	833	830	827	824	821	817	814

     A 50 BPS move in the Federal Funds Rate has occurred in 6 of the last 10 years; a 100 BPS move in the Federal Funds Rate has occurred in 4 of the last 10 years; and a 150 BPS move in the Federal Funds Rate has occurred in 2 of the last 10 years.

     The following analyses present the hypothetical changes in fair values of public equity investments that are sensitive to changes in global equity markets. These equity securities are held for purposes other than trading. The modeling technique used measures the hypothetical change in fair values arising from selected hypothetical changes in each stock’s price. Stock price fluctuations of plus or minus 15%, plus or minus 35%, and plus or minus 50% were selected.

The following tables estimate the fair value of the publicly traded corporate equities at a 12-month horizon (in millions):

	Valuation of Securities Given X% decrease in each stock’s price			Fair Value as of	Valuation of Securities Given X% Increase in each stock’s price
	50%	35%	15%	June 30, 2001	15%	35%	50%
Corporate equities	$139	$181	$236	$278	$320	$375	$417

	Valuation of Securities Given X% decrease in each stock’s price			Fair value as of	Valuation of Securities Given X% Increase in each stock’s price
	50%	35%	15%	June 30, 2001	15%	35%	50%
Corporate equities	$359	$467	$610	$718	$826	$969	$1,077

LEASES

     We are exposed to interest rate risk associated with leases on our facilities where payments are tied to the London Interbank Offered Rate (“LIBOR”). We have evaluated the hypothetical change in lease obligations held at June 30, 2001 due to changes in the LIBOR. The modeling technique used measures hypothetical changes in lease obligations arising from selected hypothetical changes in LIBOR. The hypothetical market changes reflected immediate parallel shifts in the LIBOR curve of plus or minus 50 BPS, 100 BPS, and 150 BPS over a 12-month period. The results of this analysis were not material in comparison to our financial results.

FOREIGN EXCHANGE FORWARD CONTRACTS

     We generate a significant portion of our sales from sales to customers located outside the United States, principally in Europe. International sales are made mostly from our foreign subsidiaries in the local countries and are typically denominated in either U.S. dollars or the local currency of each country. These subsidiaries also incur most of their expenses in the local currency. Accordingly, all foreign subsidiaries use the local currency as their functional currency.

     Our international business is subject to risks typical of an international business including, but not limited to: differing economic conditions, changes in political climate, differing tax structures, other regulations and restrictions, and foreign exchange rate volatility. Accordingly, our future results could be materially adversely impacted by changes in these or other factors.

     We enter into foreign exchange forward contracts to offset the impact of currency fluctuations on certain nonfunctional currency assets and liabilities, primarily denominated in the Australian dollar, Canadian dollar, Euro and British pound.

     The foreign exchange forward contracts we enter into generally have original maturities ranging from one to three months. We do not enter into foreign exchange forward contracts for trading purposes. We do not expect gains or losses on these contracts to have a material impact on our financial results.

ITEM 8.   FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF ERNST &YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
JDS Uniphase Corporation

     We have audited the accompanying consolidated balance sheets of JDS Uniphase Corporation as of June 30, 2001 and 2000, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended June 30, 2001. Our audits also included the financial statement schedule listed in the index at Item 14(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of JDS Uniphase Corporation at June 30, 2001 and 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 2001, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

San Jose, California September 12, 2001 A-51

JDS UNIPHASE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS (In millions, except per share data)

	Years ended June 30,
	2001	2000	1999
Net sales	$ 3,232.8	$ 1,430.4	$ 282.8
Cost of sales	2,306.7	751.6	138.7

Gross profit	926.1	678.8	144.1
Operating expenses:
Research and development	325.9	113.4	27.0
Selling, general and administrative	818.1	172.9	37.4
Amortization of purchased intangibles	5,387.0	896.9	15.7
Acquired in-process research and development	393.2	360.7	210.4
Reduction of goodwill and other long-lived assets	50,085.0	—	—
Restructuring charges	264.3	—	—
Merger and other costs	—	—	6.8

Total operating expenses	57,273.5	1,543.9	297.3

Loss from operations	(56,347.4)	(865.1)	(153.2)
Interest income, net	48.5	35.3	3.6
Gain on sale of subsidiary	1,770.2	—	—
Activity related to equity method investments	(883.9)	—	—
Loss on sale of available-for-sale investments	(559.1)	—	—
Reduction in fair value of available-for-sale investments	(522.1)	—	—

Loss before income taxes	(56,493.8)	(829.8)	(149.6)
Income tax expense (benefit)	(371.9)	74.9	21.5

Net loss	$(56,121.9)	$ (904.7)	$(171.1)

Basic and dilutive loss per share	$ (51.40)	$ (1.27)	$ (0.54)

Shares used in per share calculation:
Basic and dilutive	1,091.9	710.9	318.2

See accompanying notes to consolidated financial statements. A-52

JDS UNIPHASE CORPORATION

CONSOLIDATED BALANCE SHEETS (In millions, except share and per share data)

	June 30,
	2001	2000
assets
Current assets:
Cash and cash equivalents	$ 762.8	$ 319.0
Short-term investments	1,049.4	795.3
Accounts receivable, less allowances for doubtful accounts of $40.3 at
June 30, 2001 and $8.2 at June 30, 2000	477.6	381.6
Inventories	287.6	375.4
Refundable income taxes	31.2	8.1
Deferred income taxes	340.2	62.4
Other current assets	87.5	31.1

Total current assets	3,036.3	1,972.9
Property, plant, and equipment, net	1,173.0	670.7
Deferred income taxes	806.3	642.7
Goodwill and other intangible assets	7,045.6	22,337.8
Long-term investments	169.0	760.9
Other assets	15.2	4.1

Total assets	$ 12,245.4	$ 26,389.1

liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$ 190.6	$ 195.2
Accrued payroll and related expenses	133.0	98.8
Income taxes payable	30.6	108.6
Deferred income taxes	63.0	0.2
Restructuring accrual	105.2	—
Other current liabilities	326.1	244.4

Total current liabilities	848.5	647.2
Deferred income taxes	672.4	902.1
Other non-current liabilities	5.2	20.2
Long-term debt	12.8	41.0
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value:
Authorized shares — 1,000,000
Series A: 100,000 shares issued and outstanding at June 30, 2001 and 2000	—	—
Series B: 100,000 shares authorized at June 30, 2001 and 2000	—	—
Undesignated: 1 voting share authorized, issued and outstanding	—	—
Common stock, $0.001 par value
Authorized shares — 3,000,000,000
Issued and outstanding shares — 1,318,246,161 at June 30, 2001 and
935,928,995 at June 30, 2000	1.3	0.9
Common stock to be issued	90.8	—
Additional paid-in capital	68,046.8	25,900.0
Deferred compensation	(183.6)	(2.6)
Accumulated deficit	(57,224.4)	(1,102.5)
Accumulated other comprehensive loss	(24.4)	(17.2)

Total stockholders’ equity	10,706.5	24,778.6

Total liabilities and stockholders’ equity	$ 12,245.4	$ 26,389.1

See accompanying notes to consolidated financial statements. A-53

JDS UNIPHASE CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (IN MILLIONS)

	Preferred Stock		Common Stock		Common Stock
	Shares	Amount	Shares	Amount	to be Issued
Balance at June 30, 1998	0.1	$—	311.4	$0.3	$—
Shares issued under employee stock
plans and related tax benefits	—	—	12.5	—	—
Common stock and options issued in
connection with JDS FITEL
merger, net of issuance costs	—	—	319.5	0.3	—
Conversion of debt for common
stock	—	—	0.3	—	—
Amortization of deferred
compensation	—	—	—	—	—
Dividends on BCP stock	—	—	—	—	—
Net loss	—	—	—	—	—
Net unrealized gain (loss) on
securities available-for-sale	—	—	—	—	—
Foreign currency translation
adjustment	—	—	—	—	—

Comprehensive loss	—	—	—	—	—

Balance at June 30, 1999	0.1	—	643.7	0.6	—
Shares issued under employee stock
plans and related tax benefits	—	—	36.6	—	—
Common stock issued in connection
with offerings	—	—	35.8	0.1	—
in connection with acquisitions	—	—	219.8	0.2	—
Amortization of deferred
compensation	—	—	—	—	—
Conversion of Chassis debt	—	—	—	—	—
Net loss	—	—	—	—	—
Net unrealized gain (loss) on
securities available-for-sale	—	—	—	—	—
Foreign currency translation
adjustment	—	—	—	—	—

Comprehensive loss	—	—	—	—	—

Balance at June 30, 2000	0.1	—	935.9	0.9	—
Shares issued under employee stock
plans and related tax benefits	—	—	43.4	0.1	—
Common stock issued in connection
with acquisitions, net of issuance
costs—	—	—	338.9	0.3	—
Common stock to be issued	—	—	—	—	90.8
Payments on stockholders’ note
receivable	—	—	—	—	—
Compensation expense related to
stock options	—	—	—	—	—
Modification of stock options in
connection with the sale of
subsidiary	—	—	—	—	—
Deferred stock based compensation
related to acquisitions	—	—	—	—	—
Amortization of deferred
compensation	—	—	—	—	—
Conversion of Ramar debt	—	—	0.1	—	—
Net loss	—	—	—	—	—
Net unrealized gain (loss) on
securities available-for-sale, net of
tax	—	—	—	—	—
Foreign currency translation
adjustment	—	—	—	—	—

Comprehensive loss	—	—	—	—	—

Balance at June 30, 2001	0.1	$—	1,318.3	$1.3	$90.8

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (IN MILLIONS)

	Additional Paid-in Capital	Deferred Stock Compensation	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
Balance at June 30, 1998	$ 310.8	$ (3.6)	$(26.1)	$(1.4)	$280.0
Shares issued under employee stock
plans and related tax benefits	29.5	—	—	—	29.5
Common stock and options issued in
connection with JDS FITEL
merger, net of issuance costs	3,482.6	—	—	—	3,482.9
Conversion of debt for common
stock	2.4	—	—	—	2.4
Amortization of deferred
compensation	—	0.5	—	—	0.5
Dividends on BCP stock	—	—	(0.6)	—	(0.6)
Net loss	—	—	(171.1)	—	(171.1)
Net unrealized gain (loss) on
securities available-for-sale	—	—	—	(0.2)	(0.2)
Foreign currency translation
adjustment	—	—	—	(4.1)	(4.1)

Comprehensive loss	—	—	—	—	(175.4)

Balance at June 30, 1999	3,825.3	(3.1)	(197.8)	(5.7)	3,619.3

Shares issued under employee stock
plans and related tax benefits	149.5	—	—	—	149.5
Common stock issued in connection
with offerings	713.5	—	—	—	713.6
in connection with acquisitions	21,211.4	—	—	—	21,211.6
Amortization of deferred
compensation	—	0.5	—	—	0.5
Conversion of Chassis debt	0.3	—	—	—	0.3
Net loss	—	—	(904.7)	—	(904.7)
Net unrealized gain (loss) on
securities available-for-sale	—	—	—	(1.8)	(1.8)
Foreign currency translation
adjustment	—	—	—	(9.7)	(9.7)

Comprehensive loss	—	—	—	—	(916.2)

Balance at June 30, 2000	25,900.0	(2.6)	(1,102.5)	(17.2)	24,778.6
Shares issued under employee stock
plans and related tax benefits	552.4	—	—	—	552.5
Common stock issued in connection
with acquisitions, net of issuance
costs—	41,512.7	—	—	—	41,513.0
Common stock to be issued	—	—	—	—	90.8
Payments on stockholders’ note
receivable	8.1	—	—	—	8.1
Compensation expense related to
stock options	11.1	—	—	—	11.1
Modification of stock options in
connection with the sale of
subsidiary	61.2	—	—	—	61.2
Deferred stock based compensation
related to acquisitions	—	(233.6)	—	—	(233.6)
Amortization of deferred
compensation	—	52.6	—	—	52.6
Conversion of Ramar debt	1.3	—	—	—	1.3
Net loss	—	—	(56,121.9)	—	(56,121.9)
Net unrealized gain (loss) on
securities available-for-sale, net of
tax	—	—	—	7.7	7.7
Foreign currency translation
adjustment	—	—	—	(14.9)	(14.9)

Comprehensive loss	—	—	—	—	(56,129.1)

Balance at June 30, 2001	$68,046.8	$(183.6)	$(57,224.4)	$(24.4)	$10,706.5

See accompanying notes to consolidated financial statements. A-54

JDS UNIPHASE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (IN MILLIONS)

	Years ended June 30,
	2001		2000	1999
OPERATING ACTIVITIES
Net loss	$(56,121.	9)	$ (904.7)	$ (171.1)
Adjustments to reconcile net loss to net cash provided by
operating activities:
Depreciation expense	155.4		52.3	13.9
Amortization expense	5,387.0		898.4	16.8
Acquired in-process research and development	393.2		360.7	210.4
Amortization of deferred compensation	52.6		0.5	0.5
Reduction of goodwill and other long-lived assets	50,085.0		—	2.5
Gain on sale of subsidiary	(1,770.2)		—	—
Loss on sale of investments	559.1		—	—
Noncash restructuring costs	133.3		—	—
Activity related to equity method investments	883.9		—	—
Reduction in fair value of available-for-sale investments	522.1		—	—
Tax benefit on non-qualified stock options	142.7		47.8	11.4
Change in deferred income taxes, net	(598.3)		(78.9)	5.1
Changes in operating assets and liabilities:
Accounts receivable	(21.0)		(132.9)	(21.5)
Inventories	190.3		(94.7)	(12.1)
Refundable income taxes	(23.1)		—	(0.4)
Other current assets	(69.3)		5.5	(5.1)
Income taxes payable	(31.3)		18.6	6.2
Accounts payable, accrued liabilities, other current liabilities
and other, net	183.7		108.5	10.4

Net cash provided by operating activities	53.2		281.1	67.0

INVESTING ACTIVITIES
Purchase of available-for-sale investments	(1,523.7)		(2,395.9)	(204.8)
Sale of available-for-sale investments	2,164.4		1,757.3	176.4
Acquisitions of businesses, net of cash acquired	175.7		99.9	35.0
Purchase of property, plant and equipment and licenses	(732.5)		(280.0)	(46.6)
Other assets, net	(14.1)		(0.9)	(0.3)
Purchase of other investments	(70.3)		—	—

Net cash used in investing activities	(0.5)		(819.6)	(40.3)

FINANCING ACTIVITIES
Repayment of debt acquired	(26.6)		(45.1)	—
Proceeds from issuance of common stock in a public offering	—		713.5	—
Proceeds from issuance of common stock other than in a
public offering	417.7		113.7	16.0
Pre-merger dividends paid on BCP stock	—		—	(0.6)

Net cash provided by financing activities	391.1		782.1	15.4

Increase in cash and cash equivalents	443.8		243.6	42.1
Cash and cash equivalents at beginning of period	319.0		75.4	33.3

Cash and cash equivalents at end of period	$ 762.8		$ 319.0	$ 75.4

Supplemental disclosure of cash flow information:
Net cash provided by operating activities excluding indirect
acquisition costs paid to SDL executives	$ 354.1		$ 281.1	$ 67.0
Cash paid for interest	$ 1.7		$ 3.4	$ —
Cash paid for taxes	$ 154.0		$ 67.9	$ 9.3
Non-cash transactions:
Proceeds from sale of subsidiary	$ 1,953.3		$ —	$ —
Stock issued in connection with acquisitions	$ 41,446.2		$ 21,234.5	$ 3,482.6
Common stock to be issued in connection with the
acquisition of UNL	$ 90.8		$ —	$ —

See accompanying notes to consolidated financial statements. A-55

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. BUSINESS ACTIVITIES AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Activities

     JDS Uniphase Corporation (the “Company” or “JDS Uniphase”) is a high technology company that designs, develops, manufactures and distributes fiber optic components, modules and subsystems for the fiber optic communications industry. These products are deployed in advanced optical communications networks for the telecommunications and cable television industries. Incorporated in Delaware in October 1993, the Company is the product of several substantial mergers and acquisitions, including, among others, the combination of Uniphase Corporation and JDS FITEL Inc. to form JDS Uniphase Corporation on June 30, 1999, and the subsequent acquisitions of Optical Coating Laboratory, Inc. (“OCLI”) on February 4, 2000, E-TEK Dynamics (“E-TEK”) on June 30, 2000 and SDL, Inc. (“SDL”) on February 13, 2001.

     In 2001, the Company changed its year-end from a fiscal year ending June 30, to a 52-week year ending on the Saturday closest to June 30. This change had no impact on the Company’s results of operations, financial position, or cash flows in 2001.

     Certain amounts in prior year financial statements and notes thereto have been reclassified to conform to current year presentation.

Basis of Presentation

     The consolidated financial statements include JDS Uniphase and its wholly owned subsidiaries. All significant inter-company accounts and transactions have been eliminated.

Cash and Cash Equivalents

     The Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

Investments

     The Company’s investments in marketable equity securities and all debt securities are classified as available-for-sale and are recorded at fair value. Fair value is based upon market prices quoted on the last day of the year. The cost of securities sold is based on the specific identification method. Unrealized gains and losses are reported as a separate component of stockholders’ equity. The Company periodically reviews these investments for other-than-temporary declines in fair value and writes down these investments to their fair value when an other-temporary-decline has occurred. The Company generally believes other-than-temporary decline occurs when fair value of the investment is below the carrying value for two full consecutive quarters.

     The Company also has certain other minority investments in nonpublicly traded companies. These investments are included in long-term investments on the Company’s balance sheet and are generally carried at cost. The Company monitors these investments for impairment and makes appropriate reductions in carrying values when necessary.

Inventories

     Inventories are stated at the lower of cost or market. Cost is computed using standard cost, which approximates actual cost on a first-in, first-out basis.

Property, Plant and Equipment

     Property, plant and equipment are stated at cost. Depreciation is computed by the straight-line method over the following estimated useful lives of the assets: building and improvements, 5 to 45 years; machinery and equipment, 2 to 10 years; furniture, fixtures, software, and office equipment, 2 to 5 years. Leasehold improvements are amortized by the straight-line method over the shorter of the estimated useful lives of the assets or the term of the lease.

Fair Value of Financial Instruments

     Carrying amounts of certain of the Company’s financial instruments, including cash and cash equivalents, accrued compensation, and other accrued liabilities, approximate fair value because of their short maturities. The fair values of investments are determined using quoted market prices for those securities or similar financial instruments.

Equity method of accounting

     The Company accounts for investments in joint ventures, limited liability partnerships and other investments in 50 percent or less owned companies over which it has the ability to exercise significant influence using the equity method of accounting. The Company accounts for the increase or decrease of its proportionate share of net book value in equity basis investments from the investees’ issuance of stock at a price above or below the net book value per share as a change to additional paid-in capital. Due to the limited availability of timely data, the Company records the adjustments to its equity basis investments in the quarter subsequent to the issued financial statements. The Company periodically reviews these investments for other-than-temporary declines in market value and writes these investments to their fair value when an other-temporary-decline has occurred.

Valuation of Long Lived Assets

     Long-lived assets and certain identifiable intangible assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable such as a significant industry downturn, significant decline in the market value of the Company, or significant reductions in projected future cash flows of operating segments. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. Measurement of impairment charges for long-lived assets and certain identifiable intangible assets including goodwill relating to those assets that management expects to hold and use are based on the fair value of such assets. Long-lived assets and certain identifiable intangible assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

Goodwill and Other Intangible Assets

     Intangible assets represent licenses and intellectual property acquired, purchased intangible assets and the excess acquisition cost over the fair value of tangible and identified intangible net assets of businesses acquired (goodwill). Purchased intangible assets include developed technology, trademarks and trade names, assembled workforces and customer bases. Intangible assets are being amortized using the straight-line method over estimated useful lives ranging from 3 to 15 years.

     The amortization and write-off of goodwill and purchased intangibles are separately presented as a component of operating expenses on the Consolidated Statement of Operations.

     The Company assesses enterprise level goodwill for recoverability if the market capitalization of the Company is less than its net assets. The Company measures declines in value of enterprise level goodwill that are other than temporary using the market value method. The Company measures the market value at the consolidated company level based on the quoted market price of the Company that is most representative of fair value of the Company’s common stock multiplied by the number of common shares outstanding.

Concentration of Credit and Other Risks

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents, short-term investments and trade receivables. The Company places its cash equivalents and short-term investments with high credit-quality financial institutions. The Company invests its excess cash equivalents and short-term investments primarily in money market funds, commercial paper, municipal bonds, and auction rate preferred stock. The Company has established guidelines relative to credit ratings, diversification and maturities that seek to maintain safety and liquidity. The Company sells primarily to customers involved in the application of laser technology and the manufacture of telecommunications products. The Company performs ongoing credit evaluations of its customers’ financial condition and maintains an allowance for uncollectible accounts receivable based upon the expected collectibility of all accounts receivable. The Company is not able to predict changes in the financial stability of its customers. Any material change in the financial status of any one or a group of customers could have a material adverse effect on the Company’s results of operations. Although such losses have been within management’s expectations to date, there can be no assurance that such reserves will continue to be adequate. The Company does not require collateral from its customers. At June 30, 2001, Alcatel, Nortel, and Ciena accounted for 21 percent, 10 percent, and 10 percent of accounts receivable, respectively.

     The Company depends on a single or limited number of outside contractors and suppliers for raw materials, packages and standard components. The Company generally purchases these single or limited source products through standard purchase orders or one-year supply agreements and has no long-term guaranteed supply agreements with such suppliers. While the Company seeks to maintain a sufficient safety stock of such products and also endeavors to maintain ongoing communications with its suppliers to guard against interruptions or cessation of supply, the Company’s business and results of operations could in the future be adversely affected by a stoppage or delay of supply, substitution of more expensive or less reliable products, receipt of defective parts or contaminated materials, an increase in the price of such supplies, or the Company’s inability to obtain reduced pricing from its suppliers in response to competitive pressures.

     The Company uses a rolling six-month forecast based on anticipated product orders, product order history and backlog to determine its material requirements. Lead times for the parts and components that the Company orders vary significantly and depend on factors such as the specific supplier, contract terms and demand for a component at a given time. If actual orders do not match our forecasts, as the Company experienced in the second half of 2001, the Company may have excess or short-falls of some materials and components as well as excess inventory purchase commitments. Furthermore, the Company could experience reduced or delayed product shipments or incur additional inventory write-downs and cancellation charges or penalties, which would increase costs and could seriously impact the Company’s operating results.

Foreign Currency Translation and Exchange Contracts

     The Company adopted Statement of Financial Accounting Standards No. 133 (“SFAS 133”), “Accounting for Derivative Instruments and Hedging Activities,” as amended, as of the beginning of 2001. The standards require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivatives will either be offset against the change in fair value of the hedged assets, liabilities or firm commitments through earnings, or recognized in other comprehensive income until the hedged item is recognized in earnings. The change in a derivative’s fair value related to the ineffective portion of a hedge, if any, will be immediately recognized in earnings. The effect of adopting SFAS 133, as amended, did not have a material effect on the Company’s financial position or overall trends in results of operations.

     The Company’s objectives and strategies for holding and issuing derivatives is to minimize the transaction and translation risks associated with non-functional currency transactions.

     The Company conducts its business in a number of foreign countries and sells its products directly to customers in Australia, Canada, China, France, Germany, Hong Kong, Japan, Netherlands, Taiwan, Singapore and the United Kingdom through its foreign subsidiaries. These sales are often denominated in the local country’s currency. Therefore, in the normal course of business, the Company’s financial position is routinely subjected to market risk associated with foreign currency rate fluctuations. The Company’s policy is to ensure that business exposures to foreign exchange risks are identified, measured and minimized using the most effective and efficient methods to eliminate or reduce such exposures. The Company has entered into a number of foreign currency forward contracts, but has not designated such contracts as hedges for accounting purposes. The foreign currency forward contracts generally expire within 30 to 90 days. The change in fair value of these foreign currency forward contracts is recorded as income (loss) in the Company’s Statement of Operations as a component of interest income, net. The notional amount associated with these foreign currency forward contracts is approximately $59 million and the fair value of such contracts is not material to the Company’s financial statements. The Company does not use derivatives for trading purposes.

Revenue Recognition

     The Company recognizes revenue at the time of delivery, with provisions established for estimated product returns and allowances. Revenue on the shipment of evaluation units is deferred until customer acceptance. The Company provides for the estimated cost to repair products under warranty at the time of sale.

Comprehensive Income

     Accumulated other comprehensive income presented in the accompanying consolidated balance sheets consists of the accumulated net unrealized losses on available-for-sale short term investments and foreign currency translation adjustments, net of the related tax effect for all periods presented. The tax effects for unrealized losses on short-term investments included in other comprehensive loss were immaterial. At June 30, 2001, the Company had a balance of unrealized gains on available-for-sale investments of $5.8 million, net of tax. At June 30, 2000, the Company had a balance of unrealized losses on available-for-sale investments of $1.9 million Additionally, at June 30, 2001 and June 30, 2000, the Company had $30.2 million and $15.3 million, respectively, of foreign currency translation losses. The components of comprehensive loss are as follows (in millions):

	Years Ended June 30,
	2001		2000	1999
Net loss	$(56,121.	9)	$(904.7)	$(171.1)
Unrealized gains (losses)	7.7		(1.8)	(0.2)
Change in foreign currency translation	(14.9)		(9.7)	(4.1)

Total comprehensive loss	$(56,129.	1)	$(916.2)	$(175.4)

Loss per Share

     As the Company incurred a loss in 2001, 2000 and 1999, the effect of dilutive securities totaling 47.3 million, 64.4 million, and 27.3 million equivalent shares, respectively, have been excluded from the computation as they are antidilutive.

     The following table sets forth the computation of basic and diluted loss per share (in millions, except share data):

	Years Ended June 30,
	2001	2000	1999
Denominator for basic and dilutive loss per share -
weighted average shares	1,091.9	710.9	318.2

Net loss	$(56,121.9)	$(904.7)	$(171.1)

Basic and dilutive loss per share	$ (51.40)	$ (1.27)	$ (0.54)

A-59

Stock-based Compensation

     In accordance with APB Opinion No. 25, “Accounting for Stock Issued to Employees,” as amended by Financial Accounting Standards Board Interpretation No. 44 “Accounting for Certain Transactions Involving Stock Compensation,” (“FIN 44 ”) the Company records and amortizes, over the related vesting periods, deferred compensation representing the difference between the price per share of stock issued or the exercise price of stock options granted and the fair value of the Company’s common stock at the time of issuance or grant. Stock compensation costs are immediately recognized to the extent the exercise price is below the fair value on the date of grant and no future vesting criteria exist.

Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Estimates are used for, but not limited to, the accounting for the allowance for doubtful accounts, inventory write-downs, depreciation and amortization, sales returns, warranty costs, restructuring costs, deferred taxes and contingencies. Actual results could differ from those estimates and such differences could be material to the financial statements.

Impact of Recently Issued Accounting Standards

     In July 2001, the FASB issued Statements of Financial Accounting Standards No. 141 (“SFAS 141”), “Business Combinations.” SFAS 141 eliminates the pooling-of-interests method of accounting for business combinations except for qualifying business combinations that were initiated prior to July 1, 2001. In addition, SFAS 141 further clarifies the criteria to recognize intangible assets separately from goodwill. The requirements of Statement 141 are effective for any business combination accounted for by the purchase method that is completed after June 30, 2001 (i.e., the acquisition date is July 1, 2001 or after). The Company is currently evaluating the impact of SFAS 141.

     In July 2001, the FASB issued Statements of Financial Accounting Standards No. 142 (“SFAS 142”), “Goodwill and Other Intangible Assets.” Under SFAS 142, goodwill and indefinite lived intangible assets are no longer amortized but are reviewed annually (or more frequently if impairment indicators arise) for impairment. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives (but with no maximum life). The amortization provisions of SFAS 142 apply to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, the Company will apply the new accounting rules beginning June 30, 2002. Because of the different transition dates for goodwill and intangible assets acquired on or before June 30, 2001 and those acquired after that date, pre-existing goodwill and intangibles will be amortized during this transition period until adoption of SFAS 142 whereas new goodwill and indefinite lived intangible assets acquired after June 30, 2001 will not. The Company is currently evaluating the impact of SFAS 142.

NOTE 2.   FINANCIAL INSTRUMENTS

Investments

The Company’s available for sale investments consist of the following (in millions):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
June 30, 2001:
Floating rate bonds	$ 46.8	$ —	$—	$ 46.8
Municipal bonds	568.4	6.8	—	575.2
Auction instruments	74.3	—	—	74.3
Money market instruments and funds	731.7	—	—	731.7
Corporate bonds	65.6	0.5	—	66.1
Agency bonds	49.9	0.1	—	50.0

Total debt investments	1,536.7	7.4	—	1,544.1
Marketable equity investments	236.7	0.3	—	237.0

	$1,773.4	$7.7	$—	$1,781.1

Available-for-sale investments included in the consolidated balance sheet at June 30, 2001 is as follows (in millions):

Cash equivalents	$ 731.7
Short-term investments	1,049.4

$1,781.1

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
June 30, 2000:
Floating rate bonds	$128.7	$—	$ 0.3	$128.4
Municipal bonds	465.0	—	1.5	463.5
Auction instruments	69.0	—	—	69.0
Money market instruments and funds	163.6	—	—	163.6

Total debt investments	826.3	—	1.8	824.5
Marketable equity investments	16.9	—	—	16.9

	$843.2	$—	$ 1.8	$841.4

Available-for-sale investments included in the consolidated balance sheet at June 30, 2000 is as follows (in millions):

Cash equivalents	$ 29.2
Short-term investments	795.3
Long-term investments	16.9

$841.4

A-61

The following is a summary of contractual maturities of the Company’s debt investments (in millions):

	Amortized Cost	Estimated Fair Value
June 30, 2001:
Money market instruments and funds	$ 731.7	$ 731.7
Amounts maturing within one year	407.8	408.8
Amounts maturing after one year, within five years	397.2	403.6

	$1,536.7	$1,544.1

     During 2001, the Company completed the sale of its Zurich, Switzerland subsidiary to Nortel Networks Corporation (“Nortel”) for 65.7 million shares of Nortel common stock valued at $1,953.3 million (see Note 13). The shares of Nortel common stock are classified as available-for-sale securities. The Company sold approximately 41.0 million shares resulting in a realized loss on the sale of available-for-sale securities of $559.1 million. At June 30, 2001, the Company had 24.7 million shares with a fair value of $223.1 million. The Company has recognized a reduction in fair value of $511.8 million associated with the 24.7 million shares held by the Company as of June 30, 2001, as the Company has determined the decline in the fair value of the shares of Nortel common stock to be other-than-temporary. The reduction in fair value has been included in the line item “Reduction in fair value of available-for-sale investments” in its Statement of Operations for 2001. Should the fair value of the shares of Nortel common stock held by or later sold by the Company continue to decline in the near future, the Company may record additional losses related to these shares.

     During 2001, the Company recorded a charge of approximately $10.3 million related to a decline in the market value of another of the Company’s available-for-sale investments that was deemed to be other-than-temporary. The reduction in fair value has been included in the line item “Reduction in fair value of available-for-sale investments” in its Statement of Operations for 2001.

     At June 30, 2001 and June 30, 2000, the Company had $104.0 million and $50.6 million, respectively, of non-marketable equity securities accounted for under the cost method. The cost of such investments is included in long-term investments, which are recorded at cost.

Equity Method Investments

     At June 30, 2001, the Company had the following investments accounted for using the equity method:

     ADVA: On June 30, 2000, the Company acquired E-TEK Dynamics, Inc. (“E-TEK”), which at the time of acquisition had a 31 percent ownership stake in ADVA, a publicly traded German company that develops and manufactures fiber optic components and products. At June 30, 2001, the Company had a 29 percent ownership stake in ADVA. At June 30, 2000, the Company’s cost and estimated fair value of its investment in ADVA was $701.1 million. In the process of completing the E-TEK purchase accounting, the Company increased the cost and estimated fair value of its investment in ADVA to $931.5 million during the first quarter of 2001. The difference between the cost of the investment and the underlying equity in the net assets of ADVA is being amortized over a 5-year period. For 2001, the Company recorded $136.2 million in amortization expense related to the difference between the cost of the investment and the underlying equity in the net assets of ADVA. The significant decline in the fair value of ADVA, as of March 31, 2001 and June 30, 2001, which the Company determined was other-than-temporary, required that its carrying value be written down to fair value and the amount of the write-down was included in earnings. As a result, the Company recognized a $744.7 million charge to earnings to write down the basis of its investment in ADVA to $41 million. For 2001, under the equity method, the Company recorded a net loss of $9.5 million as its pro rata share of ADVA’s net loss. The Company’s share of the net loss of ADVA for the quarter ended June 30, 2001 was $5.0 million, which will be recorded by the Company in the quarter ending September 30, 2001.

     The Photonics Fund, LLP: During 2000 and 2001, the Company contributed $7.6 million for a 40 percent stake in The Photonics Fund, LLP, a California limited liability partnership (the “Partnership”), which emphasizes privately negotiated venture capital equity investments. The Partnership was formed on December 21, 1999 and extends to December 31, 2006, unless extended or terminated as provided for in the Partnership agreement. At June 30, 2001, the carrying value of the Company’s equity share in the Partnership was $13.9 million. The market value of the Company’s equity share in the Partnership at June 30, 2001 was $14.2 million. The Company’s share of the earnings of the Partnership for the quarter ended June 30, 2001 was $0.3 million, which will be recorded by the Company in the quarter ended September 30, 2001.

NOTE 3.   BALANCE SHEET DETAIL

     The components of inventory consist of the following (in millions):

	June 30,
	2001	2000
Finished goods	$ 56.1	$ 39.2
Work in process	99.2	176.7
Raw materials and purchased parts	132.3	159.5

	$287.6	$375.4

     The Company recorded a loss on purchase commitments of $59.8 million and inventory write-down of $510.6 million during the fourth quarter of 2001. These additional charges to cost of sales were due to (i) a sudden and significant decrease in forecasted sales in the fourth quarter of 2001 and were calculated based on inventory levels and purchase commitments in excess of expected demand for each specific product and (ii) product consolidations and discontinuations in connection with the Global Realignment Program (see Note 12).

     The components of property, plant and equipment are as follows (in millions):

	June 30,
	2001	2000
Land	$ 36.3	$ 33.2
Building and improvements	167.0	127.4
Machinery and equipment	683.9	439.8
Furniture, fixtures, software and office equipment	207.0	40.5
Leasehold improvements	106.7	28.8
Construction in progress	210.3	84.1

	1,411.2	753.8
Less: accumulated depreciation	(238.2)	(83.1)

	$ 1,173.0	$ 670.7

The Company recorded a write-down of $122.2 million of facilities and equipment during the fourth quarter of 2001 as part of the Company’s Global Realignment Program (See Note 12). A-63

The components of intangible assets are as follows (in millions):

	June 30,
	2001	2000
Goodwill	$ 10,985.6	$ 21,307.1
Purchased intangibles	2,353.6	1,945.5
Licenses and other intellectual property	4.5	5.6

	13,343.7	23,258.2
Less: accumulated amortization	(6,298.1)	(920.4)

	$ 7,045.6	$ 22,337.8

The Company recorded a reduction of goodwill and other intangible assets of $50.1 billion during 2001 (see Note 12). The components of other current liabilities are as follows (in millions):

	June 30,
	2001	2000
Acquisition costs	$ 1.8	$135.4
Warranty reserve	49.7	11.3
Legal accrual	28.7	1.5
Deferred revenue	34.3	5.4
Loss on purchase commitments	52.8	--
Other	158.8	91.0

	$326.1	$244.6

     The loss on purchase commitments is related to commitments to purchase excess inventory.

     Acquisition costs at June 30, 2000 consisted primarily of $92.0 million of estimated direct transaction costs associated with the acquisition of E-TEK, approximately $34.7 million in costs incurred by E-TEK in connection with the acquisition and $8.7 million of direct transaction costs associated with other acquisitions in 2000.

NOTE 4.  LINES OF CREDIT AND LONG-TERM DEBT

     The Company had two Standby Letter of Credit facilities totaling approximately U.S. $11.0 million. The Company also has an unsecured operating bank line of credit for U.S. $25.0 million. Advances under the line of credit bear interest at the Canadian Prime Rate of plus a spread of fifty basis points. As of June 30, 2001, the rate was 6.25 percent and the Company had no outstanding borrowings under this facility. The following table summarized the debt obligations (in millions):

	June 30, 2001	June 30, 2000
Secured term loan, interest at 7.85% per annum. Monthly principal and interest payments are $0.1 million with final payment on
December 1, 2001	$ 7.1	$ 7.3
Secured term loan, interest at 6.38% per annum. Monthly
principal and interest are $0.2 million with final payment on
January 1, 2002	1.7	4.4
Secured term loan, interest 1.33% to 1.35% per annum. Interest is
payable monthly. Principal is payable March 15, 2002	—	6.5
Secured term loan, interest at 6.46% per annum. Monthly principal and interest payments are $0.1 million with final payment on
September 1, 2002	1.9	3.2
Secured term loan, interest at 7.73% per annum. Monthly
principal and interest payments are $0.3 million with final
payment on January 1, 2003	5.6	8.7
Secured term loan, interest at 6.89% per annum. Monthly
principal and interest are $0.2 million with final payment on
April 15, 2002	2.0	4.4
Secured term loan, interest at 8.46% per annum. Monthly
principal and interest are $0.2 million with final payment on
April 15, 2003	4.8	7.1
Secured term loan, interest at 8.01% per annum. Monthly
principal and interest are $0.3 million with final payment on
April 15, 2003	6.4	9.5
Secured bond, interest rate is variable and based on Tax Exempt
Note Rate plus 0.625% and is reset weekly. The interest rate at
June 30, 2001 was 4.8%. Interest is payable quarterly. Principal is
payable August 1, 2016	5.0	5.0

Total	34.5	56.1
Less current maturities, included in other current liabilities	21.7	15.1

Total long-term debt, net of current maturities	$12.8	$41.0

Annual debt maturities are as follows (in millions):

Year 2002	$21.7
Year 2003	7.8
Year 2004	—
Year 2005	—
Thereafter	5.0

$34.5

A-65

NOTE 5.   INCOME TAXES

The expense (benefit) for income taxes consists of the following (in millions):

	Years Ended June 30,
	2001		2000	1999
Federal:
Current	$(86.4)		$ 34.0	$ 15.4
Deferred	(226.6)		(17.5)	(3.0)

	(313.0)		16.5	12.4
State:
Current	23.0		5.0	1.4
Deferred	(32.4)		(2.3)	(0.2)

	(9.4)		2.7	1.2
Foreign:
Current	80.9		115.9	9.8
Deferred	(130.4)		(60.2)	(1.9)

	(49.5)		55.7	7.9

Income tax expense (benefit)	$(371.	9)	$ 74.9	$ 21.5

     The tax benefit associated with exercises of stock options reduced taxes currently payable by $142.7 million, $47.7 million and $11.4 million for the fiscal years ended June 30, 2001, 2000 and 1999, respectively. Income (loss) before income taxes consisted of the following (in millions):

	Years Ended June 30,
	2001		2000	1999
Domestic	$(56,544.	0)	$(452.5)	$ 29.3
Foreign	50.	2	(377.3)	(178.9)

	$(56,493.	8)	$(829.8)	$(149.6)

A reconciliation of the income tax expense (benefit) at the federal statutory rate to the income tax provision (benefit) at the effective tax rate is as follows (in millions):

	Years Ended June 30,
	2001		2000	1999
Income tax expense (benefit) computed at
federal statutory rate	$(19,772.	9)	$(290.4)	$(52.4)
State taxes, net of federal benefit	(6.1)		1.8	0.8
Non-deductible acquired in-process research &
development	137.6		126.2	82.1
Reduction of goodwill	17,515.3		—	—
Non-deductible amortization	1,688.7		208.4	—
Non-deductible merger expenses incurred in
pooling of interests transaction	—		—	2.3
Income tax expense (benefit) from net earnings
of foreign subsidiary considered to be
permanently invested in non-U.S. operations	10.1		(5.5)	(4.6)
Valuation allowance	51.2		42.0	(0.4)
Tax exempt income	(10.6)		(7.1)	(1.2)
Gain on sale of foreign subsidiary	10.9		—	—
Other	3.9		(0.5)	(5.1)

Income tax expense (benefit)	$ (371.9)		$ 74.9	$ 21.5

A-66

     On February 13, 2001, the Company completed the sale of its Zurich, Switzerland subsidiary to Nortel and realized a gain of $1,770.2 million. As a result of the sale, the Company provided for $10.1 million of U.S. income taxes in connection with foreign earnings of this subsidiary that had previously been considered to be permanently invested offshore.The components of deferred taxes consist of the following (in millions):

	June 30,
	2001	2000
Deferred tax assets:
Tax credit carryforwards	$ 25.1	$ 8.4
Net operating loss carryforwards	851.3	356.7
Inventory	214.1	24.6
Additional tax basis of intangibles	87.3	4.9
Accruals and reserves	153.5	35.2
Other	17.1	9.2
Acquisition related items	794.1	841.5

Total deferred tax assets	2,142.5	1,280.5
Valuation allowance	(996.0)	(575.4)

Net deferred tax assets	1,146.5	705.1
Deferred tax liabilities:
Acquisition related items	(669.6)	(899.0)
Investment holdings	(61.7)	—
Other	(4.1)	(3.1)

Total deferred tax liabilities	(735.4)	(902.1)

Total net deferred tax assets (liabilities)	$ 411.1	$ (197.0)

     The valuation allowance increased by approximately $420.6 million, $564.5 million, and $1.7 million in 2001, 2000 and 1999, respectively. The valuation allowance for deferred tax assets reduces the net deferred tax assets to $411.1 million, an amount the Company believes is more likely than not realizable. Approximately $81 million of the net deferred tax assets are supported by foreign recoverable income taxes. Realization of the remaining $330.1 million of net deferred tax assets is based on the Company’s projections of future domestic taxable income. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if the estimate of future domestic taxable income is reduced.

     Approximately $663.0 million of the valuation allowance at June 30, 2001 is attributable to stock option deductions, the benefit of which will be credited to paid-in-capital when realized. Approximately $192.6 million of the valuation allowance at June 30, 2001 is attributable to deferred tax assets that when realized, will first reduce unamortized goodwill, other intangible assets of acquired subsidiaries, and then income tax expense.

     At June 30, 2001, the Company had federal and state net operating loss carryforwards of approximately $2,296.9 million and $945.3 million, respectively, and federal and state research and development credit carryforwards of approximately $18.1 million and $12.1 million, respectively. The net operating loss and credit carryforwards will expire at various dates beginning in 2002, if not utilized.

NOTE 6.   LEASE COMMITMENTS

     The Company leases certain of its facilities and certain equipment under operating leases. The operating facilities leases contain renewal options. Certain of the Company’s facility leases provide for periodic rent increases based on general rate of inflation.

     As part of certain lease transactions, the Company has an option to purchase the property (land or ground lease interest) and improvements for $37.9 million or, at the end of the lease, to arrange for the sale of the property to a third party with the Company retaining an obligation to the owner for the difference between the sales price and the guaranteed residual value of $32.2 million if the sales price is less than this amount, subject to certain provisions of the lease. Additionally, the Company restricted $37.9 million of its investment securities as collateral for specified obligations of the lessors under the leases. These investment securities are restricted as to withdrawal and are managed by a third party subject to certain limitations under the Company’s investment policy. In addition, the Company must maintain a minimum consolidated tangible net worth, as defined, of $500.0 million.

     In connection with the Company’s Global Realignment Program, the Company incurred a charge of $63.0 million for exiting and terminating lease facilities included in the below table.

     The future minimum rental payments as of June 30, 2001, under operating leases are as follows (in millions):

Year Ending June 30,	Operating Leases
2002	$ 49.6
2003	42.4
2004	40.0
2005	37.6
2006	31.3
Thereafter	85.9

Total minimum lease payments	$ 286.8

     Rental expense for operating leases for the years ended June 30, 2001, 2000 and 1999 amounted to approximately $32.4 million, $9.3 million, and $5.0 million, respectively.

NOTE 7.   RELATED PARTY TRANSACTIONS

     On June 30, 1999, Furukawa Electric Co., LTD. (“Furukawa”) and its subsidiaries, in conjunction with the Company’s acquisition of JDS FITEL, acquired 24 percent of the Company’s outstanding common stock and exchangeable shares. At June 30, 2001, Furukawa owned approximately 10 percent of the Company’s outstanding common stock and exchangeable shares.

     During 2001 and 2000, the Company entered into transactions with Furukawa in the normal course of business. Transactions with Furukawa for 2001 and 2000 are as follows (in millions):

	June 30, 2001	June 30, 2000
Sales	$3.2	$ 0.9
Purchases	—	13.1
Accounts receivable	1.8	0.6
Accounts payable	$ —	$10.2

Two members of the Company’s Board of Directors were Vice Presidents at Cisco Systems, Inc (“Cisco”) during portions of 2001. Transactions with Cisco for 2001 are as follows (in millions):

June 30, 2001
Sales	$147.5
Accounts receivable	$ 10.6

A-68

NOTE 8.   EMPLOYEE BENEFIT PLAN

     The Company has an employee 401(k) salary deferral plan, covering all domestic employees. Employees may make contributions by withholding a percentage of their salary up to the IRS annual limit ($10,500 for 2001). For the first six months of the 2001, Company contributions consist of $0.25 per dollar contributed by the employees with at least six months of service. Effective January 1, 2001, the Company adopted a safe harbor company match which provides a 100 percent match on the first 3 percent of compensation and 50 percent of each participant’s salary deferrals in excess of 3 percent of compensation up to a maximum of 5 percent of compensation, subject to a maximum match contribution of $3,400 for those employees the IRS considers Highly Compensated Employees (for 2001, earning $85,000 or more). Company contributions were approximately $3.2 million, $2.5 million, and $0.6 million for the years ended June 30, 2001, 2000 and 1999, respectively.

     Pursuant to the Company’s acquisition of OCLI, E-TEK, and SDL, the Company assumed responsibility of the OCLI, E-TEK, and SDL 401(k) Savings Plans and the employees of OCLI, E-TEK and SDL continued their 401(k) participation with their respective plans. The OCLI, E-TEK, and SDL plans were converted to the Company’s plan in June 2001. The following is a description of the OCLI, E-TEK, and SDL plans:

     OCLI has a 401(k) pre-tax voluntary retirement savings plan for its U.S. employees. The Company matches 100 percent of the first 3 percent of deferred salary and 50 percent for the next 3 percent of deferred salary. Eligible employees can defer up to 15 percent of their salary, up to the IRS annual limit. Contributions to the 401(k) plan are immediately vested. Company matching contributions to the 401(k) plan are funded in cash.

     E-TEK sponsors a 401(k) Savings Plan (“E-TEK Plan”). All E-TEK employees are eligible to participate in the E-TEK Plan following certain minimum eligibility requirements. Under the E-TEK Plan, employees may elect to contribute up to 20 percent of their compensation to the E-TEK Plan, subject to annual limitations. Matching contributions from E-TEK are 50 cents on the dollar, to a maximum of $1,000 per year. E-TEK contributions are vested over four years. Employee contributions are immediately vested.

     SDL sponsors a Profit Sharing and Saving Plus Plan (“SDL Plan”). The SDL Plan covers substantially all U.S. full-time employees and is qualified under Sections 401(a) and 401(k) of the Internal Revenue Code. Under the SDL Plan, participants may defer up to 20 percent of their pre-tax earnings (up to the Internal Revenue Service limit). SDL matches 50 percent of employee contributions up to a maximum of 5 percent of the participant’s pre-tax earnings. The participants’as well as the Company’s matching contributions are fully vested.

NOTE 9.   STOCKHOLDERS’ EQUITY

Preferred Stock

     In connection with the acquisition of UNL, the Company issued 100,000 shares of non-voting, non-cumulative Series A Preferred Stock to Philips having a par value of $0.001 per share. The Series A Preferred Stock is convertible into additional shares of common stock based on an agreed upon formula for annual and cumulative shipments of certain products during the four-year period ending June 30, 2002. The number of shares of common stock to be issued upon conversion of this preferred stock is tied to unit shipments of certain products by UNL during the four-year period ending June 30, 2002 and the Company’s stock price at the date the contingency attributable to the unit shipments is removed. During the fourth quarter of 2001, UNL achieved cumulative shipments of certain products that will require the Company to issue at least $90.8 million of the Company’s common stock to the former shareholder of UNL. The number of common shares to be issued is based on the stock price at the end of the earn-out period. The Preferred Stock is also convertible into common stock upon the occurrence of a Redemption Event, as defined in the Series A Preferred Stock Agreement. All redemption events are solely within the control of the Company.

     In June 1998, the Company adopted a Stockholder Rights Agreement, as amended (the “Company Rights Agreement”) and declared a dividend distribution of one right (a “Right ”) per share of common stock for stockholders of record as of July 6, 1998. As adjusted for stock splits and dividends by the Company, each outstanding share of the Company’s common stock currently includes one-eighth of a Right. Each Right entitles stockholders to purchase 1/1000 share of the Company’s Series B Preferred Stock at an exercise price of $3,600. The Rights only become exercisable in certain limited circumstances following the tenth day after a person or group announces acquisitions of or tender offers for 15 percent or more of the Company’s common stock. For a limited period of time following the announcement of any such acquisition or offer, the Rights are redeemable by the Company at a price of $0.01 per Right. If the Rights are not redeemed, each Right will then entitle the holder to purchase common stock having the value of twice the then-current exercise price. For a limited period of time after the exercisability of the Rights, each Right, at the discretion of the Board, may be exchanged for either 1/1000 share of the Company’s Series B Preferred Stock or one share of common stock per Right. The Rights expire on June 22, 2008.

     The Board of Directors has the authority, without any further vote or action by the stockholders, to provide for the issuance of an additional 799,999 shares of Preferred Stock from time to time in one or more series with such designations, rights, preferences and limitations as the Board of Directors may determine, including the consideration received therefore, the number of shares comprising each series, dividend rates, redemption provisions, liquidation preferences, redemption fund provisions, conversion rights and voting rights, all without the approval of the holders of common stock.

Exchangeable Shares of JDS Uniphase Canada Ltd.

     On June 30, 1999, in connection with the merger with JDS FITEL, JDS Uniphase Canada Ltd., a subsidiary of the Company, adopted an Exchangeable Share Rights Plan (the “Exchangeable Rights Plan”) substantially equivalent to the Company Rights Agreement. Under the Exchangeable Rights Plan, each Exchangeable Share issued has an associated right (an “Exchangeable Share Right”) entitling the holder of such Exchangeable Share Right to acquire additional Exchangeable Shares on terms and conditions substantially the same as the terms and conditions upon which a holder of shares of common stock is entitled to acquire either 1/1000 share of the Company’s Series B Preferred Stock or, in certain circumstances, shares of common stock under the Company Rights Agreement. The definitions of beneficial ownership, the calculation of percentage ownership and the number of shares outstanding and related provisions of the Company Rights Agreement and the Exchangeable Rights Plan apply, as appropriate, to shares of common stock and Exchangeable Shares as though they were the same security. The Exchangeable Share Rights are intended to have characteristics essentially equivalent in economic effect to the Rights granted under the Company Rights Agreement.

Stock Option Plans

     As of June 30, 2001 JDS Uniphase had reserved approximately 50,431,000 of common stock for future issuance to employees and directors under its Restated 1993 Flexible Stock Incentive Plan (the “1993 Option Plan”), the 1996 Non-qualified Stock Option Plan (“the 1996 Option Plan”), and the other various plans the Company assumed as a result of acquisitions. The Board of Directors has the authority to determine the type of option and the number of shares subject to option. The exercise price is generally equal to fair value of the underlying stock at the date of grant. Options generally become exercisable over a four-year period and, if not exercised, expire from five to ten years from the date of grant.

The following table summarizes option activity through June 30, 2001:

	Options Outstanding
	Shares Available for Grant	Number of Shares	Weighted Average Exercise Price
	(In Thousands, Except Price Per Share)
Balance At June 30, 1998	15,828	53,316	$ 2.37
Increase in authorized shares	27,888	—	—
Plans assumed related to acquisitions	29,700	—	—
Options converted related to acquisitions	(29,700)	29,700	10.88
Granted	(20,012)	20,012	9.24
Canceled	2,312	(2,312)	4.53
Exercised	—	(11,836)	1.37
Expired	(24)	—	—

Balance At June 30, 1999	25,992	88,880	5.83
Increase in authorized shares	66,989	—	—
Plans assumed related to acquisitions	31,015	—	—
Options converted related to acquisitions	(31,015)	31,015	30.62
Granted	(60,350)	60,350	40.91
Canceled	3,011	(3,011)	14.85
Exercised	—	(35,791)	3.00
Expired	(321)	(35)	5.15

Balance At June 30, 2000	35,321	141,408	26.62
Increase in authorized shares	50,914	—	—
Plans assumed related to acquisitions	43,506	—	—
Options converted related to acquisitions	(43,506)	43,506	32.35
Granted	(46,789)	46,789	36.17
Canceled	9,230	(16,942)	45.22
Exercised	—	(41,576)	9.03
Expired	1,755	(1,647)	51.61

Balance At June 30, 2001	50,431	171,538	$33.02

A-71

The following table summarizes information about options outstanding at June 30, 2001 (shares in thousands):

	Options Outstanding			Options Exercisable
Average Range of Exercise Prices (150% Increments)	Number Outstanding	Weighted Average Remaining Contractual Life (In Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$ 0.00 — $ 0.01	125	8.1	$ 0.01	42	$ 0.01
0.02 — 0.02	851	1.2	0.02	831	0.02
0.04 — 0.05	631	9.3	0.04	27	0.04
0.10 — 0.10	32	1.0	0.10	32	0.10
0.23 — 0.34	299	3.0	0.31	299	0.31
0.35 — 0.43	133	3.7	0.38	133	0.38
0.57 — 0.82	2,107	4.3	0.72	1,796	0.71
0.86 — 1.28	3,891	5.7	1.01	3,213	1.00
1.30 — 1.91	5,464	5.4	1.55	4,472	1.57
1.97 — 2.96	986	3.9	2.59	848	2.57
3.13 — 4.65	9,487	4.6	4.12	6,931	4.12
4.72 — 7.05	13,360	6.1	6.55	7,436	6.48
7.19 — 10.77	2,950	6.2	9.57	989	9.52
10.81 — 15.97	27,893	7.6	14.47	888	14.90
16.23 — 24.21	45,909	6.1	19.99	14,294	20.30
24.52 — 36.41	9,140	7.8	29.55	2,518	29.19
38.50 — 57.50	11,379	7.5	51.18	3,072	52.49
58.52 — 87.63	19,416	8.6	70.01	1,691	70.80
88.00 — 131.81	17,235	7.3	111.64	3,275	114.87
132.31 — 146.53	250	6.7	139.86	77	139.91

$ 0.00 — $146.53	171,538	6.8	$ 33.02	52,864	$21.66

Employee Stock Purchase Plans

     The JDS Uniphase 1998 Employee Stock Purchase Plan (the “98 Purchase Plan”) was adopted in June 1998. The Company has reserved 20,000,000 shares of common stock for issuance under the 98 Purchase Plan and has 18,087,940 shares remaining. The 98 Purchase Plan, effective August 1, 1998, provides eligible employees with the opportunity to acquire an ownership interest in JDS Uniphase through participation in a program of periodic payroll deductions applied at specific intervals to the purchase of common stock. The Purchase Plan is structured as a qualified employee stock purchase plan under Section 423 of the amended Internal Revenue Code of 1986. However, the Purchase Plan is not intended to be a qualified pension, profit sharing or stock bonus plan under Section 401(a) of the 1986 Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974. The Purchase Plan will terminate upon the earlier of August 1, 2008 or the date on which all shares available for issuance under the Purchase Plan have been sold.

     The JDS Uniphase Corporation 1999 Canadian Employee Stock Purchase Plan (the “Canadian Plan”) was adopted in November 1999. The Company has reserved 1,000,000 shares of common stock for issuance under the Canadian Plan and has 674,730 shares remaining. The Canadian Plan has similar provisions to the Company’s existing plans.

     Pursuant to the Company’s acquisition of OCLI, E-TEK and SDL, the Company continued the OCLI, E-TEK and SDL Employee Stock Purchase Plans, which have similar provisions to the Company’s existing plans. The plans will continue through December 31, 2000, April 30, 2002 and October 10, 2002 for OCLI, E-TEK, and SDL, respectively.

Stock Based Compensation

     The Company has elected to follow APB Opinion No. 25, “Accounting for Stock Issued to Employees,” as amended by FIN No. 44, “Accounting for Certain Transactions Involving Stock Compensation,” in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123, “Accounting for Stock-Based Compensation,” requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB No. 25, when the exercise price of the Company’s employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized in the Company’s financial statements.

     In connection with certain of the Company’s acquisitions, outstanding stock options held by employees of acquired companies became exercisable, according to their terms, for the Company’s common stock effective at the acquisition date. These options did not reduce the shares available for grant under any of the Company’s other option plans. For acquisitions accounted for as purchases, the fair value of these options was included as part of the purchase price. As of July 1, 2000, the Company began recording deferred compensation related to unvested options held by employees of companies acquired in a purchase acquisition, in accordance with FIN No. 44. Deferred stock-based compensation expense related to acquisitions was $52.6 million in 2001. The deferred expense calculation and future amortization is based on the graded vesting schedule of the awards.

     In connection with the severance agreement of a former executive, the Company extended the exercise period for options to purchase 1,216,010 shares of common stock at exercise prices ranging from $2.60 to $105.59. The Company determined the compensation expense for these stock options based on the stock price on the date of modification. As a result, the Company recorded compensation expense associated with these stock options of $11.1 million.

     Pro forma information regarding net loss and loss per share is required by SFAS No. 123. This information is required to be determined as if the Company had accounted for its employee stock options (including shares issued under the Employee Stock Purchase Plan, collectively called “options”) granted subsequent to June 30, 1995 under the fair value method of that statement. The fair value of options granted in 2001, 2000, and 1999 reported below has been estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions:

	Employee Stock Options			Employee Stock Purchase Plan Shares
	2001	2000	1999	2001	2000	1999
Expected life (in years)	5.00	5.50	6.10	0.50	0.60	0.50
Volatility	0.78	0.70	0.67	0.78	0.70	0.68
Risk-free interest rate	5.00%	6.00%	5.60%	5.70%	5.00%	5.60%
Dividend yield	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company’s options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in the opinion of management, the existing models do not necessarily provide a reliable single measure of the fair value of its options. A total of approximately 90,295,000 and 91,365,000 options, including options assumed through acquisitions, were granted during 2001 and during 2000, respectively, with exercise prices equal to the market price of the stock on the grant date. The weighted-average exercise price and weighted-average fair value of these options in 2001 were $34.34 and $26.81, respectively. The weighted-average exercise price and weighted-average fair value of these options in 2000 were $40.94 and $27.92, respectively. The weighted-average exercise price and weighted-average fair value of stock options granted during 1999 was $10.22 and $3.05 per share, respectively. The weighted average fair value of shares granted under the Employee Stock Purchase Plan during 2001, 2000, and 1999 was $21.92, $7.93, $1.56, respectively.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period. The Company’s pro forma information follows (in millions, except per share data):

	Years Ended June 30,
	2001	2000	1999
Pro forma net loss	$(56,557.9)	$(1,110.5)	$(228.7)
Pro forma loss per share	$ (51.80)	$ (1.56)	$ (0.72)

NOTE 10.   MERGERS AND ACQUISITIONS

SDL

     On February 13, 2001, the Company completed the acquisition of SDL Inc., a world leader in providing products for optical communications and related markets. The transaction was accounted for as a purchase and accordingly, the accompanying financial statements include the results of operations of SDL subsequent to the acquisition date. The merger agreement provided for the exchange of 3.8 shares of the Company’s common stock and options to purchase shares of the Company’s common stock for each common share and outstanding option of SDL, respectively. The total purchase price of $41.2 billion included consideration of 333.8 million shares of the Company’s common stock valued at an average market price of $111.13 per common share. The average market price is based on the average closing price for a range of trading days around the announcement date (July 10, 2000) of the merger. In addition, the Company issued options to purchase 42.6 million shares of common stock valued at $4.1 billion in exchange for SDL options. The Company also provided cash consideration of $0.2 million to the former shareholders of SDL in respect of fractional shares relinquished in connection with the acquisition. The value of the options, as well as estimated direct transaction costs of $44.6 million, have been included as part of the total purchase cost.

     The total purchase cost of the SDL merger is as follows (in millions):

Value of securities issued	$37,091.9
Assumption of SDL options	4,056.4
Cash consideration	0.2

Total consideration	41,148.5
Estimated transaction costs	44.6

Total purchase cost	$41,193.1

The purchase price allocation is as follows (in millions):

Tangible net assets	$ 617.4
Intangible assets acquired:
Existing technology	455.4
Core technology	214.2
Trademarks and tradename	46.0
Assembled workforce	47.7
Deferred compensation	203.7
Goodwill	39,228.0
In-process research and development	380.7

Total purchase price:	$41,193.1

A-74

     Tangible net assets acquired include cash, accounts receivable, inventories and fixed assets (including an adjustment to write-up inventory of SDL to fair value by $22.9 million and an adjustment to write-up fixed assets of SDL to fair value by $5.8 million). Liabilities assumed principally include accounts payable, accrued compensation and accrued expenses.

     The Company paid certain SDL executives $300.9 million in consideration of their agreement to amend their change of control agreements and enter into non-compete agreements with the Company. These costs were charged to selling, general and administrative expense as compensation expense during the third quarter of 2001.

     A portion of the purchase price has been allocated to developed technology and acquired in-process research and development. Developed technology and in-process research and development (“IPR&D”) were identified and valued through analysis of data provided by SDL concerning developmental products, their stage of development, the time and resources needed to complete them, if applicable, their expected income generating ability, target markets and associated risks. The Income Approach, which includes an analysis of the markets, cash flows and risks associated with achieving such cash flows, was the primary technique utilized in valuing the developed technology and IPR&D.

     Developmental projects that had reached technological feasibility were classified as developed technology, and the value assigned to developed technology was capitalized. Where the developmental projects had not reached technological feasibility and had no future alternative uses, they were classified as IPR&D and charged to expense upon closing of the merger. The nature of the efforts required to develop the purchased IPR&D into commercially viable products principally relate to the completion of all planning, designing, prototyping, verification and testing activities that are necessary to establish that the products can be produced to meet their design specifications, including functions, features and technical performance requirements.

     In valuing the IPR&D, the Company considered the importance of each project to the overall development plan, estimating costs to develop the purchased IPR&D into commercially viable products, estimating the resulting net cash flows from the projects when completed and discounting the net cash flows to their present value. The sales estimates used to value the purchased IPR&D were based on estimates or relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions by SDL and its competitors.

     The rates utilized to discount the net cash flows to their present value are based on SDL’s weighted average cost of capital. Given the nature of the risks associated with the difficulties and uncertainties in completing each project and thereby achieving technological feasibility, anticipated market acceptance and penetration, market growth rates and risks related to the impact of potential changes in future target markets, the weighted average cost of capital was adjusted. Based on these factors, discount rates of 12 percent and 20 percent were deemed appropriate for the developed and in-process technology, respectively.

     The estimates used in valuing IPR&D were based upon assumptions believed to be reasonable but which are inherently uncertain and unpredictable. Assumptions may be incomplete or inaccurate, and no assurance can be given that unanticipated events and circumstances will not occur. Accordingly, actual results may vary from the projected results. Any such variance may result in a material adverse effect on SDL’s financial condition and results of operations.

     The acquired existing technology, was comprised of products that are already technologically feasible, includes products in most of SDL’s product lines. The Company is amortizing the acquired existing technology of approximately $455.4 million on a straight-line basis over an average estimated remaining useful life of five years. The acquired core technology represents SDL trade secrets and patents developed through years of experience in design, package and manufacture of laser components and modules for fiber optic telecommunication networks. SDL’s products are designed for long-haul applications, as well as emerging short-haul applications, such as metropolitan area networks. This proprietary know-how can be leveraged by the Company to develop new and improved products and manufacturing processes. The Company is amortizing the acquired core technology of approximately $214.2 million on a straight-line basis over an average estimated remaining useful life of five years.

     The trademarks and tradenames include the SDL trademark and tradename. The Company is amortizing the trademarks and trade names of approximately $46.0 million on a straight-line basis over an estimated remaining useful life of five years.

     The acquired assembled workforce was comprised of over 1,660 skilled employees across SDL’s Executive, Research and Development, Manufacturing, Supervisor/Manager, and Sales and Marketing groups. The Company is amortizing the value assigned to the assembled workforce of approximately $47.7 million on a straight-line basis over an estimated remaining useful life of four years.

     Goodwill, which represents the excess of the purchase price of an investment in an acquired business over the fair value of the underlying net identifiable assets, is being amortized on a straight-line basis over its estimated remaining useful life of five years.

OPA

     In January 2001, the Company acquired Optical Process Automation Corp. (“OPA”) of Melbourne, Florida. OPA also has operations in Asheville, North Carolina. OPA designs and manufactures automated and semi-automated systems for the manufacture of fiber optic components and modules. The transaction was accounted for as a purchase and accordingly, the accompanying financial statements include the results of operations of OPA subsequent to the acquisition date. The total purchase price of $168.5 million included consideration of 2.4 million shares of the Company’s common stock valued at $131.8 million, the issuance of options to purchase an additional 0.7 million shares of JDS Uniphase common stock valued at $36.5 million in exchange for OPA options and direct transaction costs of $0.2 million. The purchase price allocation included net tangible deficit of $4.6 million, acquired IPR&D of $3.0 million, purchased intangibles of $15.5 million, $30.1 million related to deferred compensation on unvested options and goodwill of $124.5 million. The purchased intangibles and goodwill are being amortized over a period of two to seven years. Subject to the completion of certain milestones, the purchase agreement also provides for the issuance of additional shares of JDS Uniphase common stock, estimated to be approximately $29.9 million, with the final milestone payment scheduled to be paid on or prior to January 31, 2004.

Iridian Spectral Technologies Limited

     In October 2000, the Company acquired the remaining 80.1 percent interest in Iridian Spectral Technologies Limited (“Iridian”) of Ottawa, Canada. Iridian is a supplier of custom designed thin film filters. The transaction was accounted for as a purchase and accordingly, the accompanying financial statements include the results of operations of Iridian subsequent to the acquisition date. The total purchase price of $39.4 million included consideration of 0.4 million exchangeable shares of the Company’s subsidiary, JDS Uniphase Canada Ltd. valued at $34.6 million, $4.7 million in cash and direct transaction costs of $0.1 million. The purchase price allocation included net tangible assets of $2.3 million, acquired IPR&D of $0.6 million, purchased intangibles of $1.3 million, and goodwill of $35.2 million. The purchased intangibles and goodwill are being amortized over a period of five years.

Epion Corporation

     In September 2000, the Company acquired Epion Corporation (“Epion”) of Billerica, Massachusetts. Epion is a developer of gas cluster ion beam (“GCIB”) technology and a manufacturer of pulsed laser deposition (“PLD”) equipment. The transaction was accounted for as a purchase and accordingly, the accompanying financial statements include the results of operations of Epion subsequent to the acquisition date. The initial purchase price of $95.3 million included consideration of 0.8 million shares of JDS Uniphase common stock valued at $86.8 million, the issuance of options to purchase an additional 91,862 shares of JDS Uniphase common stock valued at $8.2 million in exchange for Epion options and direct transaction costs of $0.3 million. The purchase price allocation included net tangible assets of $11.0 million, acquired IPR&D of $8.9 million, purchased intangibles of $10.9 million, $3.7 million related to deferred compensation on unvested options and goodwill of $60.8 million. The purchased intangibles and goodwill are being amortized over a period of three to five years. Subject to the completion of certain milestones, the merger agreement also provides for the issuance of additional shares of common stock, estimated to be approximately $150.0 million, with the final milestone payment scheduled to be paid on or prior to January 31, 2003. During the second and third quarters of 2001, Epion reached three milestones that resulted in the Company issuing 1.4 million shares of JDS Uniphase common stock valued at $98.7 million (including $9.5 million related to deferred compensation on unvested options).

E-TEK Dynamics, Inc.

     On June 30, 2000, the Company completed the acquisition of E-TEK, a designer and manufacturer of high quality components and modules for fiber optic systems. The transaction was accounted for as a purchase and accordingly, the accompanying statements of operations include the results of E-TEK subsequent to the acquisition date. The merger agreement provided for the exchange of 2.2 shares of the Company’s common stock for each common share and outstanding option of E-TEK. The total purchase price of $17,506.4 million included consideration of 150.1 million shares of the Company’s common stock, which includes 0.8 million exchangeable shares of its subsidiary, JDS Uniphase Canada, Ltd., each of which is exchangeable for one share of its common stock, the issuance of options to purchase 23.2 million shares valued at $2,005.2 million in exchange for E-TEK options, the issuance of 0.5 million common shares valued at $45.5 million in exchange for E-TEK shares to be issued under E-TEK’s employee stock purchase plan, $53.9 million of cash, and estimated direct transaction costs of $32.3 million.

     The total purchase cost of E-TEK is as follows (in millions):

Value of securities issued	$15,369.3
Assumption of options	2,005.4
Cash consideration	53.9
Assumption of employee stock purchase plan	45.5

Total consideration	17,474.1
Direct transactions costs and expenses	32.3

Total purchase cost	$17,506.4

The purchase price allocation is as follows (in millions):

Tangible net assets acquired	$ 395.0
Marketable equity investments	950.0
Intangible assets acquired:
Developed technology:
Existing technology	248.7
Core technology	168.5
Trademark and tradename	60.4
Assembled workforce	10.7
In-process research and development	250.6
Goodwill	15,422.5

Total purchase price allocation	$17,506.4

     Tangible net assets acquired included cash, accounts receivable, inventories and fixed assets (including an adjustment to write-up inventory of E-TEK to fair value by $48.6 million). Liabilities assumed principally included accounts payable, accrued compensation and accrued expenses. Goodwill and intangible assets acquired are each being amortized on a straight-line basis over estimated useful lives ranging from three to five years.

     A portion of the purchase price has been allocated to write-up the equity investments of E-TEK to a fair value of $950.0 million. The fair value includes a $932 million increase to E-TEK’s investment of ADVA, which is accounted for under the equity method of accounting. The increase represents the fair value of the Company’s investment, over the net assets of ADVA, and is being amortized on a straight-line basis over the estimated life of 5 years.

     A portion of the purchase price has been allocated to developed technology and IPR&D. Developed technology and IPR&D were identified and valued through extensive interviews, analysis of data provided by E-TEK concerning developmental products, their stage of development, the time and resources needed to complete them, and, if applicable, their expected income generating ability, target markets and associated risks. The Income Approach, which includes an analysis of the markets, cash flows and risks associated with achieving such cash flows, was the primary technique utilized in valuing the developed technology and IPR&D.

     Where developmental projects had reached technological feasibility, they were classified as developed technology, and the value assigned to developed technology was capitalized. Where the developmental projects had not reached technological feasibility and had no future alternative uses, they were classified as IPR&D and charged to expense upon closing of the merger. The nature of the efforts required to develop the purchased IPR&D into commercially viable products principally relate to the completion of all planning, designing, prototyping, verification and testing activities that are necessary to establish that the products can be produced to meet their design specifications, including functions, features and technical performance requirements.

     In valuing the IPR&D, the Company considered, among other factors, the importance of each project to the overall development plan, projected incremental cash flows from the projects when completed and any associated risks. The projected incremental cash flows were discounted back to their present value using discount rates ranging from 12 percent to 20 percent. Discount rates were determined after consideration of E-TEK’s weighted average cost of capital and the weighted average return on assets. Associated risks include the inherent difficulties and uncertainties in completing each project and thereby achieving technological feasibility, anticipated levels of market acceptance and penetration, market growth rates and risks related to the impact of potential changes in future target markets.

     The acquired existing technology, which was comprised of products that are already technologically feasible, includes products in most of E-TEK’s product line. These include wavelength division multiplexing (“WDM”) components and modules, isolators, couplers, and micro-optic integrated components. The Company is amortizing the acquired existing technology of approximately $248.7 million on a straight-line basis over an average estimated remaining useful life of 3 years.

     The acquired core technology represented E-TEK trade secrets and patents developed through years of experience in design, package, and manufacture of passive components for fiber optic telecommunication networks. E-TEK’s products are designed for established terrestrial and submarine long-haul applications, as well as emerging short-haul applications, such as metropolitan area networks. This proprietary know-how can be leveraged by E-TEK to develop new and improved products and manufacturing processes. The Company is amortizing the acquired core technology of approximately $168.5 million on a straight-line basis over an average estimated remaining useful life of 5 years.

     The trademarks and tradenames include the E-TEK trademark and tradename as well as all branded E-TEK products, such as E-TEK™, Unifuse™, Kaifa™ and TIGRA™. The Company is amortizing the trademark and tradenames of approximately $60.4 million on a straight-line basis over an estimated remaining useful life of 5 years.

     The acquired assembled workforce was comprised of over 3,300 skilled employees across E-TEK’s Executive, Research and Development, Manufacturing, Supervisor/Manager, and Sales and Marketing groups. The Company expects to amortize the value assigned to the assembled workforce of approximately $10.7 million on a straight-line basis over an estimated remaining useful life of 3 to 5 years.

     Goodwill, which represents the excess of the purchase price of an investment in an acquired business over the fair value of the underlying net identifiable assets, is being amortized on a straight-line basis over its estimated remaining useful life of 5 years.

Fujian Casix Laser, Inc.

     On April 29, 2000, the Company acquired Fujian Casix Laser Inc (“Casix”), a supplier of crystals, fiber optic components and optics for telecommunications networks, for $60 million in cash. Casix is based in Fuzhou, Fujian, China. Casix’s key technologies consist principally of fiberoptic component processing and precision assembly; optical design, fabrication and coating; and advanced crystal growth and processing. The transaction was accounted for as a purchase, and accordingly, the accompanying financial statements include the results of operations of Casix subsequent to the acquisition date. The purchase price allocation included tangible net assets of $11.4 million and intangible assets (primarily goodwill) of $48.6 million that are being amortized over a five-year period.

Cronos Integrated Microsystems, Inc.

     On April 19, 2000, the Company acquired Cronos Integrated Microsystems, Inc. (“Cronos” ), a provider of optical micro-electro-mechanical systems (“MEMS”) components and component technology to the fiber optic communications market. The transaction was accounted for as a purchase and accordingly, the accompanying financial statements include the results of operations of Cronos subsequent to the acquisition date. The total purchase price of $565.3 million included consideration of 6.3 million shares of JDS Uniphase common stock, the issuance of options to purchase 0.2 million shares valued at $15.7 million in exchange for Cronos options and estimated direct transaction costs of $1.1 million.

     The total purchase cost of Cronos is as follows (in millions):

Value of securities issued	$548.5
Assumption of options	15.7

Total consideration	564.2
Direct transaction costs and expenses	1.1
Total purchase cost	$565.3

The allocation of the purchase price is as follows (in millions):

Tangible net assets acquired	$ 1.0
Intangible assets acquired:
Developed technology	8.0
Core technology	4.1
Assembled workforce	1.8
Goodwill	544.1
In-process research and development	6.3

Total purchase price allocation	$565.3

     Tangible net assets acquired included cash, accounts receivable, inventories and fixed assets. Liabilities assumed principally included accounts payable, accrued compensation and accrued expenses. Goodwill and intangible assets acquired are each being amortized on a straight-line basis over estimated useful lives ranging from three to five years.

     A portion of the purchase price has been allocated to developed technology and IPR&D. Developed technology and IPR&D were identified and valued through extensive interviews, analysis of data provided by Cronos concerning developmental products, their stage of development, the time and resources needed to complete them, and, if applicable, their expected income generating ability, target markets and associated risks. The Income Approach, which includes an analysis of the markets, cash flows, and risks associated with achieving such cash flows, was the primary technique utilized in valuing the developed technology and IPR&D.

     Where development projects had reached technological feasibility, they were classified as developed technology and the value assigned to developed technology was capitalized. Where the development projects had not reached technological feasibility and had no future alternative uses, they were classified as IPR&D and charged to expense upon closing of the transaction. The nature of the efforts required to develop the purchased IPR&D into commercially viable products principally relate to the completion of all planning, designing, prototyping, verification and testing activities that are necessary to establish that the products can be produced to meet their design specifications, including functions, features and technical performance requirements.

     In valuing the IPR&D, the Company considered, among other factors, the importance of each project to the overall development plan, projected incremental cash flows from the projects when completed and any associated risks. The projected incremental cash flows were discounted back to their present value using discount rates ranging from 12 percent to 20 percent. Discount rates were determined after consideration of Cronos weighted average cost of capital and the weighted average return on assets. Associated risks include the inherent difficulties and uncertainties in completing each project and thereby achieving technological feasibility, anticipated levels of market acceptance and penetration, market growth rates and risks related to the impact of potential changes in future target markets.

     The acquired existing technology, which was comprised of products that are already technologically feasible, includes products in the following areas: relays and optical communication cross connects. The Company is amortizing the acquired existing technology of approximately $8.0 million on a straight-line basis over an average estimated remaining useful life of 5 years.

     The acquired core technology represents Cronos trade secrets and patents developed through years of experience designing and manufacturing micro-electromechanical systems components for fiber optic and RF telecommunication networks. This knowledge can be leveraged by Cronos to develop new and improved products and manufacturing processes. The Company is amortizing the acquired core technology of approximately $4.1 million on a straight-line basis over an average estimated remaining useful life of 5 years.

     The acquired assembled workforce was comprised of approximately 72 skilled employees across Cronos Sales and Marketing, Management, Supervision, Quality & Training, General & Administrative, and Engineering groups. The Company is amortizing the value assigned to the assembled workforce of approximately $1.8 million on a straight-line basis over an estimated remaining useful life of 3 years.

     Goodwill, which represents the excess of the purchase price of an investment in an acquired business over the fair value of the underlying net identifiable assets, is being amortized on a straight-line basis over its estimated remaining useful life of 5 years.

Optical Coating Laboratory, Inc.

     On February 4, 2000, the Company acquired OCLI, a manufacturer of optical thin film coatings and components used to control and enhance light propagation to achieve specific effects such as reflection, refraction, absorption and wavelength separation. The transaction was accounted for as a purchase and accordingly, the accompanying financial statements include the results of operations of OCLI subsequent to the acquisition date. The total purchase price of $2,707.5 million included consideration of 54.0 million shares of JDS Uniphase common stock, the issuance of options to purchase 6.4 million shares valued at $267.2 million in exchange for OCLI options and direct transaction costs of $8.2 million.

     The total purchase cost of OCLI is as follows (in millions):

Value of securities issued	$2,432.1
Assumption of options	267.2

Total consideration	2,699.3
Direct transaction costs and expenses	8.2

Total purchase cost	$2,707.5

A-80

The purchase price allocation was as follows (in millions):

Tangible net assets acquired	$ 253.2
Intangible assets acquired:
Developed technology:
Telecommunications	115.1
Flex Products	92.2
Applied Photonics	1.0
Information Industries	23.9
Proprietary know-how	161.9
Trademark and tradename	38.5
Assembled workforce	14.3
In-process research and development	84.1
Goodwill	1,927.4
Deferred tax liabilities	(4.1)

Total purchase price allocation	$ 2,707.5

     Tangible net assets acquired included cash, accounts receivable, inventories and fixed assets (including an adjustment to write-up property and equipment of OCLI to fair value by $28.0 million). Liabilities assumed principally included accounts payable, accrued compensation and accrued expenses. Goodwill and intangible assets acquired are each being amortized on a straight-line basis over estimated useful lives ranging from six to fifteen years.

     A portion of the purchase price has been allocated to developed technology and IPR&D. Developed technology and IPR&D were identified and valued through extensive interviews, analysis of data provided by OCLI concerning developmental products, their stage of development, the time and resources needed to complete them, and, if applicable, their expected income generating ability, target markets and associated risks. The Income Approach, which includes an analysis of the markets, cash flows and risks associated with achieving such cash flows, was the primary technique utilized in valuing the developed technology and IPR&D.

     Where developmental projects had reached technological feasibility, they were classified as developed technology, and the value assigned to developed technology was capitalized. Where the developmental projects had not reached technological feasibility and had no future alternative uses, they were classified as IPR&D and charged to expense upon closing of the merger. The nature of the efforts required to develop the purchased IPR&D into commercially viable products principally relate to the completion of all planning, designing, prototyping, verification and testing activities that are necessary to establish that the products can be produced to meet their design specifications, including functions, features and technical performance requirements.

     In valuing the IPR&D, the Company considered, among other factors, the importance of each project to the overall development plan, projected incremental cash flows from the projects when completed and any associated risks. The projected incremental cash flows were discounted back to their present value using discount rates ranging from 18 percent to 25 percent. Discount rates were determined after consideration of OCLI’s weighted average cost of capital and the weighted average return on assets. Associated risks include the inherent difficulties and uncertainties in completing each project and thereby achieving technological feasibility, anticipated levels of market acceptance and penetration, market growth rates and risks related to the impact of potential changes in future target markets.

     The acquired existing technology, which was comprised of products that are already technologically feasible, includes products that are manufactured and marketed by OCLI’s Telecommunications, Flex Products, Applied Photonics, and Information Industries groups. The Company is amortizing the acquired existing technology of approximately $232.2 million on a straight-line basis over an average estimated remaining useful life of 8.2 years.

     The acquired proprietary know-how represents OCLI trade secrets and patents developed through years of experience designing and manufacturing thin film products. This know-how enables OCLI to develop new and improve existing thin film products, processes and manufacturing equipment, thereby providing OCLI with a distinct advantage over its competitors and a reputation for technological superiority in the industry. The Company is amortizing the proprietary know-how of approximately $161.9 million on a straight-line basis over an average estimated remaining useful life of 10.4 years.

     The trademarks and tradenames include the OCLI trademark and tradename as well as all branded OCLI products such as GlareGuard® and processes such as MetaMode®. The Company is amortizing the trademark and tradenames of approximately $38.5 million on a straight-line basis over an estimated remaining useful life of 10 years.

     The acquired assembled workforce was comprised of over 1,400 skilled employees across OCLI’s General and Administration, Science and Technology, Sales and Marketing, and Manufacturing groups. The Company is amortizing the value assigned to the assembled workforce of approximately $14.3 million on a straight-line basis over an estimated remaining useful life of 6 years.

     Goodwill, which represents the excess of the purchase price of an investment in an acquired business over the fair value of the underlying net identifiable assets, is being amortized on a straight-line basis over its estimated remaining useful life of 7.2 years.

Integrierte Optik GmbH &Co. KG

     In January 2000, the Company acquired the remaining 49 percent minority interest in Integrierte Optik GmbH &Co. KG (“IOT”), a joint venture of JDS Uniphase and the Schott Group, for $12.6 million in cash in a transaction accounted for as a purchase. Prior to the transaction, IOT’s balance sheet and results of operations were consolidated with the Company, with appropriate adjustments to reflect minority interest of 49 percent. As a result of the transaction, the Company’s ownership interest increased to 100 percent and the minority interest adjustments have been discontinued. IOT manufactures passive optical splitters for fiber optic network applications in cable plants and transmission networks. The purchase price allocation included tangible net assets of $2.9 million and intangible assets (including goodwill) of $9.7 million that are being amortized over a five-year period.

Oprel Technologies, Inc.

     In December 1999, the Company acquired Oprel Technologies, Inc. (“OPREL”), a developer of optical amplifiers, test equipment and optoelectronic packaging, located in Nepean, Ontario. The transaction was accounted for as a purchase and accordingly, the accompanying financial statements include the results of operations of OPREL subsequent to the acquisition date. The Company paid $9.3 million in cash and issued a total of 0.2 million exchangeable shares of its subsidiary, JDS Uniphase Canada Ltd., each of which is exchangeable for one share of common stock. The total purchase cost was $27.7 million. The purchase price allocation included net tangible assets of $1.4 million and intangible assets (including goodwill) of $26.3 million that are expected to be amortized over a five-year period.

SIFAM Limited

     In December 1999, the Company acquired SIFAM Limited (“SIFAM”), a supplier of fused components for fiber optic telecommunications networks, which is based in the United Kingdom, for $97.6 million in cash. SIFAM products, which included couplers, wavelength division multiplexers and gain flattening filters, are used for advanced applications in optical amplifiers and network monitoring. The transaction was accounted for as a purchase and accordingly, the accompanying financial statements include the results of operations of SIFAM subsequent to the acquisition date.

The allocation of the purchase price is as follows (in millions):

Tangible net assets acquired	$ 4.3
Intangible assets acquired:
Developed technology	27.0
Trade secrets and patents	6.1
Assembled workforce	0.6
Goodwill	70.1
In-process research and development	3.0
Deferred tax liabilities	(13.5)

Total purchase price allocation	$ 97.6

     Tangible net assets acquired included cash, accounts receivable, inventories and fixed assets. Liabilities assumed principally included accounts payable, accrued compensation and accrued expenses. Goodwill and intangible assets acquired are each being amortized on a straight-line basis over estimated useful lives ranging from three to five years.

     A portion of the purchase price has been allocated to developed technology and IPR&D. Developed technology and IPR&D were identified and valued through extensive interviews, analysis of data provided by SIFAM concerning developmental products, their stage of development, the time and resources needed to complete them, and, if applicable, their expected income generating ability, target markets and associated risks. The Income Approach, which includes an analysis of the markets, cash flows, and risks associated with achieving such cash flows, was the primary technique utilized in valuing the developed technology and IPR&D.

     Where development projects had reached technological feasibility, they were classified as developed technology and the value assigned to developed technology was capitalized. Where the development projects had not reached technological feasibility and had no future alternative uses, they were classified as IPR&D and charged to expense upon closing of the transaction. The nature of the efforts required to develop the purchased IPR&D into commercially viable products principally relate to the completion of all planning, designing, prototyping, verification and testing activities that are necessary to establish that the products can be produced to meet their design specifications, including functions, features and technical performance requirements.

     In valuing the IPR&D, the Company considered, among other factors, the importance of each project to the overall development plan, projected incremental cash flows from the projects when completed and any associated risks. The projected incremental cash flows were discounted back to their present value using discount rates ranging from 14 percent to 18 percent. Discount rates were determined after consideration of SIFAM’s weighted average cost of capital and the weighted average return on assets. Associated risks include the inherent difficulties and uncertainties in completing each project and thereby achieving technological feasibility, anticipated levels of market acceptance and penetration, market growth rates and risks related to the impact of potential changes in future target markets.

     The acquired existing technology, which was comprised of products that are already technologically feasible, includes products in the following areas: fused couplers and attenuators, pump/signal wavelength division multiplexers, polished products (polarizers, variable ratio couplers), and gain flattening filters. The Company is amortizing the acquired existing technology of approximately $27.0 million on a straight-line basis over an average estimated remaining useful life of 5 years.

     The acquired core technology represents SIFAM trade secrets and patents developed through years of experience designing and manufacturing fused components for fiberoptic telecommunication networks. This knowledge can be leveraged by SIFAM to develop new and improved products and manufacturing processes. The Company is amortizing the acquired core technology of approximately $6.1 million on a straight-line basis over an average estimated remaining useful life of 5 years.

     The acquired assembled workforce was comprised of approximately 50 skilled employees across SIFAM’s Sales and Marketing, Management, Supervision, Quality & Training, General &Administrative, and Engineering groups. The Company is amortizing the value assigned to the assembled workforce of approximately $0.6 million on a straight-line basis over an estimated remaining useful life of 3 years.

     Goodwill, which represents the excess of the purchase price of an investment in an acquired business over the fair value of the underlying net identifiable assets, is being amortized on a straight-line basis over its estimated remaining useful life of 5 years.

EPITAXX, Inc.

     In November 1999, the Company acquired EPITAXX, Inc. (“EPITAXX”), a supplier of optical detectors and receivers for fiberoptic telecommunications and cable televisions networks. The transaction was accounted for as a purchase and accordingly, the accompanying financial statements include the results of operations of EPITAXX subsequent to the acquisition date. The Company issued cash in the amount of $9.3 million and a total of approximately 9.0 million shares of common stock in exchange for all of the outstanding shares of EPITAXX common stock. Outstanding options to acquire shares of EPITAXX common stock were converted into options to purchase shares of the Company’s common stock at the same exchange ratio. The total purchase cost of EPITAXX is as follows (in millions):

Value of securities issued	$429.5
Assumption of options	61.9

Total equity consideration	491.4
Cash paid to seller	9.3
Direct transaction costs and expenses	1.0

Total purchase cost	$501.7

The allocation of the purchase price is as follows (in millions):

Tangible net assets acquired	$ 14.2
Intangible assets acquired:
Developed technology	63.4
Trademark and tradename	5.4
Assembled workforce	2.9
Goodwill	397.9
In-process research and development	16.7
Deferred tax liabilities	1.2

Total purchase price allocation	$501.7

     Tangible net assets acquired included cash, accounts receivable, inventories and fixed assets. Liabilities assumed principally included accounts payable, accrued compensation, accrued expenses, and Industrial Revenue Bonds. Goodwill and intangible assets acquired are each being amortized on a straight-line basis over estimated useful lives ranging from four to seven years.

     A portion of the purchase price has been allocated to developed technology and IPR&D. Developed technology and IPR&D were identified and valued through extensive interviews, analysis of data provided by EPITAXX concerning developmental products, their stage of development, the time and resources needed to complete them, and, if applicable, their expected income generating ability, target markets and associated risks. The Income Approach, which includes an analysis of the markets, cash flows, and risks associated with achieving such cash flows, was the primary technique utilized in valuing the developed technology and IPR&D.

     Where development projects had reached technological feasibility, they were classified as developed technology and the value assigned to developed technology was capitalized. Where the development projects had not reached technological feasibility and had no future alternative uses, they were classified as IPR&D and charged to expense upon closing of the merger. The nature of the efforts required to develop the purchased IPR&D into commercially viable products principally relate to the completion of all planning, designing, prototyping, verification and testing activities that are necessary to establish that the products can be produced to meet their design specifications, including functions, features and technical performance requirements.

     In valuing the IPR&D, the Company considered, among other factors, the importance of each project to the overall development plan projected incremental cash flows from the projects when completed and any associated risks. The projected incremental cash flows were discounted back to their present value using discount rates ranging from 12 percent to 18 percent. Discount rates were determined after consideration of EPITAXX’s weighted average cost of capital and the weighted average return on assets. Associated risks include the inherent difficulties and uncertainties in completing each project and thereby achieving technological feasibility, anticipated levels of market acceptance and penetration, market growth rates and risks related to the impact of potential changes in future target markets.

     The acquired existing technology, which was comprised of products that are already technologically feasible, includes products in the following areas: high speed receivers for the telecommunications market, optical network monitoring, and optical detectors/receivers for access/datacom applications and cable television fiberoptic networks. The Company is amortizing the acquired existing technology of approximately $63.4 million on a straight-line basis over an average estimated remaining useful life of 7 years.

     The trademarks and tradenames include the EPITAXX trademark and tradename. The Company is amortizing the trademark and tradenames of approximately $5.4 million on a straight-line basis over an estimated remaining useful life of 7 years.

     The acquired assembled workforce was comprised of approximately 400 skilled employees across EPITAXX’s Executive, Research and Development, Manufacturing, Quality Assurance, Sales and Marketing, and General and Administrative groups. The Company is amortizing the value assigned to the assembled workforce of approximately $2.9 million on a straight-line basis over an estimated remaining useful life of 4 years.

     Goodwill, which represents the excess of the purchase price of an investment in an acquired business over the fair value of the underlying net identifiable assets, is being amortized on a straight-line basis over its estimated remaining useful life of 7 years.

Ramar Corporation

     In October 1999, the Company acquired Ramar Corporation (“Ramar”) of Northborough, Massachusetts for $1.0 million in cash and convertible debt as described below, in a transaction accounted for as a purchase and accordingly, the accompanying financial statements include the results of operations of Ramar subsequent to the acquisition date. Ramar designs, develops and manufactures lithium-niobate products for telecommunications applications. The convertible debt was composed of $3.5 million in demand obligations and two performance-based instruments totaling $1.0 million that become due upon achieving certain milestones through October 2001. The convertible debt bears interest at 5.54 percent per annum and the principal can be exchanged for newly issued shares of common stock at a price of $27.961 per share. The total purchase cost was $4.5 million. The purchase price allocation included net tangible assets of $0.2 million and intangible assets (including goodwill) of $4.3 million (net of deferred tax) that are being amortized over a five year period. During 2001, $1.4 million of debt was converted into 0.1 million shares of common stock. Convertible debt of $2.1 million is included in other current liabilities.

Acquisition of AFC Technologies, Inc.

     In August 1999, the Company acquired AFC Technologies, Inc. (“AFC”) of Ottawa, Canada for $22.0 million in cash and common stock of $17.5 million in a transaction accounted for as a purchase and accordingly, the accompanying financial statements include the results of operations of AFC subsequent to the acquisition date. AFC designs, develops and manufactures fiber amplifiers for telecommunications applications. The purchase price allocation included net tangible assets of $1.3 million and intangible assets (including goodwill) of $38.2 million that are being amortized over a five-year period.

JDS FITEL

     Effective June 30, 1999, the Company combined its operations with JDS FITEL Inc. of Ottawa, Canada in a transaction accounted for as a purchase. Accordingly, the accompanying financial statements include the results of operations of JDS FITEL subsequent to the acquisition date. JDS FITEL primarily manufactures passive products that include components and modules that route and guide optical signals transmitted through a fiberoptic network. The total purchase price of $3,496.7 million includes the issuance of common shares or Exchangeable Shares of JDS Uniphase Canada Ltd. for all of the outstanding JDS FITEL common shares based on the outstanding JDS FITEL common shares on June 30, 1999, the exchange ratio of 2.0342 of a JDS Uniphase share of common stock or 2.0342 of an Exchangeable Share of JDS Uniphase Canada Ltd. for each JDS FITEL common share and an average market price per JDS Uniphase common share of $20.428 per share. The average market price per JDS Uniphase common share is based on the average closing price for a range of trading days around the announcement date (January 28, 1999) of the merger. In addition, JDS Uniphase issued options to purchase 26.4 million JDS Uniphase common shares in exchange for outstanding JDS FITEL options with the number of shares and the exercise price appropriately adjusted by the exchange ratio. The value of the options, as well as direct transaction expenses of $12.0 million, have been included as a part of the total purchase cost. In addition, the Company granted options to purchase approximately 27.2 million shares of JDS Uniphase common shares to certain former JDS FITEL employees subsequent to the effective date of the merger.

     The total purchase cost of the JDS FITEL merger was as follows (in millions):

Value of securities issued	$3,263.1
Assumption of JDS FITEL options	221.6

Total consideration	3,484.7
Direct transaction costs and expenses	12.0

Total purchase cost	$3,496.7

The purchase price was allocated as follows (in millions):

Tangible net assets acquired	$ 244.8
Intangible assets acquired:
Developed technology	490.5
Trademark and tradename	348.0
Assembled workforce	19.2
Goodwill	2,501.1
In-process research and development	210.4
Deferred tax liabilities	(317.3)

Total purchase price allocation	$ 3,496.7

     Tangible net assets acquired included $47.4 million of cash acquired from JDS FITEL. Tangible net assets of JDS FITEL also included short-term investments, accounts receivable, inventories and fixed assets. Liabilities assumed principally included accounts payable, accrued compensation and accrued expenses. Goodwill and intangible assets acquired are each being amortized on a straight-line basis over estimated useful lives of five years.

     A portion of the purchase price has been allocated to developed technology and IPR&D. Developed technology and IPR&D were identified and valued through extensive interviews, analysis of data provided by JDS FITEL concerning developmental products, their stage of development, the time and resources needed to complete them, and, if applicable, their expected income generating ability, target markets and associated risks. The Income Approach, which includes an analysis of the markets, cash flows, and risks associated with achieving such cash flows, was the primary technique utilized in valuing the developed technology and IPR&D.

     Where developmental projects had reached technological feasibility, they were classified as developed technology and the value assigned to developed technology was capitalized. Where the developmental projects had not reached technological feasibility and had no future alternative uses, they were classified as IPR&D and charged to expense upon closing of the merger. The nature of the efforts required to develop the purchased IPR&D into commercially viable products principally relate to the completion of all planning, designing, prototyping, verification and testing activities that are necessary to establish that the products can be produced to meet their design specifications, including functions, features and technical performance requirements.

     In valuing the IPR&D, JDS Uniphase considered, among other factors, the importance of each project to the overall development plan projected incremental cash flows from the projects when completed and any associated risks. The projected incremental cash flows were discounted back to their present value using a discount rate of 27 percent. This discount rate was determined after consideration of JDS FITEL’s weighted average cost of capital and the weighted average return on assets. Associated risks include the inherent difficulties and uncertainties in completing each project and thereby achieving technological feasibility, anticipated levels of market acceptance and penetration, market growth rates and risks related to the impact of potential changes in future target markets.

     The IPR&D relates to sophisticated optical components and modules that manage light transmission through today’s most advanced telecommunications systems. The IPR&D is comprised of four main categories: (i) Thermo Optic Waveguide Attenuators, (ii) Solid State Switch, (iii) 50 GHz Wavelength Division Multiplexing (“WDM”), and (iv) Erbium Doped Fiber Amplifiers.

Broadband Communication Products, Inc.

     On November 25, 1998, the Company acquired BCP of Melbourne, Florida in a tax-free reorganization that was accounted for as a pooling of interests. BCP manufactures high-speed and high-bandwidth fiber optic products including transmitters, receivers and multiplexers used to extend the reach of fiber optic transmission into metropolitan and local access networks. The Company exchanged 5.8 million shares of JDS Uniphase common stock and reserved 3.3 million shares for BCP options assumed by the Company. Merger related expenses of approximately $6.0 million are included in merger and other expenses in the Statements of Operations. Separate unaudited net sales and related net loss amounts of the merged entities are presented in the following table (in millions).

	June 30, 1999
Net sales:
JDS Uniphase through September 30, 1998	$ 54.2
BCP through September 30, 1998	3.2
JDS Uniphase subsequent to September 30, 1998	225.4

Net sales as reported	$ 282.8

Net loss:
JDS Uniphase through September 30, 1998	$ 7.6
BCP through September 30, 1998	0.6
JDS Uniphase subsequent to September 30, 1998	(179.2)

Net loss as reported	$(171.	1)

A-87

Chassis Engineering, Inc.

     In August 1998, the Company acquired certain assets of Chassis Engineering Inc. (“Chassis ”) for $70,000 in cash and convertible debt of $2.73 million. Chassis designs, develops, markets and manufactures packaging solutions for fiber optic and other high performance components. The convertible debt was composed of a $1.93 million demand obligation and two performance-based instruments totaling $0.8 million that became due upon achieving certain milestones through February 2000. The convertible debt bore interest at 5.48 percent and principal could be exchanged for newly issued shares of Uniphase common stock at a price of $6.89 per share. The convertible debt was secured by a letter of credit issued against the Company’s unused revolving bank line of credit until February 1999, when the holder tendered the $1.93 million obligation and a performance-based instrument valued at $0.5 million for 359,920 shares of common stock.

Unaudited Pro Forma Information

     The following unaudited pro forma summary presents the consolidated results of operations of the Company, excluding the charge for acquired in-process research and development, as if the acquisition of SDL (combining SDL with PIRI, Veritech and Queensgate), E-TEK, OCLI and JDS FITEL had occurred at the beginning of 1999 and does not purport to be indicative of what would have occurred had the acquisition been made as of the beginning of 1999 or of results which may occur in the future. The pro forma 2001, 2000 and 1999 results of operations combines the consolidated results of operations of the Company, excluding the charge for acquired in-process research and development attributable to SDL, E-TEK, OCLI and JDS FITEL, for the years ended June 30, 2001, 2000 and 1999 with the historical results of operations of SDL, E-TEK, OCLI, and JDS FITEL for the years ended June 30 2001, 2000 and 1999, June 30, 2000 and 1999, April 30, 2000 and 1999, and May 31, 2000, respectively. The pro forma 2001, 2000 and 1999 results exclude the effect of other acquisitions, as the impact to the results of operations for 2001, 2000 and 1999 would not be materially different from those shown below (in millions, except per share data).

	Years Ended June 30,
	2001	2000	1999
Net sales	$ 3,583.7	$ 2,238.5	$ 1,172.2
Net loss	$(60,764.6)	$(11,954.2)	$(12,364.1)
Loss per share	$ (46.79)	$ (10.24)	$ (11.79)

NOTE 11.   OPERATING SEGMENTS AND GEOGRAPHIC INFORMATION

     During 2001, JDS Uniphase changed the structure of its internal organization following the acquisition of SDL, Inc. (“SDL”), which became effective February 13, 2001 (see Note 10). Segment information for the prior years has been restated to conform to the current year’s presentation.

     The Chief Executive Officer has been identified as the Chief Operating Decision Maker as defined by Statement of Financial Accounting Standards (“SFAS”) No. 131. The Chief Executive Officer allocates resources to each segment based on their business prospects, competitive factors, net sales and operating profits before interest, taxes, and certain purchase accounting related costs.

     JDS Uniphase designs, develops, manufactures and markets optical components and modules at various levels of integration. The reportable segments are each managed separately because they manufacture and distribute distinct products with different production processes. The Company views its business as having two principal operating segments: (i) Amplification and Transmission Group, and (ii) WDM, Switching and Thin Film Filters Group. The Amplification and Transmission Group consists primarily of source lasers, pump lasers, pump modules, external modulators, transmitters, transceivers, optical photodetectors and receivers, and optical amplifier products used in telecommunications and cable television (“CATV”) applications. The WDM, Switching and Thin Film Filters Group includes wave-length division multiplexers (“WDM”), isolators, WDM couplers, monitor tap couplers, gratings, circulators, optical switches, tunable filters, thin film filters, micro-electro-mechanical-systems, instruments, waveguides, switches, industrial lasers, and optical display and projection products. The Company’s other operating segments, which are below the quantitative threshold defined by SFAS 131, are disclosed in the “all other” category and consist of internal manufacturing automation products and certain unallocated corporate-level operating expenses. All of the Company’s products are sold directly to original equipment manufacturers and industrial distributors throughout the world.

     Where practicable, the Company allocates corporate sales, marketing, finance and administration expenses to operating segments, primarily as a percentage of net sales. Certain corporate-level operating expenses (primarily charges originating from purchased intangibles, activity related to equity method investments, gain on sale of subsidiary, loss on sale of available for sale investments, other expenses and acquired-in process research and development expenses) are not allocated to operating segments. In addition, the Company does not allocate income taxes, non-operating income and expenses or specifically identifiable assets to its operating segments.

Intersegment sales are recorded at either cost or cost plus an agreed upon intercompany profit on intersegment sales. Information on reportable segments is as follows (in millions):

	Years Ended June 30,
	2001		2000	1999
Amplification and Transmission:
Shipments	$ 1,219.8		$ 628.9	$ 224.7
Intersegment sales	(27.2)		(4.8)	—

Net sales to external customers	$ 1,192.6		$ 624.1	$ 224.7
Operating income	$ 82.7		$ 162.2	$ 72.6

WDM, Switching and Thin Film Filters:
Shipments	$ 2,147.6		$ 880.0	$ 58.1
Intersegment sales	(100.2)		(73.7)	—

Net sales to external customers	$ 2,047.4		$ 806.3	$ 58.1
Operating income	$ 198.0		$ 298.0	$ (0.6)
Net sales by reportable segments	$ 3,240.0		$ 1,430.3	$ 282.8
All other	(7.2)		0.1	—

Net external sales	$ 3,232.8		$ 1,430.4	$ 282.8

Operating income by reportable segments	$ 280.7		$ 460.2	$ 72.0
All other operating income	(303.5)		(0.5)	(0.6)

Unallocated amounts:
Reduction of goodwill and other long-lived assets,
acquisition related charges and payroll taxes on stock
option exercises & P/R taxes on stock option exercises	(56,324.6)		(1,324.8)	(224.6)
Gain on sale of subsidiary	1,770.2		—	—
Loss on sale of available for sale investments	(559.1)		—	—
Reduction in fair value of available-for-sale securities	(522.1)		—	—
Activity related to equity method investments	(883.9)		—	—
Interest and other income, net	48.5		35.3	3.6

Loss before income taxes	$(56,493.	8)	$ (829.8)	$(149.6)

JDS Uniphase operates primarily in two geographic regions: North America and Europe. The following table shows sales and other identifiable assets by geographic region (in millions):

	Years Ended June 30,
	2001	2000	1999
Net sales:
North America	$ 2,189.4	$ 1,103.7	$ 168.5
Europe	840.6	256.8	103.8
Rest of World	202.8	69.9	10.5

Total net sales	$ 3,232.8	$ 1,430.4	$ 282.8

Identifiable assets:
North America	$17,287.8	$26,141.3	$3,994.5
Europe	169.3	194.7	97.1
Rest of World	115.1	53.1	4.5

Total assets	$17,572.2	$26,389.1	$4,096.1

A-90

     Identifiable assets are those assets of the Company that are identified with the operations of the corresponding geographic area. Identified intangible assets and goodwill of $7.0 billion are included in North America assets.

     During 2001, three customers, Nortel, Alcatel, and Lucent Technologies, Inc., accounted for 14 percent, 12 percent and 10 percent of net sales, respectively. During 2000, Lucent Technologies, Inc. and Nortel, accounted for 21 percent and 15 percent of net sales, respectively. During 1999, none of the Company’s customers exceeded 10 percent of net sales.

NOTE 12.   SPECIAL CHARGES

	Year Ended June 30, 2001	Cash Payments	Non-cash Charges		Provision Balance as of June 30, 2001
Restructuring activities:
Worldwide workforce reduction	$ 79.1	$(24.9)	$ (11.1)		$ 43.1
Facilities and equipment	122.2	—	(122.2)		—
Lease commitments	63.0	(0.9)	—		62.1

Restructuring charges	264.3	(25.8)	(133.3)		105.2
Reduction of goodwill and other long-lived
assets	50,085.0	—	(50,085.0)		—

Special charges	$50,349.3	$(25.8)	$(50,218.	3)	$105.2

     Since the beginning of calendar 2001, the Company and its industry have experienced a dramatic downturn, the primary direct cause of which has been a precipitous decrease in network deployment and capital spending by telecommunications carriers. This decrease can be attributable to, among other things: (a) network overcapacity, as bandwidth demand, while continuing to grow, did not reach levels sufficient to sustain the pace of network deployment; (b) constrained capital markets; and (c) other factors, including the general inability of the CLECs to obtain sufficient access to established telecommunications infrastructures and consolidation among the telecommunications carriers. The result was a decrease in the overall demand for new fiber optic networks and capacity increases on existing networks. In response, carriers dramatically slowed their purchases of systems from the Company’s customers, which in turned slowed purchases of components and modules from the Company’s competitors and the Company. Moreover, as their sales declined, the Company’s customers moved to reduce their component and module inventory levels. Consequently, the impact of the slowdown on the Company’s business is magnified, as it faces declining sales as the result of its customers’declining business and the resulting adjustment to their inventory levels.

     In April 2001, the Company initiated the Global Realignment Program (the “Program ”), under which it is restructuring its business in response to the changes in its industry and customer demand and as part of its continuing overall integration program. Consequently, this resulted in the Company recording $264.3 million related to restructuring activities in the fourth quarter of 2001. In addition, the Company recorded a reduction in goodwill and other long-lived assets of approximately $50,085.0 million.

     The Company also expects to incur further material restructuring costs in the future as it continues to implement the Global Realignment Program. Such charges will be recognized at the time the specific plans have been determined in sufficient detail and have been approved by management.

     The following paragraphs provide further details regarding the nature of the special charges.

Restructuring Activities

     As of June 30, 2001, the Company had completed and approved plans to close nine operations located in North America, Europe and Asia, vacate approximately 25 buildings or 1.2 million square feet of manufacturing and office space at operations to be closed, as well as at continuing operations, and reduce its workforce by approximately 9,000 employees.

Worldwide Workforce Reduction

     As of June 30, 2001, the Company had recorded a charge of approximately $79.1 million primarily related to severance and fringe benefits associated with the reduction of 9,000 employees. Of the 9,000 terminations for which costs have been accrued prior to June 30, 2001, approximately 8,200 were engaged in manufacturing activities and approximately 7,100, 1,200, and 700 were from sites located in North America, Europe and Asia, respectively. As of June 30, 2001, approximately 6,100 employees had been terminated. The workforce reductions began in the fourth quarter of 2001 and the Company expects them to be completed by the second quarter of 2002. In addition, the Company incurred non-cash severance charges of $11.1 million related to the modification of a former executive's stock options (see Note 9).

     Prior to the date of the financial statements, management with the appropriate level of authority, approved and committed the Company to a plan of termination which included the benefits terminated employees would receive. Prior to June 30, 2001, the expected termination benefits were communicated to employees in detail sufficient to enable them to determine the nature and amounts of their individual severance benefits.

     The remaining cash expenditures relating to workforce reduction and termination agreements will be paid throughout the first and second quarters of 2002.

Consolidation of Excess Facilities and Equipment

     The consolidation of excess facilities includes the closure of certain manufacturing, research and development facilities, and administrative and sales offices throughout North America, Europe and Asia for business activities that have been restructured as part of the Program. The operations being closed as of June 30, 2001 are in Asheville, North Carolina; Bracknell, United Kingdom; Freehold, New Jersey; Hillend, United Kingdom; Oxford, United Kingdom; Richardson, Texas; Rochester, New York; Shunde, China and Taipei, Taiwan.

     Property and equipment that was disposed or removed from operations resulted in a charge of $122.2 million of which $22.3 million, $96.4 million and $3.5 million, respectively, related to the Amplification and Transmission Group, WDM, Switching and Thin Film Filters Group, and other operating segments. The property and equipment write-down consisted primarily of leasehold improvements, computer equipment and related software, production and engineering equipment, and office equipment, furniture, and fixtures. In addition, the Company incurred a charge of $63.0 million for exiting and terminating leases primarily related to excess or closed facilities with planned exit dates. The Company estimated the cost of exiting and terminating the facility leases based on the contractual terms of the agreements and then current real estate market conditions. The Company determined that it would take approximately six to twenty-four months to sublease the various properties that will be vacated in connection with the Program.

     Amounts related to the lease expense (net of anticipated sublease proceeds) related to the consolidation of facilities will be paid over the respective lease terms through 2015. The Company anticipates completing implementation of its restructuring program during the next twelve months.

     In addition, because the Company restructured certain of its businesses and realigned its operations to focus on profit contribution, high-growth markets, and core opportunities, it abandoned certain redundant products and product platforms and reduced the workforce that had been valued in previous acquisitions. In accordance with SFAS 121, the Company wrote the related intangible assets down to their fair value, which was deemed to be zero, and recorded a charge of $0.3 billion related to the reduction in purchased intangibles and $3.1 billion related to the goodwill. The charge is included in the “Reduction of goodwill and other long-lived assets” caption in the Statements of Operations.

Impairment of Goodwill and Other Long-lived Assets

     The Company, as part of its review of financial results for 2001, also performed an assessment of the carrying value of the Company's long-lived assets to be held and used including significant amounts of goodwill and other intangible assets recorded in connection with its various acquisitions. The assessment was performed pursuant to SFAS 121 because of the significant negative industry and economic trends affecting both the Company’s current operations and expected future sales as well as the general decline of technology valuations. The conclusion of that assessment was that the decline in market conditions within the Company’s industry was significant and other than temporary. As a result, the Company recorded charges of $39.8 billion and $6.9 billion to reduce goodwill and other long-lived assets during the third and fourth quarters of 2001, respectively, based on the amount by which the carrying amount of these assets exceeded their fair value. Of the total write down, $46.6 billion is related to the goodwill primarily associated with the acquisitions of E-TEK, SDL, and OCLI with the balance of $0.1 billion relating to other long-lived assets. The charge is included in the caption “Reduction of goodwill and other long-lived assets” on the Statements of Operations. Fair value was determined based on discounted future cash flows for the operating entities that had separately identifiable cash flows. The cash flow periods used were five years using annual growth rates of 15 percent to 60 percent, the discount rate used was 13.0 percent in the third quarter of 2001 and 14.5 percent in the fourth quarter of 2001, and the terminal values were estimated based upon terminal growth rates of 7 percent. The assumptions supporting the estimated future cash flows, including the discount rate and estimated terminal values, reflect management’s best estimates. The discount rate was based upon the Company’s weighted average cost of capital as adjusted for the risks associated with its operations.

     The Company believes it is likely there will be additional reductions in goodwill in the quarter ending September 29, 2001 because of the decline in its market capitalization since June 30, 2001, although such reductions in goodwill may be based on an assessment of its long-lived assets pursuant to SFAS 121.

NOTE 13.   SALE OF SUBSIDIARY

     On February 13, 2001, the Company completed the sale of its Zurich, Switzerland subsidiary to Nortel for 65.7 million shares of Nortel common stock valued at $1,953.3 million, as well as up to an additional $500.0 million in Nortel common stock payable to the extent Nortel purchases do not meet certain levels under new and existing programs through December 31, 2003. After adjusting for the net cost of the assets sold and for the expenses associated with the divestiture, the Company realized a gain of $1,770.2 million. The shares of Nortel common stock are being accounted for as available-for-sale securities. The Company sold approximately 41.0 million shares resulting in a realized loss of $559.1 million during 2001 (see Note 12).

NOTE 14.   LITIGATION SETTLEMENT

     On August 29, 2001, the Company settled certain claims relating primarily to SDL’s business operations for periods prior to February 13, 2001, the effective date of the Company's merger with SDL. Under the settlement, the Company paid the claimant $16.0 million in cash and issued 325,000 shares of common stock valued at approximately $2.3 million, which the Company has agreed to register for resale. The Company may make an additional payment to the claimant in cash or stock of up to $4.5 million one year after the initial payment, depending on the value of the initial stock payment to the claimant at the end of that year. In connection with this settlement the Company has recorded a charge of approximately $22.8 million to “Selling, general and administrative” expense in the Statement of Operations.

NOTE 15.   UNAUDITED QUARTERLY RESULTS

The following table contains selected unaudited consolidated statement of operations data for each quarter of years 2001 and 2000 (in millions).

	Sept. 30, 1999	Dec. 31, 1999	Mar. 31, 2000	June 30, 2000
Net sales	$ 230.1	$ 281.7	$ 394.6	$ 524.0
Cost of sales	125.2	139.2	202.1	285.2

Gross profit	104.9	142.5	192.5	238.8
Operating expenses:
Research and development	17.2	21.6	33.3	41.2
Selling, general, and
administrative	27.9	33.8	49.1	62.1
Amortization of purchased
intangibles	172.9	185.1	249.6	289.3
Reduction of goodwill and
other long-lived assets	—	—	—	—
Restructuring charges	—	—	—	—
Acquired in-process research
and development	—	19.7	84.1	256.9

Total operating expenses	218.0	260.2	416.1	649.5
Loss from operations	(113.1)	(117.7)	(223.6)	(410.7)
Gain on sale of subsidiary	—	—	—	—
Activity related to equity
method investments	—	—	—	—
Interest and other income, net	5.5	10.7	10.0	9.1

Loss before income taxes	(107.6)	(107.0)	(213.6)	(401.6)
Income tax expense (benefit)	6.3	24.2	27.3	17.2

Net loss	$(113.9)	$(131.2)	$(240.9)	$(418.8)

Loss per share(1):
Basic and diluted	$ (0.17)	$ (0.19)	$ (0.32)	$ (0.54)

	Sept. 30, 2000	Dec. 31, 2000	Mar. 31, 2001	June 30, 2001
Net sales	$ 786.5	$ 925.1	$ 920.1	$ 601.1
Cost of sales	436.7	449.8	494.2	926.0

Gross profit	349.8	475.3	425.9	(324.9)
Operating expenses:
Research and development	62.4	71.2	98.0	94.3
Selling, general, and
administrative	116.2	105.7	440.8	155.4
Amortization of purchased
intangibles	1,107.4	1,104.1	2,120.2	1,055.3
Reduction of goodwill and
other long-lived assets	—	—	39,777.2	10,307.8
Restructuring charges	—	—	—	264.3
Acquired in-process research
and development	8.9	—	383.7	0.6

Total operating expenses	1,294.9	1,281.0	42,819.9	11,877.7
Loss from operations	(945.1)	(805.7)	(42,394.0)	(12,202.6)
Gain on sale of subsidiary	—	—	1,770.2	—
Activity related to equity
method investments	(41.2)	(52.3)	(759.9)	(30.5)
Interest and other income, net	13.6	12.2	4.6	(1,063.1)

Loss before income taxes	(972.7)	(845.8)	(41,379.1)	(13,296.2)
Income tax expense (benefit)	43.9	49.6	468.8	(934.2)

Net loss	$(1,016.6)	$ (895.4)	$(41,847.9)	$(12,362.0)

Loss per share(1):
Basic and diluted	$ (1.07)	$ (0.93)	$ (36.63)	$ (9.39)

(1)	Earnings per share are computed independently for each of the quarters presented. Therefore, the sum of the quarterly per common share information may not equal the annual loss per common share.

A-94

ITEM 9.   CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not applicable. A-95

---------------------------------------------------------------------------------------------------------------------------------

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
JDS UNIPHASE CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
November 9, 2001

     The undersigned hereby appoints JOZEF STRAUS, Ph.D. and ANTHONY R. MULLER, or either of them, each with the power of substitution, and hereby authorizes each of them to represent and to vote as designated below all of the shares of Common Stock of JDS Uniphase Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m., Pacific Standard Time, on November 9, 2001 at offices of the Company located at 1875 Lundy Avenue, San Jose, California, or any adjournment or postponement thereof.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

JDS UNIPHASE CORPORATION C/O PROXY SERVICES P.O. BOX 9142 FARMINGDALE, NY 11735
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to JDS Uniphase Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	JDSUNI	KEEP THIS PORTION FOR YOUR RECORDS
------------------------------------------------------------------------------------------------------------------------------------
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

JDS UNIPHASE CORPORATION

1.	Election of Class I Directors		For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
	Nominees:	01) Martin A. Kaplan 02) Bruce D. Day	O	O	O	————————————————

Vote On Proposals	For	Against	Abstain

2.	To approve an amendment to the Company’s 1998 Employee Stock Purchase Plan increasing the number of shares of Common Stock reserved for issuance thereunder from 25,000,000 to 50,000,000 shares.	O	O	O

3.	Proposal to ratify the appointment of Ernst & Young LLP as the independent auditors for the Company for the fiscal year ending June 30, 2002.	O	O	O

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Please sign exactly as your name appears on this proxy card. If shares are held jointly, each person should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

—————————————————— Signature [PLEASE SIGN WITHIN BOX]	————— Date	—————————————————— Signature (Joint Owners)	————— Date

Annex A

JDS UNIPHASE CORPORATION
1998 EMPLOYEE STOCK PURCHASE PLAN
As Amended October 12, 2000
and August 12, 2001

I. PURPOSE

     The JDS Uniphase Corporation 1998 EMPLOYEE STOCK PURCHASE PLAN (the “Plan”) is intended to provide eligible employees of the Company and one or more of its Corporate Affiliates with the opportunity to acquire a proprietary interest in the Company through participation in a plan designed to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code (the “Code”).

II. DEFINITIONS

     For purposes of administration of the Plan, the following terms shall have the meanings indicated:

     Compensation means the (i) regular base salary paid to a Participant by one or more Participating Companies during such individual’s period of participation in the Plan, plus (ii) any amounts contributed by the Corporation or any Corporate Affiliate pursuant to a salary reduction agreement which are not includible in the gross income of the Participant by reason of Code Sections 402(e)(3) or 125, plus (iii) all of the following amounts to the extent paid in cash: overtime payments, bonuses, commissions, profit-sharing distributions and other incentive-type payments. However, Eligible Earnings shall not include any contributions (other than those excludible from the Participant’s gross income under Code Sections 402(e)(3) or 125) made on the Participant’s behalf by the Corporation or any Corporate Affiliate to any deferred compensation plan or welfare benefit program now or hereafter established.

     Board means the Board of Directors of the Company.

     Company means JDS Uniphase Corporation, a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of JDS Uniphase Corporation, which shall by appropriate action adopt the Plan.

     Corporate Affiliate means any company which is either the parent corporation or a subsidiary corporation of the Company (as determined in accordance with Section 424 of the Code), including any parent or subsidiary corporation which becomes such after the Effective Date.

1

     Effective Date means August 1, 1998. However, should any Corporate Affiliate become a Participating Company in the Plan after such applicable date, then such entity shall designate a separate Effective Date with respect to its employee-Participants.

     Employee means any person who is regularly engaged, for a period of more than 20 hours per week and more than 5 months per calendar year, in the rendition of personal services to the Company or any other Participating Company for earnings considered wages under Section 3121(a) of the Code.

     Quarter means any three-month period commencing August 1, November 1 February 1 or May 1, during each calendar year during the term of the Plan.

     Participant means any Employee of a Participating Company who is actively participating in the Plan.

     Participating Company means the Company and such Corporate Affiliate or Affiliates as may be designated from time to time by the Board.

     Plan Administrator means either the Board or a Committee of the Board that is responsible for administration of the Plan.

     Stock means shares of the common stock of the Company.

III. ADMINISTRATION

     (a) The Plan shall be administered by the Plan Administrator which shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Plan Administrator shall, to the full extent permitted by Applicable Law, be final and binding upon all persons.

     (b) No member of the Committee while serving as such shall be eligible to participate in the Plan.

IV. PURCHASE PERIODS

     (a) Stock shall be offered for purchase under the Plan through a series of successive purchase periods until such time as (i) the maximum number of shares of Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated in accordance with Article X or Article XI.

     (b) The Plan shall be implemented in a series of overlapping purchase periods, each to be of such duration (not to exceed twenty-four (24) months per purchase period) as determined by the Plan Administrator prior to the commencement date of the purchase period. The initial purchase period will begin on the Effective Date and subsequent purchase periods will commence, at the Plan Administrator’s discretion, either on the first day of each succeeding Quarter or of each alternate succeeding Quarter. Accordingly, either four (4) or two (2) separate purchase periods may commence in each subsequent calendar year during which the Plan remains in existence. The Plan Administrator shall have the authority to change the length of any purchase period by announcement at least thirty (30) days prior to the commencement of such purchase period and to determine whether subsequent purchase periods shall be consecutive or overlapping. A purchase period may be terminated by the Plan Administrator on any date of exercise if the Plan Administrator determines that the termination of the purchase period is in the best interests of the Company and its stockholders.

2

     (c) The Participant shall be granted a separate purchase right for each purchase period in which he/she participates. The purchase right shall be granted on the first day of the purchase period and shall be automatically exercised in (i) successive quarterly installments on the last day of each Quarter such purchase right remains outstanding, in the case of quarterly purchase periods, or (ii) successive semi-annual installments on the last day of each alternate Quarter such purchase right remains outstanding, in the case of semi-annual purchase periods.

     (d) An Employee may participate in only one purchase period at a time. Accordingly, an Employee who wishes to join a new purchase period must withdraw from the current purchase period in which he/she is participating and must also enroll in the new purchase period prior to the commencement date for that period.

     (e) The acquisition of Stock through participation in the Plan for any purchase period shall neither limit nor require the acquisition of Stock by the Participant in any subsequent purchase period.

     (f) Under no circumstances shall any purchase rights granted under the Plan be exercised, nor shall any shares of Stock be issued hereunder, until such time as (i) the Plan shall have been approved by the Company’s stockholders and (ii) the Company shall have complied with all applicable requirements of the Securities Act of 1933 (as amended), all applicable listing requirements of any securities exchange on which the Stock is listed and all other applicable requirements established by law or regulation.

V. ELIGIBILITY AND PARTICIPATION

     (a) Every Employee of a Participating Company shall be eligible to participate in the Plan on the first day of the first purchase period following the Employee’s commencement of service with the Company or any Corporate Affiliate, but in no event shall participation commence prior to the Effective Date.

3

     (b) In order to participate in the Plan for a particular purchase period, the Employee must complete the enrollment forms prescribed by the Plan Administrator (including a purchase agreement and a payroll deduction authorization) and file such forms with the Plan Administrator (or its designate) prior to the commencement date of the purchase period.

     (c) The payroll deduction authorized by a Participant for purposes of acquiring Stock under the Plan may be any multiple of 1% of Compensation paid to the Participant during the relevant purchase period, up to a maximum of 10%. The deduction rate so authorized shall continue in effect for the entire purchase period unless the Participant shall, prior to the end of the purchase period for which the purchase right is in effect, reduce the rate by filing the appropriate form with the Plan Administrator (or its designate). The reduced rate shall become effective as soon as practicable following the filing of such form. Each Participant shall be permitted such a rate reduction only four (4) times in each purchase period. The reduced rate shall continue in effect for the entire purchase period and for each subsequent purchase period, unless the Participant shall, prior to the commencement of any subsequent purchase period, designate a different rate (up to the 10% maximum) by filing the appropriate form with the Plan Administrator (or its designate). The new rate shall become effective for the first purchase period commencing after the filing of such form. Payroll deductions, however, will automatically cease upon the termination of the Participant’s purchase right in accordance with Section VII(d) or (e) below.

VI. STOCK SUBJECT TO PLAN

     (a) The Stock purchasable by Participants under the Plan shall, solely in the Board’s discretion, be made available from either authorized but unissued Stock or from reacquired Stock, including shares of Stock purchased on the open market. The total number of shares of Stock which may be issued under the Plan shall not exceed 50,000,000 shares (subject to adjustment under Section VI(b).

     (b) In the event any change is made to the Stock purchasable under the Plan by reason of any recapitalization, stock dividend, stock split, combination of shares or other change affecting the outstanding common stock of the Company as a class without receipt of consideration, then appropriate adjustments shall be made by the Plan Administrator to the class and maximum number of shares purchasable under the Plan, the class and maximum number of shares purchasable per Participant under any purchase right outstanding at the time or purchasable per Participant over the term of the Plan, and the class and number of shares and the price per share of the Stock subject to outstanding purchase rights held by Participants under the Plan.

4

VII. PURCHASE RIGHTS

     An Employee who participates in the Plan for a particular purchase period shall have the right to purchase Stock on the purchase dates designated by the Plan Administrator for such purchase period upon the terms and conditions set forth below and shall execute a purchase agreement embodying such terms and conditions and such other provisions (not inconsistent with the Plan) as the Plan Administrator may deem advisable.

     (a) Purchase Price. The purchase price per share shall be the lesser of (i) 85% of the fair market value of a share of Stock on the date on which the purchase right is granted or (ii) 85% of the fair market value of a share of Stock on the date the purchase right is exercised. For purposes of determining such fair market value (and for all other valuation purposes under the Plan), the fair market value per share of Stock on any date shall be the closing selling price per share on such date, as officially quoted on the principal exchange on which the Stock is at the time traded or, if not traded on any exchange, the mean of the highest bid and the lowest asked prices (or, if such information is available, the closing price per share) of the Stock on such date, as reported on the NASDAQ system. If there are no sales of Stock on such day, then the closing selling price (or, to the extent applicable, the mean of the highest bid and lowest asked prices) for the Stock on the next preceding day for which there do exist such quotations shall be determinative of fair market value.

     (b) Number of Purchasable Shares. The number of shares purchasable by a Participant on any particular purchase date shall be the number of whole shares obtained by dividing the amount collected from the Participant through payroll deductions during the quarterly or semi-annual period beginning with the start of the purchase period or the most recent purchase date in the same purchase period (whichever is applicable), together with any amount carried over from the preceding purchase date in the same purchase period pursuant to the provisions of Section VII(f), by the purchase price in effect for such purchase date. However, the maximum number of shares purchasable by the Participant pursuant to any one outstanding purchase right shall not exceed 40,000 shares (subject to adjustment under Section VI(b)).

     Under no circumstances shall purchase rights be granted under the Plan to any Employee if such Employee would, immediately after the grant, own (within the meaning of Section 424(d) of the Code), or hold outstanding options or other rights to purchase, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any of its Corporate Affiliates.

     (c) Payment. Payment for Stock purchased under the Plan shall be effected by means of the Participant’s authorized payroll deductions. Such deductions shall begin on the first pay day coincident with or immediately following the commencement date of the relevant purchase period and shall terminate with the pay day ending with or immediately prior to the last day of the purchase period. The amounts so collected shall be credited to the Participant’s individual account under the Plan, but no interest shall be paid on the balance from time to time outstanding in the account. The amounts collected from a Participant may be commingled with the general assets of the Company and may be used for general corporate purposes.

5

(d) Termination of Purchase Rights.

(i) A Participant may, prior to any purchase date, terminate his/her outstanding purchase right under the Plan by filing the prescribed notification form with the Plan Administrator (or its designate). The Company will then refund the payroll deductions which the Participant made with respect to the terminated purchase right, and no further amounts will be collected from the Participant with respect to such terminated right.

(ii) The termination shall be irrevocable with respect to the particular purchase period to which it pertains and shall also require the Participant to re-enroll in the Plan (by making a timely filing of a new purchase agreement and payroll deduction authorization) if the Participant wishes to resume participation in a subsequent purchase period.

     (e) Termination of Employment. If a Participant ceases Employee status during any purchase period, then the Participant’s outstanding purchase right under the Plan shall immediately terminate and all sums previously collected from the Participant and not previously applied to the purchase of stock during such purchase period shall be promptly refunded. However, should the Participant die or become permanently disabled while in Employee status, then the Participant or the person or persons to whom the rights of the deceased Participant under the Plan are transferred by will or by the laws of descent and distribution (the “successor”) will have the election, exercisable at any time prior to the purchase date for the quarterly or semi-annual period in which the Participant dies or becomes permanently disabled, to (i) withdraw all of the funds in the Participant’s payroll account at the time of his/her cessation of Employees status or (ii) have such funds held for purchase of shares of Stock on the purchase date. In no event, however, shall any further payroll deductions be added to the Participant’s account following his/her cessation of Employee status.

     For purposes of the Plan: (a) a Participant shall be considered to be an Employee for so long as such Participant remains in the employ of the Company or any other Participating Company under the Plan and (b) a Participant shall be deemed to be permanently disabled if he/she is unable, by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of at least twelve (12) months, to engage in any substantial gainful employment.

     (f) Stock Purchase. Outstanding purchase rights shall be automatically exercised in a series of successive installments as provided in Section IV(c). The exercise shall be effected by applying the amount credited to the Participant’s account on the last date of the Quarter, in the case of a purchase period in which purchases are effected quarterly, or the last date of the alternate Quarter, in the case of a purchase period in which purchases are effected semi-annually, to the purchase of whole shares of Stock (subject to the limitations on the maximum number of purchasable shares set forth in Section VII(b)) at the purchase price in effect for such purchase date. Any amount remaining in the Participant’s account after such exercise shall be held for the purchase of Stock on the next quarterly or semi-annual purchase date within the purchase period; provided, however, that any amount not applied to the purchase of Stock at the end of a purchase period shall be refunded promptly after the close of the purchase period and any amount not applied to the purchase of stock by reason by the Section VII(b) limitations on the maximum number of purchasable shares shall be refunded promptly after the quarterly or semi-annual purchase date.

6

     (g) Proration of Purchase Rights. Should the total number of shares of Stock which are to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Plan, the Plan Administrator shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and any amounts credited to the accounts of Participants shall, to the extent not applied to the purchase of Stock, be refunded to the Participants.

     (h) Rights as Stockholder. A Participant shall have no rights as a stockholder with respect to shares covered by the purchase rights granted to the Participant under the Plan until the shares are actually purchased on the Participant’s behalf in accordance with Section VII(f). No adjustments shall be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.

     A Participant shall be entitled to receive, as soon as practicable after the date of each purchase, stock certificates for the number of shares purchased on the Participant’s behalf.

     (i) Assignability. No purchase rights granted under the Plan shall be assignable or transferable by a Participant except by will or by the laws of descent and distribution, and the purchase rights shall, during the lifetime of the Participant, be exercisable only by such Participant.

     (j) Merger or Liquidation of Company. In the event the Company or its stockholders enter into an agreement to dispose of all or substantially all of the assets or outstanding capital stock of the Company by means of a sale, merger or reorganization in which the Company will not be the surviving corporation (other than a reorganization effected primarily to change the State in which the Company is incorporated) or in the event the Company is liquidated, then all outstanding purchase rights under the Plan shall automatically be exercised immediately prior to such sale, merger, reorganization or liquidation by applying all sums previously collected from Participants pursuant to their payroll deductions in effect for such rights to the purchase of whole shares of Stock, subject, however, to the applicable limitations of Section VII(b).

7

VIII. ACCRUAL LIMITATIONS

     (a) No Participant shall be entitled to accrue rights to acquire Stock pursuant to any purchase right under this Plan if and to the extent such accrual, when aggregated with (I) Stock rights accrued under other purchase rights outstanding under this Plan and (II) similar rights accrued under other employee stock purchase plans (within the meaning of Section 423 of the Code) of the Company or its Corporate Affiliates, would otherwise permit such Participant to purchase more than $25,000 worth of stock of the Company or any Corporate Affiliate (determined on the basis of the fair market value of such stock on the date or dates such rights are granted to the Participant) for each calendar year such rights are at any time outstanding.

     (b) For purposes of applying the accrual limitations of Section VIII(a), the right to acquire Stock pursuant to each purchase right outstanding under the Plan shall accrue as follows:

(i) The right to acquire Stock under each such purchase right shall accrue in a series of successive quarterly or semi-annual installments as and when the purchase right first becomes exercisable for each installment as provided in Section IV(c).

(ii) No right to acquire Stock under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire $25,000 worth of Stock (determined on the basis of the fair market value on the date or dates of grant) pursuant to that purchase right or one or more other purchase rights which may have been held by the Participant during such calendar year.

(iii) If by reason of the Section VIII(a) limitations, the Participant’s outstanding purchase right does not accrue for a particular purchase date of any purchase period, then the payroll deductions which the Participant made during that quarterly or semi-annual period with respect to such purchase right shall be promptly refunded.

     (c) In the event there is any conflict between the provisions of this Article VIII and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Article VIII shall be controlling.

IX. STATUS OF PLAN UNDER FEDERAL TAX LAWS

     (a) The Plan is designed to qualify as an employee stock purchase plan under Section 423 of the Code. However, after the Effective Date, the Plan Administrator may, at its discretion, cease to administer the Plan as a qualified employee stock purchase plan under Code Section 423. Accordingly, share purchases effected under the Plan at any time after the Plan ceases to be administered as a qualified employee stock purchase plan under Code Section 423 (whether pursuant to purchase rights granted before or after the Plan ceases to be qualified) shall result in taxable income to each Participant equal to the excess of (i) the fair market value of the purchased shares on the purchase date over (ii) the purchase price paid for such shares.

8

     (b) To the extent required by law, the Company’s obligation to deliver shares to the Participant upon the exercise of any outstanding purchase right shall be subject to the Participant’s satisfaction of all applicable federal, state and local income and employment tax withholding requirements.

X. AMENDMENT AND TERMINATION

     (a) The Board may from time to time alter, amend, suspend or discontinue the Plan; provided, however, that no such action shall become effective prior to the exercise of outstanding purchase rights at the end of the quarterly or semi-annual period in which such action is authorized. To the extent necessary to comply with Code Section 423, the Company shall obtain stockholder approval in such a manner and to such a degree as required.

     (b) The Company shall have the right, exercisable in the sole discretion of the Plan Administrator, to terminate the Plan immediately following the end of a quarterly or semi-annual purchase date. Should the Company elect to exercise such right, then the Plan shall terminate in its entirety, and no further purchase rights shall thereafter be granted, and no further payroll deductions shall thereafter be collected, under the Plan.

XI. GENERAL PROVISIONS

     (a) The Plan shall terminate upon the earlier of (i) August 1, 2008 or (ii) the date on which all shares available for issuance under the Plan shall have been sold pursuant to purchase rights exercised under the Plan.

     (b) All costs and expenses incurred in the administration of the Plan shall be paid by the Company.

     (c) Neither the action of the Company in establishing the Plan, nor any action taken under the Plan by the Plan Administrator, nor any provision of the Plan itself shall be construed so as to grant any person the right to remain in the employ of the Company or any of its Corporate Affiliates for any period of specific duration, and such person’s employment may be terminated at any time, with or without cause.

     (d) Governing Law. The Plan is to be construed in accordance with and governed by the internal laws of the State of California (as permitted by Section 1646.5 of the California Civil Code, or any similar successor provision) without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties, except to the extent the internal laws of the State of California are superseded by the laws of the United States. Should any provision of the Plan be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

9